   As filed with the Securities and Exchange Commission on May 14, 1999

                                                 Registration No. 333-65845
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                              AMENDMENT NO. 1

                                    TO
                                    Form S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                             INTELLISYS GROUP, INC.
             (Exact name of Registrant as specified in its charter)
                                    DELAWARE
         (State or other jurisdiction of Incorporation or Organization)
                                      5099
            (Primary Standard Industrial Classification Code Number)
                                   77-0376647
                    (I.R.S. Employer Identification Number)
                              140 East Dana Street
                        Mountain View, California 94041
                                 (800) 828-6464
  (Address, including zip code, and telephone number of Registrant's principal executive offices)

                                ----------------

                                Donald J. Esters

                                 Chairman
                             Intellisys Group, Inc.
                              140 East Dana Street
                        Mountain View, California 94041
                                 (800) 828-6464
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   Copies to:
         Jeffrey T. Pero, Esq.                   Karen E. Bertero, Esq.
         Karen E. Eberle, Esq.                   Hilary J. Hatch, Esq.
            Latham & Watkins                  Gibson, Dunn & Crutcher LLP
   505 Montgomery Street, 19th floor              333 South Grand Ave.
    San Francisco, California 94111              Los Angeles, CA 90071
             (415) 391-0600                          (213) 229-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                ----------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+amended. These securities may not be sold until the related registration + +statement filed with the Securities and Exchange Commission or any applicable + +state securities commission becomes effective. This prospectus is not an + +offer to sell nor is it seeking an offer to buy these securities in any state +
+where the offer or sale is not permitted.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 14, 1999

PROSPECTUS
--------

                         [INTELLISYS GROUP, INC. LOGO]

                             Intellisys Group, Inc.

                        2,000,000 Shares of Common Stock

Intellisys Group, Inc. designs, installs and services custom integrated audio, video and data networking, conferencing and presentation systems. We also sell a wide range of multimedia networking, conferencing and presentation equipment.

This is an initial public offering of our common stock. We estimate that the initial public offering price will be between $9.00 and $11.00 per share. The offering price may not reflect the market price of our shares after the offering.

We have applied for approval for quotation of the common stock on the Nasdaq National Market under the symbol "ISGP."

          Investing in the common stock involves material risks.

                  See "Risk Factors" beginning on page 8.

                                                                 Per Share Total
--------------------------------------------------------------------------------
Public Offering Price........................................... $         $
--------------------------------------------------------------------------------
Underwriting Discounts and Commissions.......................... $         $
--------------------------------------------------------------------------------
Proceeds, Before Expenses, to Intellisys Group, Inc............. $         $
--------------------------------------------------------------------------------

The underwriters have a 45-day option to purchase up to 300,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Wedbush Morgan Securities Inc.

            First Security Van Kasper

                                            H.C. Wainwright & Company, Inc.

                The date of this prospectus is      , 1999.

                              [INSIDE FRONT COVER]

Artwork:

[Photograph of network operations center, including work stations and rear-projection screens.]

Captions:

Network Operations Center

  For network operations and call centers, Intellisys Group designs and installs integrated audiovisual systems that include a network to integrate a client's computers with servers and rear-projection computer screens that allow the entire communications system to be monitored. The rear projection screens and television monitors create a visual display wall that provides operations personnel with easy access to relevant information.

Artwork:

[Photograph of mobile services operation center, showing work stations and large screen display monitors.]

Captions:

Telecommunications Operations Center

  To monitor telephone and data networks, Intellisys Group designs and installs rear-projection screens, supporting television displays and a network of computer stations. When alarm conditions occur in the network, the relevant information is displayed on a large screen to facilitate appropriate action by the center's personnel.

Artwork:

[Photograph showing corporate boardroom.]

Captions:

Corporate Boardroom

  Intellisys Group designs and installs multimedia systems in corporate boardrooms. These systems allow the client to change the room quickly and easily from a conference room to a presentation environment by lowering the projector and screen and automatically activating the window shades. Audiovisual systems also include high-fidelity stereo playback and an audio conference system built into the conference table.

Artwork:

[Photograph showing presentation auditorium.]

Captions:

Presentation Auditorium

  For corporate management and annual stockholders' meetings, Intellisys Group designs and installs large image, rear-projected visual display systems and broadcast-quality television recording systems. An auditorium's lectern may contain a sophisticated remote control system providing each presenter with simple, easy-to-use access to multimedia presentation materials.

Artwork:

[Photograph showing Visionarium wraparound screen (with "Visionarium" artwork) and computer stations.]

Captions:

Virtual Reality Theater

  For total immersion theaters, Intellisys Group designs and installs complete video, sound and control systems. Three overlapping images are projected on a 120(degrees) wraparound screen to give viewers a virtual reality experience.

Artwork:

[Photograph showing corporate demonstration room, including work stations, large format display screen and work stations.]

Captions:

Corporate Demonstration Center

  Intellisys Group provides the presentation systems for corporate demonstration and executive briefing centers. These systems feature high resolution large screen displays that are designed to replicate information shown on local computer monitors. The rooms allow clients to demonstrate a variety of computing solutions to potential customers.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus, including "Risk Factors" beginning on page 8, carefully.

                                  The Company

  We design, engineer, install and service the following integrated multimedia communications systems for business, education and government clients:

  . Presentation systems. We create systems for presentation of graphics, video and computer data that allow participants to access and exchange information in an interactive setting. These systems typically use networks to integrate a client's computers with large screen display equipment, microphones, soundtrack/stereo playback equipment and remote controls. Our clients use these systems for meetings, training, education, and sales and marketing presentations in facilities such as:

    . board rooms,

    . auditoriums,

    . conference centers,

    . customer briefing and demonstration centers,

    . classrooms,

    . council chambers,

    . public assembly areas, and

    . command and control centers.

  . Performance systems. We create audio and video systems for theatrical, performing arts, sports and entertainment venues. These systems may include networks to integrate a client's computers with performance sound systems, stadium-size video displays, special sound and visual effects, wide-screen motion picture film systems, animated displays, automated theatrical operations, and broadcast and closed-circuit television systems. We have completed performance systems for:

    . museums,

    . themed urban entertainment centers,

    . children's interactive playspaces, and

    . high-end retail displays.

  . Production systems. We combine video cameras and recorders, graphics design, post-production and distribution equipment into our multimedia systems for independent video producers, post-production companies and internal corporate, government and educational communications departments. We design and install systems with which video producers can create their projects from start to finish in a variety of formats, including videotape, CD-ROM, digital video disk (DVD), intranet or internet applications.

  . Conferencing systems. We develop conferencing systems that allow real-time exchange of audio, video and computer information among multiple locations. These systems range from simple desktop systems to integrated conference room systems to complex business television and distance learning applications. Our clients use these systems for document and data sharing, business negotiations, planning and design collaborations, and marketing and sales presentations.

  . Distributed media systems. We design and install distributed media systems that deliver audio and video information across television and data networks. Our distributed media systems include a media library in which all of the client's equipment and educational content, whether in video or electronic format, is located at a central "hub." Instructors or presenters at various sites can review a catalog of programs in the media library and select programs to present at their locations at a chosen time.

  . Portable systems. Our portable systems team provides consulting and purchasing services with respect to small-format computer and video presentation technology, including monitors and projectors, VCRs, speakerphones, carts and cables.

  We also:

  . provide post-installation maintenance, repair and support services,

  . provide full-time on-site support personnel for clients' multimedia communication systems, and

  . sell a wide range of presentation, conferencing and networking equipment, such as projectors, monitors, speakerphones, carts and cables.

  We have completed integrated multimedia communications systems for approximately 1,500 clients since January 1996, including Cisco Systems, Sun Microsystems, 3Com, Netscape, Compaq, Hewlett Packard, University of California, Burlington Northern Railroad and American Airlines.

  We believe that, based on revenue, we are one of the largest companies in the highly fragmented multimedia presentation and communication services industry. We generated revenue of aproximately $71.0 million for the year ended
December 31, 1998, a 71% increase over 1997 revenue of approximately
$41.5 million. We generated operating income of approximately $2.3 million for the year ended December 31, 1998, a 35% increase over 1997 operating income of approximately $1.7 million. Since June 1, 1998, we have completed five acquisitions which enhance our ability to provide additional products and services and to increase our market share and geographic presence. We recently entered into an agreement to acquire an additional business. For more information, see "Business--Recent and Potential Acquisitions" and "Pro Forma Consolidated Financial Data."

                                    Strategy

  Our goal is to enhance our market position in the multimedia presentation and communication services industry. Our strategy to achieve this goal consists of the following key elements:

  . serve as a national single source provider of multimedia communication solutions for our clients,

  . stimulate internal growth and open offices in new geographic markets,

  . make strategic acquisitions,

  . develop and maintain strong supplier relationships, and

  . focus on employee professional development.

For more information, see "Business--Strategy."

  Our predecessor, Educational Industrial Sales, Inc., was incorporated in California in 1976. In October 1998, we changed our name from Electronic Integrated Solutions to Intellisys Group, Inc. Our executive offices are located at 140 East Dana Street, Mountain View, California 94041. Our telephone number is (800) 828-6464.

  Unless we indicate otherwise, we have adjusted all information in this prospectus to reflect our reincorporation in Delaware in October 1998 and the mergers of our former wholly owned subsidiaries, Educational Industrial Sales, Inc. and Alford Media Sales, Inc., into Intellisys Group, Inc. In the reincorporation, we converted our issued and outstanding common stock into 3,997,156 shares of Delaware common stock on a 4.04655-for-one basis. Also, unless we indicate otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

                                  The Offering

 Common stock offered......................... 2,000,000 shares
 Common stock outstanding after the offering.. 6,073,821 shares
 Use of proceeds.............................. We will use the net proceeds from the offering to reduce
                                               outstanding borrowings under our
                                               credit facility, to repay
                                               outstanding promissory notes,
                                               certain of which are payable to
                                               our officers, to fund possible
                                               future acquisitions and for
                                               working capital. See "Use of
                                               Proceeds."
 Dividend policy.............................. We intend to retain all future earnings to fund the development
                                               and growth of our business.
                                               Therefore, at this time we do
                                               not anticipate paying cash
                                               dividends. See "Dividend
                                               Policy."
 Proposed Nasdaq National Market symbol....... ISGP

  The shares of common stock outstanding after the offering are stated as of May 10, 1999 and include 72,619 shares of common stock that we expect to issue immediately following this offering upon automatic conversion of subordinated convertible promissory notes issued in connection with an acquisition. The shares of common stock outstanding after the offering exclude:


  . 519,678 shares of common stock subject to outstanding stock options granted under stock option agreements and our equity participation plan;

  . 1,508,000 shares of common stock issuable upon conversion, under certain circumstances, of outstanding shares of preferred stock;

  . 100,000 shares of common stock issuable upon exercise of warrants we will issue to the representatives of the underwriters in connection with this offering; and

  . 47,140 shares of common stock issuable upon exercise of additional outstanding warrants.

                   Summary Consolidated Financial Information

  The pro forma information for the year ended December 31, 1998 set forth below gives effect to our acquisitions of Digital Networks Corporation, B. Higginbotham Enterprises, Inc., Alford Media Sales, Inc., Aurora Visual Systems, Proline Industries, Inc., our potential acquisition of Pro Line Video, Inc. and the issuance of our Series A preferred stock in the case of the statement of income as if the acquisitions had been completed and the Series A preferred stock had been issued as of January 1, 1998 and in the case of the balance sheet as if the acquisitions had occurred and the Series A preferred stock had been issued on December 31, 1998. Pro forma net loss reflects amortization of intangibles associated with the acquisitions of $931,000 related to the acquisitions. Pro forma loss per share reflects $1.1 million of accretion to redemption value on the Series A preferred stock.

  The pro forma as adjusted information set forth below is further adjusted to reflect the sale of 2,000,000 shares of common stock at an estimated price of $10 per share and the application of the estimated net proceeds from this offering as described in this prospectus as if these events had occurred on December 31, 1998. See "Use of Proceeds" and "Capitalization" for more information.

                                                  Year Ended December 31,
                                             ----------------------------------
                                                                      Pro Forma
                                              1996    1997    1998      1998
                                             ------- ------- -------  ---------
                                              (in thousands, except per share
                                                           data)
Statement of Income Data:
Sales and contract revenue.................  $30,557 $41,535 $70,968  $120,340
Gross profit...............................    7,521  11,339  19,369    32,293
Operating income...........................      562   1,667   2,255     2,554
Net income (loss)..........................      195     793     965      (212)
Accretion to redemption value on Series A
 preferred stock...........................      --      --      (93)   (1,116)
Net income (loss) available to common
 stockhoders...............................      195     793     872    (1,328)
Earnings (loss) per share available to com-
 mon stockholders:
 Basic.....................................     0.05    0.21    0.22     (0.34)
 Diluted...................................     0.05    0.20    0.15     (0.34)
Shares used in computing earnings (loss)
 per share available to common stockhold-
 ers:
 Basic.....................................    3,833   3,833   3,943     3,943
 Diluted...................................    3,970   3,988   5,680     5,680

                                                  December 31,
                                  ---------------------------------------------
                                                                       1998
                                                            1998     Pro Forma
                                   1996    1997    1998   Pro Forma as Adjusted
                                  ------- ------- ------- --------- -----------
                                                 (in thousands)
Balance Sheet Data:
Working capital (deficit)........ $ 1,414 $ 2,095 $   367  $  (237)   $17,513
Total assets.....................  11,888  15,257  53,401   55,421     62,671
Lines of credit..................   4,399   4,845  18,672   18,742      8,742
Long-term debt...................     434     346   2,363    3,479      2,979
Redeemable preferred stock.......     --      --    9,431    9,431      9,431
Stockholders' equity.............   2,510   3,303   5,370    5,370     23,120

                                  RISK FACTORS

  You should consider the following factors carefully before deciding to purchase common stock. This prospectus contains forward-looking statements. These statements include words such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate" or similar words. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary materially from those discussed in the forward-looking statements. We discuss material risks and uncertainties that might cause such a difference below and elsewhere in this prospectus.

We May Be Unable to Manage and Sustain Growth, Which Could Strain Our Resources

  We have experienced rapid growth recently, in part due to our acquisition of five businesses since June 1, 1998. This rapid growth may place a significant strain on our resources. In order to continue to grow, we must, among other things:

  . increase the amount of business we obtain from existing clients;

  . develop new clients;

  . continue to open offices in new geographic markets;

  . expand the range of integrated systems, equipment and support services we offer to our clients;

  . acquire complementary businesses in new and existing markets; and

  . retain key employees and recruit and train new employees.

  Until recently, most of our clients and operations have been located in the San Francisco bay area. Through our recent acquisitions and by opening new offices, we have expanded into other areas of the western and southwestern United States. We plan to expand into additional geographic regions and markets. We may not be successful in new geographic regions or markets. In addition, we cannot guarantee that:

  . we will be able to expand our business with current clients;

  . we will be able to develop new clients;

  . we will have adequate financial and other resources to open new offices or enter new markets;

  . any new offices will perform in a satisfactory manner;

  . we will be able to develop and offer new integrated systems, equipment and support services, or that any new integrated systems, equipment and support systems will be successful;

  . we will be able to identify and finance appropriate future acquisitions on favorable terms, or at all;

  . we will be able to retain key employees or hire new employees; or

  . any future business we may develop or acquire will perform in a satisfactory manner.

  As a result, we cannot assure you that we will be able to expand our business or manage any future growth effectively and profitably.

Our Success Will Depend in Part on Our Ability to Retain and Hire Key Personnel

  Our future success will depend in part upon the continued service of our key technical, marketing and management personnel, including our Chairman, Donald
J. Esters. We will need to attract and retain qualified employees, particularly technical personnel such as design and systems integration engineers and service technicians. The competition for qualified personnel is intense. Consequently, we may not be able to retain key employees or attract additional qualified personnel. In addition, as a result of recent turnover in our management team, we are currently in the midst of recruiting a Chief Financial Office and a Controller. Mr. Esters is currently serving as Chief Financial Officer. Competition for individuals with proven skills in finance and accounting is intense. We may not be able to retain key employees or attract additional qualified personnel.

  Intellisys Group is the beneficiary of a key man insurance policy on the life of Mr. Esters in the amount of $2,000,000.

We May Be Unable to Transition to New Management Information Systems Smoothly, Which May Adversely Affect Our Results of Operations

  Our success depends in part on the accuracy and reliability of the computer software programs and operating systems we use in our business and the information generated by these systems. Recently, we have begun to replace and upgrade our management information systems. We expect to complete this process substantially in the third quarter of 1999. We have experienced operational and training problems with the transition to our new management information systems and we may continue to experience these problems. We cannot assure you that we will be able to accomplish the transition without disrupting our business, delaying the integration of newly acquired businesses, incurring higher costs than expected or adversely affecting our results of operations.

We May Be Unable to Integrate Recent and Future Acquisitions, and Businesses We Acquire May Not Perform Favorably

  Since June 1, 1998, we have acquired five businesses. We are currently pursuing additional acquisitions and recently entered into an agreement to acquire another business. We may not be able to integrate our recent or any future acquisitions successfully with existing operations without substantial costs, delays or other problems. As we integrate acquired businesses, key employees of the acquired companies could resign and management's attention could be diverted from the conduct of our ongoing business. We may not be able to implement operational improvements in, or exploit potential synergies with, acquired businesses. Any of these factors could materially and adversely affect our operating results and financial condition. In addition, businesses we acquire may not perform as well as we may expect and could be adversely affected by unforeseen liabilities, business conditions or market conditions.

We May Be Unable to Expand Our Business By Making Additional Acquisitions

  We intend to pursue opportunities to expand our business through the acquisition of selected companies in targeted geographic markets. We expect to finance future acquisitions with proceeds from this offering, cash proceeds of borrowings from third parties or the issuance of our common stock, promissory notes or other securities. We cannot guarantee, however, that:

  . we will be able to identify appropriate acquisition candidates or negotiate acquisitions on favorable terms;

  . we will be able to obtain the financing necessary to complete future acquisitions; or

  . the issuance of our common stock or other securities in connection with any future acquisition will not result in a substantial dilution in the ownership interests of holders of our common stock.

Our Clients and the Identities of Our Top Clients Change from Period to Period; We May Be Unable to Retain or Replace Key Clients

  Our clients and the identities of our top 10 clients change from period to period as we complete our contracts with them. If we fail to replace the completed contracts with new contracts of similar size, our revenue and profits will be adversely affected.

Our Industry is Highly Competitive, and We May Be Unable to Compete Effectively

  The multimedia presentation and communication services industry is highly competitive and highly fragmented. Some of our competitors have national, full service businesses and greater capabilities and financial resources than ours. In addition, non-traditional competitors who offer more mature and sophisticated products and services, such as telecommunications and computing companies and utilities, have begun to compete with us by adding multimedia presentation and communication services and products to their existing technology products and services.

  We believe that the multimedia presentation and communication services industry will become more consolidated in the future and, as a result, may become more competitive. We could be adversely affected if existing competitors expand their integrated systems businesses, if new competitors enter the industry or if our clients or potential clients choose to service their multimedia presentation and communication needs internally.

We Depend on a Limited Number of Suppliers; Our Supply May Be Interrupted If We Are Unable to Maintain Our Relationships with Current Suppliers or Develop New Supplier Relationships

  We rely on outside vendors to supply the components we sell to our clients. Our future success will depend, in part, on our ability to maintain favorable pricing, product availability and other supply terms with our current suppliers and to develop relationships with new suppliers. We cannot assure you that we will be able to maintain our favorable relationships with current suppliers or develop new supplier relationships. We do not maintain an inventory large enough to protect us against an interruption of supply, particularly if we were required to obtain new products or products from alternative sources. In 1998, 36.9% of our revenue was derived from our sale of products supplied by our 10 largest suppliers. Approximately 10.1% of our revenue in 1998 was derived from our sale of products supplied by InFocus, a manufacturer of portable presentation equipment.

Our Future Quarterly Operating Results May Fluctuate and May Fail to Meet or Exceed the Expectations of Securities Analysts or Investors

  We may experience quarter-to-quarter fluctuations in our results of operations as a result of a variety of factors, including:

  . our success in replacing completed contracts with new contracts of similar size;

  . changes in the mix of revenue between integrated systems and portable equipment that result in changes in profit margins;

  . the size and timing of acquisitions, expenses incurred in connection with those acquisitions and the integration of acquisitions into our business;

  . client demand for our systems and equipment;

  . the timing and cost of adding new personnel;

  . competitive conditions; and

  . general economic conditions.

  In reviewing our results of operations, you should not place undue emphasis on quarter-to-quarter comparisons. Our results in any quarter may not be indicative of the results we may achieve in any subsequent quarter or for the full year. Quarterly fluctuations in operating results may result in volatility in the market price of our common stock. If our results of operations for any quarter are less favorable than the results expected, the trading price of the common stock would likely be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Results of Operations."

We Could Be Adversely Affected By a Recession in the Computer Industry and Other Adverse Economic Conditions

  We generate our revenue in large part from clients in the computer hardware and software industry and other businesses that are cyclical in nature and subject to changes in national, regional and industry economic conditions. We could be adversely affected by any national, regional or industry economic downturn, particularly by a recession in the computer hardware and software industry, that results in decreased spending on multimedia presentation and communication systems, equipment and support services.

We Will Need to Continue to Respond Quickly and Effectively to Rapid Technological Change

  Rapid technological change, including the frequent introduction of new products, product obsolescence and changing client needs, characterizes our industry. In order to succeed in the future, we will need to continue to:

  . track industry developments and trends;

  . identify new products in a variety of communication media;

  . offer a wide range of products to clients;

  . integrate new technologies; and

  . respond to changing client requirements.

  We cannot assure you that rapid technological changes will continue to occur or that, if they do, we will respond to them successfully.

Certain Stockholders Own a Significant Percentage of Our Stock and Will Be Able to Exercise Significant Influence Over Intellisys Group

  Immediately following the offering, Donald J. Esters, our Chairman of the board of directors, will beneficially own approximately 37.7% of our outstanding common stock and 30.2% of the voting power. Accordingly, Mr. Esters will be able to influence significantly any stockholder vote, including any vote on the election of directors. Mr. Esters' interests could conflict with the interests of our other stockholders.

  In addition, two affiliated stockholders own all 1,508,000 shares of our Series A preferred stock. These stockholders have the right to one vote for each share of common stock into which their shares of Series A preferred stock may be converted for all matters submitted to a stockholder vote. The Series A preferred stock converts into common stock as set forth in "Description of Capital Stock--Series A Preferred Stock." The holders of Series A preferred stock have the right to elect one director voting as a separate class, and to elect the remaining directors voting together as a single class with the holders of our common stock. Accordingly, the holders of the Series A preferred stock will be able to influence significantly any stockholder vote, including any vote on the election of directors. The interests of the holders of our Series A preferred stock may conflict with the interests of our other stockholders.

Holders of Series A Preferred Stock Have the Right to Approve a Number of Actions We May Want to Take

  In addition to having the right to vote on an as-converted basis with the holders of our common stock on all matters submitted for stockholder approval, the holders of our Series A preferred stock have the right, voting as a separate class, to approve a number of actions we may propose to take. The holders of the Series A preferred stock have the right to approve any of the following:

  . our effecting an acquisition or declaring or paying any dividends on our capital stock or repurchasing any of our capital stock;

  . our making or permitting any of our subsidiaries to make loans or advances in an aggregate amount outstanding in excess of $250,000, except loans or advances to employees in the ordinary course of business;

  . our owning or permitting any of our subsidiaries to own any stock or other securities of any person in which Donald Esters, any of our officers or directors or any person affiliated or related to Mr. Esters or those other persons holds, directly or indirectly, any interest;

  . our paying any cash compensation to our six most highly compensated employees in excess of an aggregate of $1,500,000 per year;

  . our approving or making capital expenditures in any year in excess of $2,500,000, subject to increase each fiscal year based on a percentage increase in our revenues in the fiscal year compared to our revenues for the prior fiscal year;

  . our incurring indebtedness, entering into any loan agreement or otherwise pledging, hypothecating or mortgaging our assets or stock or otherwise guaranteeing any indebtedness, subject to specific exceptions; or

  . our doing anything which would result in taxation of the holders of Series A preferred stock under Section 305 of the Internal Revenue Code of 1986, as amended.

  As a result, we will not be able to take any of these actions without the approval of the holders of a majority of the outstanding shares of Series A preferred stock. This may adversely affect our ability to conduct our business and to attract and retain our employees. The holders of the Series A preferred stock also have approval rights with respect to matters affecting the Series A preferred stock.

Our Failure or the Failure of Third Parties to Be Year 2000 Compliant Could Negatively Impact Our Business

  We have evaluated our software programs, such as engineering and design programs, and we believe that these programs are year 2000 compliant. We are in the process of replacing and upgrading our management information systems with new software that is designed to be year 2000 compliant. However, we cannot assure you that our new software contains all necessary data code changes. We presently believe that, upon completion of successful system conversions, our critical systems will be year 2000 compliant by December 31, 1999. If we are unable to accomplish our system conversions before 2000 or if our new software is not year 2000 compliant, we may experience delays in product delivery, invoicing errors and possible collection difficulties. We may be required to shift portions of our daily operations to manual processes, causing time delays in our operations and increased processing costs. In addition, we may not be able to provide customers with timely and pertinent information regarding their orders or shipments. This may negatively affect customer relations and potentially lead to the loss of customers. We are unable to estimate the potential financial impact of these scenarios.

  Certain products we sell may be affected by year 2000 issues. We are in the process of obtaining information from our suppliers, clients and other third parties upon whom we rely regarding their compliance with year 2000 issues. The failure of these parties to remediate their year 2000 issues could result in disruptions in our ability to obtain products we use to build our systems or other problems related to our daily operations. At this time, we cannot assure you that:

  . we will accomplish our transition to new software before 2000;

  . all of our systems will be year 2000 compliant by 2000;

  . the products or systems we have sold to clients are year 2000 compliant;

  . we will not encounter year 2000 compliance issues in any business that we acquire; or

  . any failure on our part or on the part of our clients, suppliers or other third parties upon whom we rely to achieve full year 2000 systems compliance will not adversely affect us.

  We are currently working on a contingency plan for critical aspects of our year 2000 issues. We expect to complete this plan by the end of the second quarter of 1999. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

The Price of Our Common Stock May Decline Due to Shares Eligible for Future
Sale

  Sales of a large number of shares of common stock in the market after the offering or the perception that sales may occur could cause the market price of our common stock to drop. 6,073,821 shares of common stock will be outstanding immediately after the offering, including 72,619 shares of common stock that we expect to issue upon the automatic conversion of convertible promissory notes issued in connection with an acquisition. In addition, 1,508,000 shares of our Series A preferred stock are outstanding. The Series A preferred stock converts into common stock as set forth in "Description of Capital Stock--Series A Preferred Stock." The 2,000,000 shares sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable, except for shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. Of the remaining shares, 3,604,381 shares are subject to lock-up agreements in which the holders of the shares have agreed not to sell any shares for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. The shares not subject to lock-up agreements are "restricted securities" as defined in Rule 144 under the Securities Act. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or another exemption under the Securities Act. For more information, see "Shares Eligible for Future Sale."

You Will Incur Immediate and Substantial Dilution

  We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. Therefore, you will incur immediate and substantial dilution in pro forma net tangible book value of $7.14 per share, assuming an initial public offering price of $10.00 per share. You may incur additional dilution if holders of stock options exercise their options or if holders of warrants exercise their warrants to purchase common stock. For more information, see "Dilution."


Our Certificate of Incorporation and Bylaws Contain Provisions That Could Delay or Prevent a Change in Control of Intellisys Group

  Certain provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of Intellisys Group, even if a change in control would be beneficial to stockholders. These provisions include a staggered board of directors, supermajority voting requirements for business combinations, a requirement that stockholders act at meetings rather than by written consent and the authority of our board of directors to issue, without stockholder approval, preferred stock with terms set by the board of directors. For more information, see "Description of Capital Stock."

                                USE OF PROCEEDS

  We estimate that our net proceeds from the sale of common stock in this offering will be approximately $17.8 million, based upon an assumed offering price per share of $10 and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We expect to use approximately $12.4 million of the estimated net proceeds to:

  . reduce by approximately $10.0 million outstanding indebtedness under our $22.0 million secured credit facility with Fleet Business Credit Corporation. The $10.0 million will first be applied to pay down amounts outstanding under the $5.0 million overadvance and $2.0 million overline portions of the credit facility. Maximum availability under our credit facility will be reduced to $20.0 million upon completion of this offering. Borrowings under the credit facility bear interest at rates of 0.50% over the prime rate or 3.25% over the Euro-Rate, depending on the type and amount of the loans. The overadvance and overline portions of the credit facility terminate on July 15, 1999. The $20.0 million credit facility matures on September 3, 2000 and automatically extends for successive one-year periods, unless terminated by either party;

  . repay outstanding indebtedness in the amount of $500,000 under a subordinated promissory note that is due and payable immediately following this offering. The subordinated promissory note bears interest at the reference rate publicly announced by Wells Fargo Bank or its successor from time to time;

  . repay outstanding principal and interest in the amount of approximately
    $1.0 million under a subordinated promissory note payable to an officer of Intellisys Group. The note is due in full on or before September 30, 1999 and bears interest at the prime rate publicly announced by First Union National Bank or its successor from time to time; and

  . repay outstanding principal and interest in the amount of $927,000 under four subordinated promissory notes that are due and payable to an officer of Intellisys Group on demand. The promissory notes bear interest at the prime or reference rate publicly announced by Wells Fargo Bank or its successor from time to time.

  We expect to use the remainder of the net proceeds to fund possible future acquisitions and for working capital. Pending application of the net proceeds as described above, the net proceeds of the offering will be invested in interest-bearing or dividend-bearing investment grade securities.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  We continue to evaluate potential acquisitions and engage in discussions with several potential acquisition candidates. On March 17, 1999, we entered into an agreement to acquire all of the outstanding capital stock of Pro Line Video, Inc. for approximately $70,000 in cash and subordinated promissory notes in the aggregate principal amount of approximately $465,000. The promissory notes will bear interest at the reference rate publicly announced by Wells Fargo Bank on January 1, 1999. Pro Line Video is a multimedia system design, installation and service business with offices in Austin, Texas and San Antonio, Texas. We are not currently a party to any other binding agreements or commitments with respect to any future acquisitions. We cannot assure that we will be able to consummate any future acquisitions, including the Pro Line Video acquisition, on terms favorable to us, or at all.

                                DIVIDEND POLICY

  We presently anticipate that we will retain all of our future earnings to finance the expansion of our business and provide working capital. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future. In addition, certain of our debt instruments contain covenants that restrict our ability to declare dividends. We have not paid any dividends on our common stock in the past. Our board of directors has the discretion to determine whether to declare or pay dividends in the future, and any determination will be based upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors the board of directors deems relevant.

                                 CAPITALIZATION

  The following table sets forth our capitalization:

    .on an actual basis as of December 31, 1998;

    .on a pro forma basis to reflect our potential acquisition of Pro Line Video, Inc.; and

    . on a pro forma as adjusted basis to give effect to our sale of 2,000,000 shares of common stock in this offering at an assumed offering price of $10 per share and the application of the estimated net proceeds therefrom after deducting estimated underwriting discounts and commissions and estimated offering expenses as if the offering had occurred as of December 31, 1998.

You should read this table in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Pro Forma Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                        December 31, 1998
                                                  -----------------------------
                                                                     Pro Forma
                                                  Actual  Pro Forma as Adjusted
                                                  ------- --------- -----------
                                                     (dollars in thousands)
Long-term debt................................... $ 2,363  $ 3,479    $ 2,979
Series A convertible redeemable preferred stock;
 $.01 par value;
 1,508,000 shares authorized, issued and
 outstanding (entitled in liquidation to $10,000
 plus a 10% annual rate of return)...............   9,431    9,431      9,431
Stockholders' equity:
 Preferred stock; 10,000,000 shares authorized;
  1,508,000 shares issued and outstanding........
 Common stock, $.01 par value; 30,000,000 shares
  authorized; 3,997,156 shares outstanding actual
  and pro forma; and 5,997,156 shares outstanding
  pro forma as adjusted(1).......................      40       40         60
 Additional paid-in capital......................   2,410    2,410     20,140
 Retained earnings...............................   2,920    2,920      2,920
                                                  -------  -------    -------
Total stockholders' equity.......................   5,370    5,370     23,120
                                                  -------  -------    -------
Total capitalization............................. $17,164  $18,280    $35,530
                                                  =======  =======    =======

--------

(1) Excludes:

  . 72,619 shares of common stock to be issued immediately following this offering upon automatic conversion of subordinated convertible promissory notes;

  . 519,678 shares of common stock subject to outstanding stock options granted under stock option agreements and our equity participation plan;

  . 100,000 shares of common stock issuable upon exercise of warrants we will issue to the representatives of the underwriters in connection with this offering; and

  . 47,140 shares of common stock issuable upon exercise of additional outstanding warrants.

                                    DILUTION

  As of December 31, 1998, the net tangible book value of Intellisys Group on a pro forma basis, after giving effect to our potential acquisition of Pro Line Video, Inc., was approximately $4.1 million, or $.74 per share of common stock outstanding. See "Pro Forma Consolidated Financial Data." Pro forma net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of common stock outstanding before the offering. After giving effect to the potential acquisition of Pro Line Video, our sale of shares of common stock in this offering, the application of the net proceeds from this offering as described in "Use of Proceeds" and the automatic conversion of convertible promissory notes into 72,619 shares of common stock immediately following this offering, our pro forma net tangible book value at December 31, 1998 would have been $21.7 million, or $2.86 per share. This represents an immediate increase in net tangible book value of $2.12 per share to existing stockholders and an immediate dilution of $7.14 per share to new stockholders purchasing shares at the assumed initial public offering price of $10 per share. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............        $10.00
   Pro forma net tangible book value per share as of December 31,
    1998.........................................................  $ .74
   Increase in pro forma net tangible book value per share
    attributable to new investors................................   2.12
                                                                   -----
   As adjusted pro forma net tangible book value per share after
    the offering.................................................          2.86
                                                                         ------
   Dilution per share to new investors...........................        $ 7.14
                                                                         ======

  The following table summarizes, as of December 31, 1998, the relative investments of all existing stockholders and new investors, after giving effect to our potential acquisition of Pro Line Video, the sale of common stock in this offering at an assumed initial public offering price of $10 per share and the automatic conversion of convertible promissory notes into 72,619 shares of common stock immediately following this offering:

                            Shares Purchased  Total Consideration
                            ----------------- -------------------
                                                                  Average Price
                             Number   Percent   Amount    Percent   per Share
                            --------- ------- ----------- ------- -------------
Existing stockholders(1):
 Shares of common stock
  sold prior to December
  31, 1998................. 3,997,156   52.7% $ 2,311,000    7.1%     $0.58
 Shares of Series A pre-
  ferred stock............. 1,508,000   19.9   10,000,000   30.4       6.63
 Shares issued upon conver-
  sion of notes............    72,619    1.0      537,000    1.6       7.40
New investors.............. 2,000,000   26.4   20,000,000   60.9      10.00
                            ---------  -----  -----------  -----
  Total.................... 7,577,775  100.0% $32,848,000  100.0%
                            =========  =====  ===========  =====

--------

(1) Excludes:

  . 519,678 shares of common stock subject to outstanding stock options granted under stock option agreements and our equity participation plan;

  . 100,000 shares of common stock issuable upon exercise of warrants to be issued to representatives of the underwriters in connection with the offering; and

  . 47,140 shares of common stock issuable upon exercise of additional outstanding warrants.

  To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected data presented below under "Statement of Income Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the four-year period ended December 31, 1998 are derived from the consolidated financial statements of Intellisys Group, which financial statements have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1998 and December 31, 1997 and for each of the years in the three-year period ended December 31, 1998, are included elsewhere in this prospectus. The selected data presented below under the caption "Statement of Income Data" and "Balance Sheet Data" for the year ended December 31, 1994 are derived from the unaudited consolidated financial statements of Intellisys Group for the period from February 16 to December 31, 1994 and the unaudited combined financial statements of Intellisys Group and Educational Industrial Sales, Inc., a former wholly owned subsidiary of Intellisys Group, Inc. since February 16, 1994 and the predecessor business, for the period from January 1, 1994 through February 15, 1994. You should read the financial data shown below in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

  The pro forma data are unaudited and intended to present the effect of our acquisitions of Digital Networks Corporation, B. Higginbotham Enterprises, Inc., Alford Media Sales, Inc., Aurora Visual Systems, Proline Industries, Inc., our potential acquisition of Pro Line Video, Inc. and the issuance of our Series A preferred stock in the case of the statement of income as if the acquisitions had been completed and the Series A preferred stock had been issued as of January 1, 1998 and in the case of the balance sheet as if the acquisitions had occurred and the Series A preferred stock had been issued on December 31, 1998. The pro forma data should be read in conjunction with "Pro Forma Consolidated Financial Data" and the "Notes to Pro Forma Consolidated Financial Data" contained elsewhere in this prospectus. Pro forma net loss reflects amortization of intangibles associated with the acquisitions of $931,000 related to the acquisitions. Pro forma loss per share reflects $1.1 million of accretion to redemption value on the Series A preferred stock.

  The pro forma as adjusted data are further adjusted to reflect the sale of 2,000,000 shares of common stock at an assumed initial public offering price of $10 per share and the application of the estimated net proceeds from this offering as if these events had occurred on December 31, 1998. See "Use of Proceeds" and "Capitalization."

                                         Year Ended December 31,
                            --------------------------------------------------
                                                                       1998
                             1994    1995    1996    1997    1998    Pro Forma
                            ------- ------- ------- ------- -------  ---------
                                  (in thousands, except per share data)
Statement of Income Data:
Sales and contract
 revenue................... $16,412 $25,481 $30,557 $41,535 $70,968  $120,340
Cost of sales..............  11,916  17,860  23,036  30,196  51,599    88,047
                            ------- ------- ------- ------- -------  --------
  Gross profit.............   4,496   7,621   7,521  11,339  19,369    32,293
Selling, general and
 administrative expenses...   3,829   6,190   6,959   9,672  17,114    29,739
                            ------- ------- ------- ------- -------  --------
  Operating income.........     667   1,431     562   1,667   2,255     2,554
Interest expense, net......     135     247     269     351   1,048     2,342
Other income...............     --      --      --      --     (438)       (6)
                            ------- ------- ------- ------- -------  --------
  Income before income
   taxes...................     532   1,184     293   1,316   1,645       218
Income taxes...............      92     483      98     523     680      (430)
                            ------- ------- ------- ------- -------  --------
  Net income (loss)........     440     701     195     793     965      (212)
Accretion to redemption
 value on Series A pre-
 ferred stock..............     --      --      --      --      (93)   (1,116)
                            ------- ------- ------- ------- -------  --------
  Net income (loss) avail-
   able to common
   stockholders............ $   440 $   701 $   195 $   793 $   872  $ (1,328)
                            ======= ======= ======= ======= =======  ========
Earnings (loss) per share
 available to common
 stockholders:
  Basic....................   $0.12   $0.19   $0.05   $0.21   $0.22    $(0.34)
  Diluted..................   $0.11   $0.18   $0.05   $0.20   $0.15    $(0.34)
Shares used in computing
 earnings (loss) per share
 available to common
 stockholders:
  Basic....................   3,690   3,720   3,833   3,833   3,943     3,943
  Diluted..................   3,867   3,916   3,970   3,988   5,680     3,943

                                                December 31,
                         -----------------------------------------------------------
                                                                            1998
                                                                 1998     Pro Forma
                          1994   1995   1996    1997    1998   Pro Forma as Adjusted
                         ------ ------ ------- ------- ------- --------- -----------
                                               (in thousands)
Balance Sheet Data:
Working capital......... $1,234 $1,688 $ 1,414 $ 2,095 $   367  $  (237)   $17,513
Total assets............  6,145  8,007  11,888  15,257  53,401   55,421     62,671
Lines of credit.........  2,692  2,362   4,399   4,845  18,672   18,742      8,742
Long-term debt..........    299    273     434     346   2,363    3,479      2,979
Redeemable preferred
 stock..................    --     --      --      --    9,431    9,431      9,431
Stockholders' equity....  1,614  2,315   2,510   3,303   5,370    5,370     23,120

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following unaudited pro forma consolidated financial data for the year ended December 31, 1998 has been derived by the application of pro forma adjustments related to our recent acquisitions to the historical financial statements of Intellisys Group. The following unaudited pro forma consolidated statements of income for the year ended December 31, 1998 give effect to our recent acquisitions as well as our potential acquisition of Pro Line Video, Inc. as if they occurred as of January 1, 1998. The following unaudited pro forma as adjusted consolidated statements of income and balance sheet give effect to this offering and the application of the net proceeds therefrom as if these transactions had occurred at the beginning of the period or as of the date presented.

  The following unaudited pro forma consolidated financial data do not purport to represent what our results of operations or financial condition would have been had such transactions in fact occurred at the beginning of the period presented or to project our results of operations or financial position in or for any future period. The unaudited pro forma consolidated financial data should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus.

              Unaudited Pro Forma Consolidated Statement of Income

                   for the Year Ended December 31, 1998

                                            Proline                          Pro Forma               Offering
                             Higginbotham    (WA)     Other Recent Pro Line Adjustments     Pro     Adjustments   Pro Forma
                    Actual   1/1-5/30/98  1/1-12/8/98 Acquisitions  Video    (Note 1)      Forma     (Note 2)    as Adjusted
                    -------  ------------ ----------- ------------ -------- -----------   --------  -----------  -----------
                                                   (in thousands except per share data)
Sales and contract
 revenue..........  $70,968     $3,337      $28,315     $13,162     $4,558    $   --      $120,340     $ --       $120,340
Cost of sales.....   51,599      2,781       22,188       8,369      3,110        --        88,047       --         88,047
                    -------     ------      -------     -------     ------    -------     --------     -----      --------
 Gross profit.....   19,369        556        6,127       4,793      1,448        --        32,293       --         32,293
Selling, general
 and
 administrative
 expenses.........   17,114        624        5,634       3,406      2,030       (931)(a)   29,739       --         29,739
                    -------     ------      -------     -------     ------    -------     --------     -----      --------
 Operating income
  (loss)..........    2,255        (68)         493       1,387       (582)      (931)       2,554       --          2,554
Interest expense,
 net..............    1,048         27          318         173         55        721 (b)    2,342      (866)(a)     1,476
Other expense,
 net..............     (438)       --           (21)        465        (12)       --            (6)      --             (6)
                    -------     ------      -------     -------     ------    -------     --------     -----      --------
 Income (loss)
  before income
  taxes...........    1,645        (95)         196         749       (625)    (1,652)         218       866         1,084
Income taxes......      680        --           --          118        --        (368)(c)      430       346 (b)       776
                    -------     ------      -------     -------     ------    -------     --------     -----      --------
 Net income (loss)
  ................      965        (95)         196         631       (625)    (1,284)        (212)      520           308
Accretion to
 redemption value
 on Series A
 preferred stock..      (93)       --           --          --         --      (1,023)(d)   (1,116)      --         (1,116)
                    -------     ------      -------     -------     ------    -------     --------     -----      --------
 Net income (loss)
  available to
  common
  stockholders....  $   872     $  (95)     $   196     $   631     $ (625)   $(2,307)    $ (1,328)    $ 520      $   (808)
                    =======     ======      =======     =======     ======    =======     ========     =====      ========
Earnings (loss)
 per share
 available to
 common
 stockholders:
 Basic............    $0.22                                                                 $(0.34)                 $(0.16)
 Diluted..........    $0.15                                                                 $(0.34)                 $(0.16)
Shares used in
 computing earn-
 ings (loss) per
 share available
 to common stock-
 holders:
 Basic............    3,943                                                                  3,943                   4,993
 Diluted..........    5,680                                                                  3,943                   4,993

        See accompanying Notes to Pro Forma Consolidated Financial Data.

                 Unaudited Pro Forma Consolidated Balance Sheet

                          as of December 31, 1998

                                  Pro    Pro Forma             Offering
                                  Line  Adjustments           Adjustments  Pro Forma
                         Actual* Video+  (Note 3)   Pro Forma  (Note 4)   as Adjusted
                         ------- ------ ----------- --------- ----------- -----------
                                                (in thousands)
Assets:
Current assets:
 Cash..................  $ 1,998 $   47    $ --      $ 2,045   $  7,250     $ 9,295
 Receivables, net......   24,864    930      --       25,794        --       25,794
 Inventories...........    9,299    353      --        9,652        --        9,652
 Prepaid expenses and
  other current
  assets...............    1,929      7      --        1,936        --        1,936
                         ------- ------    -----     -------   --------     -------
  Total current
   assets..............   38,236  1,337      --       39,427      7,250      46,677
Property and equipment,
 net...................    3,896    500      --        4,396        --        4,396
Deferred income taxes..      146    --       --          146        --          146
Intangible and other
 assets................   11,269     65      118      11,452        --       11,452
                         ------- ------    -----     -------   --------     -------
  Total assets.........  $53,401 $1,902    $ 118     $55,421   $  7,250     $62,671
                         ======= ======    =====     =======   ========     =======
Liabilities and
 Stockholders' Equity:
Current liabilities:
 Bank lines of credit..  $18,672 $  --     $  70     $18,742   $(10,000)    $ 8,742
 Current portion of
  long-term debt.......    1,486    572      465       2,523      (500)       2,023
 Accounts payable and
  accrued expenses ....   16,046    818      --       16,864        --       16,864
 Income taxes payable..      218    --       --          218        --          218
 Deferred revenue......    1,301     16      --        1,317        --        1,317
                         ------- ------    -----     -------   --------     -------
  Total current
   liabilities.........   37,723  1,406      535      39,664    (10,500)     29,164
Long-term debt.........      877     79      --          956        --          956
                         ------- ------    -----     -------   --------     -------
  Total liabilities....   38,600  1,485      535      40,620    (10,500)     30,120
                         ------- ------    -----     -------   --------     -------
Redeemable preferred
 stock.................    9,431    --       --        9,431        --        9,431
Stockholders' equity:
 Common stock..........       40      1       (1)         40         20          60
 Additional paid-in
  capital..............    2,410     65      (65)      2,410     17,730      20,140
 Retained earnings.....    2,920    351     (351)      2,920        --        2,920
                         ------- ------    -----     -------   --------     -------
  Total stockholders'
   equity..............    5,370    417     (417)      5,370     17,750      23,120
                         ------- ------    -----     -------   --------     -------
    Total liabilities
     and stockholders'
     equity............  $53,401 $1,902    $ 118     $55,421   $  7,250     $62,671
                         ======= ======    =====     =======   ========     =======

--------

* Reflects the acquisitions of B. Higginbotham Enterprises, Inc., Alford Media Sales, Inc., Digital Networks Corporation, Proline Industries, Inc. and Aurora Visual Systems prior to December 31, 1998.

+ Represents the historical balance sheet of Pro Line Video, Inc., a potential acquisition, as of December 31, 1998.

        See accompanying Notes to Pro Forma Consolidated Financial Data

                 NOTES TO PRO FORMA CONSOLIDATED FINANCIAL DATA

General

  Following is a description of our recent acquisitions, which are reflected in the accompanying "Pro Forma Consolidated Financial Data":

  Effective June 1, 1998, we acquired all of the outstanding stock of B. Higginbotham Enterprises, Inc. We accounted for this acquisition as a purchase. A summary of the purchase price and related purchase allocation follows:

                         Aggregate Purchase Price
   Cash paid to the holders of Higginbotham common stock............... $1,600
   Notes payable to the holders of Higginbotham common stock...........    500
   Deferred amounts payable for contingent payouts.....................    900
   Legal and other direct acquisition costs............................     24
                                                                        ------
     Aggregate purchase price.......................................... $3,024
                                                                        ======
                       Allocation of Purchase Price
   Aggregate purchase price............................................ $3,024
     Less fair value of assets acquired................................    493
                                                                        ------
   Excess of cost over fair value of assets acquired...................  2,531
   Less adjustments for non-compete covenant, workforce and other contingent payouts.................................................  1,103
                                                                        ------
   Goodwill............................................................ $1,428
                                                                        ======

  Effective June 1, 1998, we acquired all of the outstanding stock of Alford Media Sales, Inc. for $565 in cash. We accounted for this acquisition as a purchase, with the excess of the purchase price over the fair value of the net assets acquired of $79 allocated to goodwill and workforce.

  Effective August 24, 1998, we acquired the net assets of Digital Networks Corporation. We accounted for this acquisition as a purchase. A summary of the purchase price and related purchase allocation follows:

                         Aggregate Purchase Price
   Cash paid to Digital................................................. $1,000
   Notes payable to Digital.............................................    400
   Convertible notes payable to Digital.................................    537
   Deferred amounts payable for contingent payouts......................    500
   Legal and other direct acquisition costs.............................     64
                                                                         ------
     Aggregate purchase price........................................... $2,501
                                                                         ======
                       Allocation of Purchase Price
   Aggregate purchase price............................................. $2,501
     Less fair value of assets acquired.................................    100
                                                                         ------
   Excess of cost over fair value of assets acquired....................  2,401
   Less adjustments for non-compete covenant and workforce..............    175
                                                                         ------
   Goodwill............................................................. $2,226
                                                                         ======

  Effective December 8, 1998, we acquired the net assets of Aurora Visual Systems. We accounted for this acquisition as a purchase. A summary of the purchase price and related purchase allocation follows:

                         Aggregate Purchase Price
   Cash paid to Aurora.................................................. $1,400
   Legal and other direct acquisition costs.............................     30
                                                                         ------
     Aggregate purchase price........................................... $1,430
                                                                         ======
                       Allocation of Purchase Price
   Aggregate purchase price............................................. $1,430
     Less fair value of assets acquired.................................     56
                                                                         ------
   Excess of cost over fair value of assets acquired....................  1,486
   Less adjustments for non-compete covenant and workforce..............     57
                                                                         ------
   Goodwill............................................................. $1,429
                                                                         ======

  Effective December 8, 1998, we acquired the outstanding stock of Proline Industries, Inc. We accounted for this acquisition as a purchase. A summary of the purchase price and related purchase allocation follows:

                         Aggregate Purchase Price
   Cash paid to the holders of Proline common stock..................... $6,400
   Legal and other direct acquisition costs ............................     47
                                                                         ------
   Aggregate purchase price ............................................ $6,447
                                                                         ======
                       Allocation of Purchase Price
   Aggregate purchase price............................................. $6,447
     Less fair value of assets acquired.................................  1,086
                                                                         ------
   Excess of cost over fair value of assets acquired....................  5,361
   Less adjustments for non-compete covenants and workforce.............    295
                                                                         ------
   Goodwill............................................................. $5,066
                                                                         ======

  In March 1999, the Company signed an agreement to acquire the outstanding stock of Pro Line Video, Inc. We will account for this acquisition as a purchase. A summary of the purchase price and related preliminary purchase allocation follows:

                          Aggregate Purchase Price
   Cash paid to Pro Line Video............................................ $ 70
   Notes payable due to the holders of Pro Line Video common stock........  465
                                                                           ----
     Aggregate purchase price............................................. $535
                                                                           ====
                  Preliminary Allocation of Purchase Price
   Aggregate purchase price............................................... $535
     Less fair value of assets acquired...................................  417
                                                                           ----
   Excess of cost over fair value of assets acquired......................  118
   Less adjustments for non-compete covenants.............................   20
                                                                           ----
   Goodwill............................................................... $ 98
                                                                           ====

Note 1: Pro Forma Adjustments--Consolidated Statements of Income

  The following pro forma adjustments have been applied to the accompanying consolidated historical statements of income to reflect our recent acquisitions as if they had all occurred as of January 1, 1998.

  (a) Selling, general and administrative expenses--to reflect adjustments to record the following:

   Reduction for non-recurring contractual salaries paid to previous owners of Proline Industries, net of Aurora partnership draws taken in lieu of salary.......................................... $(231)
   Amortization of goodwill, non-compete covenants and workforce for recent
    acquisitions..................................................... 1,146 (i)
   Amortization of goodwill and non-compete covenants for the Pro
    Line Video
    acquisition......................................................    16 (i)
                                                                      -----
     Total........................................................... $ 931
                                                                      =====

  --------

  (i) Goodwill is being amortized over 10 years. The non-compete covenants are being amortized over the terms of the related agreements, which range from three to five years. Workforce is being amortized over five years.

  (b) Interest expense--to reflect adjustments to record interest expense on debt incurred for recent acquisitions.

  (c) Income taxes--to reflect the income tax provision related to pro forma adjustments considering the nondeductible portion of goodwill amortization.

  (d) To reflect accretion to redemption value on Series A preferred stock as if issued on January 1, 1998.

Note 2: Offering Adjustments--Consolidated Statements of Income

  The following offering adjustments have been applied to the pro forma consolidated statements of income to reflect the offering as if it had occurred as of January 1, 1998.

   (a) Interest expense--to reflect reduction in interest expense for repayment of credit facility and note payable.................... $(866)
                                                                         =====
   (b) Income taxes--to reflect income tax adjustment associated with interest expense reduction at an assumed 40% rate................ $ 346
                                                                         =====

Note 3: Pro Forma Adjustments--Consolidated Balance Sheet

  The following pro forma adjustments have been applied to the accompanying consolidated balance sheet to reflect the Pro Line Video, Inc. acquisition as if it had occurred on December 31, 1998:

                                                                 Debit Credit
                                                                 ----- ------
   Intangible and other assets--to record goodwill and non-
    compete covenants for the Pro Line Video acquisition........ $118
   Bank line of credit--to record short-term borrowings to
    partially finance the Pro Line Video acquisition............        $ 70
   Notes payable--to reflect the issuance of notes payable in
    connection with the Pro Line Video acquisition..............         465
   Stockholders' equity--to reflect adjustments to eliminate:
     Pro Line Video common stock................................    1
     Pro Line Video additional paid-in capital..................   65
     Pro Line Video historical retained earnings................  351
                                                                 ----   ----
                                                                 $535   $535
                                                                 ====   ====

Note 4: Offering Adjustments--Consolidated Balance Sheet

  The following offering adjustments have been applied to the pro forma consolidated balance sheet to reflect the offering as if it had occurred on December 31, 1998:

                                                               Debit  Credit
                                                               ------ -------
   Cash--net proceeds from the offering less cash used to
    retire debt............................................... $7,250
     Common stock.............................................        $    20
     Additional paid-in capital...............................         17,730
   Line of credit--repayment of credit facility............... 10,000
   Current portion of long-term debt--payment of promissory
    note......................................................    500

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis of our consolidated financial condition and results of operations in conjunction with "Selected Consolidated Financial Data," "Pro Forma Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Results of Operations

  The following table sets forth, for the periods indicated, information derived from the statements of operations of Intellisys Group expressed as a percentage of sales and contract revenue:

                                                               Years Ended
                                                              December 31,
                                                            -------------------
                                                            1996   1997   1998
                                                            -----  -----  -----
Sales and contract revenue................................. 100.0% 100.0% 100.0%
Cost of sales..............................................  75.4   72.7   72.7
                                                            -----  -----  -----
  Gross profit.............................................  24.6   27.3   27.3
Selling, general and administrative expenses...............  22.8   23.3   24.1
                                                            -----  -----  -----
  Operating income.........................................   1.8    4.0    3.2
Interest expense, net......................................   0.9    0.8    1.5
Other income...............................................   --     --    (0.6)
                                                            -----  -----  -----
  Income before income taxes...............................   0.9    3.2    2.3
Income taxes...............................................   0.3    1.3    0.9
                                                            -----  -----  -----
  Net income...............................................   0.6%   1.9%   1.4%
                                                            =====  =====  =====

Years Ended December 31, 1998 and 1997

  Sales and contract revenue. Sales and contract revenue was $71.0 million for the year ended December 31, 1998 as compared to $41.5 million for the same period in 1997, an increase of 71%. Of the increase, approximately $14.3 million was primarily attributable to increases in the number of integrated systems sold and the average integrated system contract size as well as the number of portable equipment products sold. The remaining $15.2 million increase in revenues for the year ended December 31, 1998 compared to the same period in 1997 resulted from revenues attributable to the acquisitions of Higginbotham and Alford on June 1, 1998, Digital on August 24, 1998, and Proline and Aurora on December 8, 1998.

  Cost of sales and gross profit. Cost of sales increased to $51.6 million, for the year ended December 31, 1998 as compared to $30.2 million for the same period in 1997, while as a percentage of revenue it remained constant at 73%. The increase in cost of sales corresponded to the increase in revenue. Our gross margins are generally higher on sales of integrated systems than on portable equipment sales.

  Selling, general and administrative expenses. Selling, general and administrative expenses were $17.1 million, or 24% of revenues, for the year ended December 31, 1998 compared to $9.7 million, or 23% of revenue, for the same period in 1997. The increase reflected the addition of personnel and facilities to support the increase in sales and contract revenue, as well as additional expenses, primarily payroll costs, attributable to the five businesses we acquired in 1998.

  Interest expense, net and other income. For the year ended December 31, 1998, net interest expense was $1.0 million as compared to $351,000 for the same period in 1997. The increase in net interest expense reflected the increase in our aggregate borrowings for working capital purposes. For the year ended December 31, 1998, other income included $465,000 of management fees resulting from the management of Digital's operations prior to the consummation of the Digital acquisition.

  Income taxes. The effective income tax rate of 41% for the year ended December 31, 1998 was consistent with the rate of 40% for the year ended December 31, 1997.

Years Ended December 31, 1997 and 1996

  Sales and contract revenue. Sales and contract revenue increased 36% to $41.5 million in 1997 from $30.6 million in 1996, primarily as a result of increases in the number of integrated systems sold and the average integrated system contract size as well as the number of portable equipment products sold.

  Cost of sales and gross profit. Cost of sales was $30.2 million or 73% of revenue in 1997 compared to $23.0 million or 75% of revenue in 1996. Our gross margins are generally higher on sales of integrated systems than on portable equipment sales. The lower cost of sales in 1997 as a percentage of revenue reflected an increase in sales of higher margin integrated systems as a percentage of revenue.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased to $9.7 million in 1997 from $7.0 million in 1996. These expenses represented 23% of revenue in each of 1996 and 1997. The increase in expenses in 1997 was attributable to the addition of employees to support increased sales, the opening of the Englewood, Colorado office in the summer of 1997 and expansion of our other facilities.

  Interest expense, net. Net interest expense was $351,000 in 1997, as compared to $269,000 in 1996. The increase in net interest expense reflected the increase in our aggregate borrowings for working capital and equipment loans.

  Income taxes. Our income tax provision was $523,000 in 1997, as compared to $98,000 in 1996. The increase in tax provision from 1996 to 1997 was consistent with the increase in pretax income.

Selected Quarterly Results of Operations

  The following table sets forth certain unaudited statement of income data for the four quarters ended December 31, 1998, as well as such data expressed as a percentage of our revenue for the periods indicated. The results of operations for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998 include the results of operations of Higginbotham and Alford from June 1998, Digital from September 1998, and Proline Industries and Aurora from December 1998. This information has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with our consolidated financial statements and related notes.

                                                     Quarter Ended
                                            -----------------------------------
                                             Mar.     June     Sep.
                                              31,      30,      30,    Dec. 31,
                                             1998     1998     1998      1998
                                            -------  -------  -------  --------
                                            (in thousands, except per share
                                                         data)
   Sales and contract revenue.............  $12,787  $13,854  $19,769  $24,558
   Cost of sales..........................    9,367    9,942   14,836   17,454
                                            -------  -------  -------  -------
     Gross profit.........................    3,420    3,912    4,933    7,104
   Selling, general and administrative
    expenses..............................    3,096    3,311    4,483    6,224
                                            -------  -------  -------  -------
     Operating income.....................      324      601      450      880
   Interest expense, net..................      106      136      370      436
   Other income, net......................      --      (133)    (320)      15
                                            -------  -------  -------  -------
     Income before income taxes...........      218      598      400      429
   Income taxes...........................       87      246      165      182
                                            -------  -------  -------  -------
     Net income...........................      131      352      235      247
   Accretion to redemption value on Series
    A preferred stock.....................      --       --       --       (93)
                                            -------  -------  -------  -------
     Net income per share available to
      common stockholders.................  $   131  $   352  $   235  $   154
                                            =======  =======  =======  =======
   Earnings per share available to common
    stockholders:
     Basic................................    $0.03    $0.09    $0.06    $0.04
     Diluted..............................    $0.03    $0.09    $0.06    $0.03
   Shares used in computing earnings per
    share available to common
    stockholders:
     Basic................................    3,833    3,848    3,848    4,044
     Diluted..............................    4,055    4,082    4,079    5,735
                                                     Quarter Ended
                                            -----------------------------------
                                             Mar.     June     Sep.
                                              31,      30,      30,    Dec. 31,
                                             1998     1998     1998      1998
                                            -------  -------  -------  --------
   Sales and contract revenue.............    100.0%   100.0%   100.0%   100.0%
   Cost of sales..........................     73.3     71.8     75.0     71.1
                                            -------  -------  -------  -------
     Gross profit.........................     26.7     28.2     25.0     28.9
   Selling, general and administrative
    expenses..............................     24.2     23.9     22.7     25.3
                                            -------  -------  -------  -------
     Operating income.....................      2.5      4.3      2.3      3.6
   Interest expense, net..................      0.8      1.0      1.9      1.8
   Other income, net......................      --      (1.0)    (1.6)     --
                                            -------  -------  -------  -------
     Income before income taxes...........      1.7      4.3      2.0      1.8
   Income taxes...........................      0.7      1.8      0.8      0.7
                                            -------  -------  -------  -------
     Net income...........................      1.0%     2.5%     1.2%     1.1%
                                            =======  =======  =======  =======

  We may experience quarter-to-quarter fluctuations in our results of operations as a result of a variety of factors, including:

  . our success in replacing completed contracts with new contracts of similar size,

  . changes in the mix of integrated systems and portable equipment revenue that result in changes in profit margins,

  . the size and timing of acquisitions,

  . expenses incurred in connection with those acquisitions and the integration of acquisitions into our business,

  . client demand for our systems and equipment,

  . the timing and cost of adding new personnel,

  . competitive conditions, and

  . general economic conditions.

We sell our systems on a project-by-project basis, and quarterly results of operations may also be affected by the timing of the completion of projects and the commencement of work on new projects. Our gross margins are generally higher on sales of integrated systems than on portable equipment sales. We have experienced and expect to continue to experience variations in gross profit as a result of quarter-to-quarter changes in the amount of higher margin integrated systems sales as a percentage of revenue and changes in profit margins on integrated systems sales and portable equipment sales. We believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful or indicative of the results we may achieve in any subsequent quarter or full year. See "Risk Factors--Fluctuations in Quarterly Operating Results."

Liquidity and Capital Resources

  We have financed our operations primarily through internal cash flow, bank borrowings and proceeds from the private sale of preferred and common stock. Net cash used in operations for the year ended December 31, 1998 was $2.8 million. The negative cash flow from operations was primarily attributable to increases in accounts receivable and inventories as well as prepaid expenses primarily related to this offering, partially offset by increases in accounts payable and accrued expenses. Based on our operating results through April 1999, we do not expect the trend of increasing accounts receivables and inventories to continue. For the year ended December 31, 1998, net cash used in investing activities was $12.9 million, principally for our recent acquisitions. For the year ended December 31, 1998, net cash provided by financing activities was $17.6 million, primarily due to:

  . net borrowings under our credit agreements with Wells Fargo Bank, N.A.
    through August 1998 and subsequently with Fleet Business Credit Corporation (formerly Sanwa Business Credit Corporation), and

  . equity capital contributed by new investors,

partially offset by payments of long-term debt and capital leases.

  For the year ended December 31, 1997, net cash provided by operating activities was $0.2 million. This was primarily due to cash generated by net income before non-cash expenses for depreciation and amortization. Cash used in investing activities for 1997 of $0.5 million primarily consisted of additions of equipment. Cash provided by financing activities in 1997 consisted of $0.3 million, principally from borrowings under our Wells Fargo Credit Facility.

  We entered into the Wells Fargo credit facility in June 1997. The Wells Fargo credit facility was subsequently amended August 1997 to increase the line of credit to $7.0 million. The Wells Fargo credit facility consisted of a $7.0 million revolving credit line and a term credit facility of $740,000, secured by substantially all of our assets.

  In September 1998, we entered into a $15.0 million line of credit with Sanwa Business Credit Corporation and terminated and paid all outstanding indebtedness under the Wells Fargo credit facility. In December 1998, Sanwa increased the line of credit to $20.0 million. In March 1999, Sanwa assigned its interest in the $20.0 million credit facility to Fleet Business Credit Corporation. Also in March 1999, we entered into a Fifth Amendment to Loan and Security Agreement pursuant to which Fleet agreed to lend us up to $5.0 million of the $20.0 million as an overadvance facility not subject to borrowing base requirements and to provide a temporary $2.0 million overline facility to increase the total credit facility to $22.0 million. In connection with and as a condition to Fleet's agreement to provide the overadvance facility and the overline facility, Weston Presidio Capital III, L.P. and WPC Entrepreneur Fund, L.P., the holders of our Series A preferred stock guaranteed Intellisys' repayment of borrowings made under the overadvance facility. In exchange for providing the guaranty, Intellisys Group agreed to pay Weston Presidio and WPC a fee equal to one percent of the largest principal amount of borrowings made under the overadvance facility. The guaranty fee is payable upon the earliest to occur of specific conditions, one of which is the closing of this offering.

  Weston Presidio and WPC also have the right, after June 30, 1999, to either continue the guaranty or elect to purchase in cash, at a price of $6.9629 per share, the number of shares of our Series A preferred stock determined by dividing the principal amount of the then outstanding borrowings under the overadvance facility, plus accrued and unpaid interest, by $6.9629, if the overadvance facility is still outstanding. If Weston Presidio and WPC elect to purchase additional shares of Series A preferred stock, the purchase price will be applied to the repayment in full of outstanding borrowings under the overadvance facility. If Weston Presidio and WPC purchase these shares of Series A preferred stock, Intellisys Group will issue to them warrants to purchase the number of additional shares of Series A preferred stock equal to 10% of the number of Series A preferred stock purchased by them, at a price per share of $6.9629.

  The Fleet credit facility is secured by substantially all of our assets. It includes revolving advances that vary according to our eligible accounts receivable and inventories and bears interest at rates of 0.50% over the prime rate or 3.25% over the Euro-Rate, depending on the type and amount of the loans. We are required either to maintain a daily average loan amount of $7.5 million or pay a fee equal to the shortfall multiplied by the applicable interest rate charged for prime rate-based loans. We have used amounts borrowed under the Fleet credit facility to repay borrowings under the Wells Fargo credit facility and other bank debt of acquired companies. We will use future borrowing to finance our ongoing working capital requirements as well as potential acquisitions. At May 10, 1999, we had total borrowings of $19.7 million outstanding under the Fleet credit facility. We intend to reduce this debt to $9.7 million with a portion of the net proceeds from the offering. See "Use of Proceeds."

  We believe that the Fleet credit facility, together with proceeds from this offering and funds generated by our operations, will provide us with sufficient capital resources to finance our operations and planned expenditures through the second quarter of 2000.

Year 2000 Issues

  The Problem. The year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  Our State of Readiness. We have instituted a year 2000 project. As a part of this project, we have completed an initial evaluation of our computer systems and significant software programs, including our network hardware and operating system and accounting and business process software, as well as our non-information technology systems. In anticipation of potential year 2000 problems, we have begun to replace and upgrade our management information systems with a platform designed to be year 2000 compliant. We expect to complete this process substantially in the third quarter of 1999. We have retained a consulting firm to coordinate successful system implementation, including testing of year 2000-related problems. We will commence testing for year 2000 compliance upon full implementation, including testing of year 2000-related problems. We will commence testing for year 2000 compliance upon full implementation of our new system and will continue this testing throughout 1999. We presently believe that upon completion of successful system conversions, year 2000 issues will not pose significant operational problems for us. However, although our new systems are designed to be year 2000 compliant, we cannot assure you that the systems contain all necessary data code changes. If we do not complete our planned conversions in a timely fashion, year 2000 issues could have a material impact on our operations.

  As a part of our year 2000 project, we are in the process of assessing our products in connection with year 2000 issues. Certain products that we purchase from our suppliers and resell to our clients contain software, date-sensitive fields or embedded microprocessors and may be affected by year 2000 issues. We are in the process of obtaining information from our suppliers and other third parties upon whom we rely regarding their year 2000 compliance. We plan to complete these contacts by the end of the second quarter of 1999. Since third party year 2000 compliance is not within our control, and since we have not yet obtained compliance information from our suppliers, we cannot assure that the failure by a supplier to achieve year 2000 compliance would not adversely affect us.

  We are in the process of obtaining information from our clients regarding their state of year 2000 readiness. The purchasing patterns of our clients may be affected by year 2000 issues if these companies spend significant resources on year 2000 compliance or are adversely affected by failure to address year 2000 issues in a timely manner. These expenditures could result in reduced funds available for the our services, which could adversely affect our business.

  The Costs to Address Our Year 2000 Issues. In 1998, we spent approximately $44,000 to address year 2000 issues. We expect to continue assessment, remediation and contingency planning activities for our internal systems through 1999. We currently estimate that the total cost for these activities will be approximately $73,000 in 1999. This cost estimate includes the cost of our staff and outside consultants who are modifying, upgrading and testing systems, new or upgraded software and various year 2000 tools, but does not include replacement of internal software and hardware in the normal course of business. We do not believe that these costs will materially affect our liquidity or financial condition. The costs of our year 2000 project and the date established for completion of year 2000 modifications are based on our management's best estimates, which were derived using numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, we cannot guarantee that we will achieve these estimates, and actual results could differ materially from those we currently anticipate. Specific factors that might cause such material differences are the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, potential acquisitions and similar uncertainties.

  Risks Associated With Year 2000 Issues. Our failure to resolve year 2000 issues by December 31, 1999 could result in system failures or miscalculation, causing disruptions in our operations and normal business activities. If our systems fail and we cannot provide customers with timely and pertinent information regarding their orders or shipments, we may lose customers. Another of the year 2000 risks that we face is that the integrated systems we install for clients may fail to function properly due to year 2000 problems. However, our systems do not contain software date-sensitive codes or embedded microprocessors other than those contained in the individual products we purchase from our suppliers and use in our systems. The limited warranties that we provide on our systems do not cover malfunction of individual products due to year 2000 issues. In addition, the failure of our suppliers, clients or other third parties on whom we rely to remediate their year 2000 issues could result in disruptions in our ability to obtain products we use to build our systems or other problems related to our daily operations. Since third party year 2000 compliance is not within our control, and since we have not completed the process of obtaining compliance information from suppliers, clients and others, we cannot assure you that a supplier's, client's or other third party's failure to achieve year 2000 compliance will not have a material adverse effect on our business.

  Contingency Plan. We are currently working on a contingency plan for critical aspects of our year 2000 issues and expect to have completed such a plan by the end of the second quarter of 1999. As part of our contingency planning, we have determined that we can work in a manual mode for a limited time. In the event of a year 2000 disruption resulting from a system failure of ours or a third party, we believe we will be able to provide adequate resources to transition successfully from automated systems processing to manual processing. We will also be able to engage outside temporary labor to help us in a manual mode. Furthermore, we intend to secure alternate carriers who are year 2000 compliant in order to provide basic business services.

Recent Accounting Pronouncements

  In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The SFAS establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The SFAS requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The statement is effective for fiscal years beginning after June 15, 1999 and early adoption is permitted. This statement is not expected to have a material impact on Intellisys Group's results of operations.

  In 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP is effective for fiscal years beginning after December 15, 1998 and earlier adoption is permitted. The adoption of SOP No. 98-1 is not expected to have a material impact on Intellisys Group's results of operations.

  In 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. The adoption of SOP No. 98-5 is not expected to have a material impact on Intellisys Group's results of operations.

                                    BUSINESS

Overview

  We design, engineer, install and service custom multimedia networking, conferencing and presentation systems that are integrated into our client's facilities. These systems include audio, video and data technologies that enhance our clients' ability to present and exchange information. We also sell a wide range of multimedia networking, conferencing and presentation equipment.



Industry Overview

  Historically, customers of sound systems installation businesses, which specialized primarily in music and paging systems, also engaged these businesses to provide multimedia presentation and communication systems. For the most part, these businesses served a limited geographical area. In the mid-1980's, as computer imaging, sound processing and control technologies developed, companies began to offer display devices, videoconferencing and integrated remote control equipment in addition to sound systems. Around the same time, clients began to retain outside vendors for an increasing array of services, including audiovisual services, and to request more comprehensive services including strategic planning and the ability to obtain consistently favorable equipment prices. To meet these client needs, firms similar to Intellisys Group began to employ sales professionals, engineers and technicians trained in a wide range of multimedia technologies.

  The multimedia presentation and communication services industry includes firms engaged in the design, installation and maintenance of electronic systems, which can be combined through networked control devices. Systems combine:

  . projection devices that magnify film, video or computer images for viewing by a larger audience,

  . audio reproduction and recording systems,

  . video camera and recording systems, and

  . remote control systems.

  Multimedia presentation and communication services firms provide services and systems to business and industry, education, government, health services, religious and community agency customers. Based on our experience in the industry, we believe that the multimedia presentation and communication services industry is currently highly fragmented, with no clear market leader.

  We believe that there is a trend toward consolidation in the industry as firms move to establish a national presence through the acquisition of local or regional firms. In addition, non-traditional competitors, offering more mature and sophisticated products and services, such as telecommunications and computing companies and utilities, have begun to add multimedia presentation and communication services and products to their existing technology products and services.

  The convergence of traditional audiovisual presentation media and computer-based delivery has generated demand for high-technology presentation, production and performance products and services. The need for faster access to people and information and the goal of reduced travel have led to increased demand for high-quality audio and video conferencing systems. Due to the increasing capacity in local area networks and wide area networks for transmission of audio and video signals along with existing telephone and computer signals, distribution of real-time audio and video media content through a network to remote sites--for example, for distance learning and network-based conferencing--has become more cost-effective and commonplace.

Strategy

  Our goal is to enhance our market position in the multimedia presentation and communication services industry by continuing to grow internally and through strategic acquisitions. Our strategy to achieve this goal contains the following key elements:

  Serve as a National Single Source Provider of Multimedia Communication Solutions. We seek to become the provider of choice for all of our clients' multimedia presentation and communication needs. We believe that offering a full spectrum of multimedia integrated systems, equipment and support services gives us a competitive advantage and enables us to attract new clients and expand our business with existing clients. Although our equipment maintenance, repair and rental services have not contributed substantially to our revenue to date, we plan to enhance our efforts to market those services in the future. We seek to capitalize on opportunities to offer new or expanded services tied to advances in the computer, data communication and telecommunication industries.

  Stimulate Internal Growth. We also plan to continue to expand domestically by opening new offices in targeted geographic markets. Our decisions to open offices in new markets are based on management's review of demographic information, existing client needs, business growth projections and the level of competition in the area. We recently opened two additional offices in Southern California, and we expect to open offices in the northeastern United States in 1999.

  Make Strategic Acquisitions. We believe that the multimedia presentation and communication services industry is highly fragmented and consists primarily of small companies that operate within limited geographical areas. We believe that our industry offers substantial consolidation opportunities. We have acquired five businesses since June 1, 1998 and recently entered into an agreement to acquire an additional business. We seek to acquire selected businesses in targeted geographic markets and to expand the operations of acquired companies through internal growth. We believe that our acquisitions to date have allowed us to:

  . add new clients;

  . enhance our relationships with existing clients;

  . expand geographically;

  . offer new products, services and capabilities; and

  . acquire experienced personnel.

See "--Recent and Potential Acquisitions."

  Develop and Maintain Strong Supplier Relationships. We currently have distribution relationships with approximately 400 suppliers, including leading communications technology, digital media hardware and software manufacturers such as InFocus, NEC, Sony and PictureTel. We believe that our strong relationships with suppliers have enabled us to attract and retain clients by allowing us to offer a large selection of communications equipment. We believe that we are able to negotiate attractive pricing and volume discounts from suppliers because of our size and position in the industry. We intend to continue to develop relationships and obtain exclusive distribution agreements with companies that are developing new technologies in order to ensure that our clients have access to the latest technology at favorable prices.

  Focus on Staff Professional Development. We seek to employ highly qualified and trained sales and technical personnel in order to provide superior service to our clients. Our sales staff regularly attends manufacturer and industry sponsored training to obtain manufacturer certification and expertise in the features and benefits of the components and systems we sell and install. Our engineering, project management and installation technicians participate, both as instructors and students, in manufacturer and industry certification programs for high-level technical training in system design, installation procedures, and component applications, service and maintenance. Our personnel also attend internally developed training programs for design and engineering, sales skills, and presentation and proposal writing.

Recent and Potential Acquisitions

  We have acquired five businesses since June 1998 and recently entered into an agreement to acquire an additional business. We intend to continue to participate in the consolidation of the multimedia presentation and communication industry as opportunities arise.

  Recent Acquisitions. Effective June 1998, we acquired all of the outstanding capital stock of B. Higginbotham Enterprises, Inc. Higginbotham is a multimedia system design, installation and service business with five offices located in Houston, Dallas, Irving, El Paso and Fort Worth, Texas. The Higginbotham acquisition enabled us to expand our business into the Texas integrated systems market.

  Effective June 1, 1998, we acquired Alford Media Sales, Inc., a multimedia system design, installation and service business located in Dallas, Texas. The Alford acquisition has enabled us to enhance our technical and service capabilities throughout Texas.

  Effective August 24, 1998, we acquired substantially all of the assets of Digital Networks Corporation, a computer networking equipment and systems design, installation and service business. Pursuant to the acquisition agreement, we assumed management of Digital's operations effective June 1, 1998. The Digital acquisition has enabled us to include computer networking systems and sales. With this acquisition, we have expanded our service and product selection to provide our clients more complete multimedia services.

  Effective December 8, 1998, we acquired substantially all of the assets of Aurora Visual Systems for $1.4 million in cash. Aurora was a reseller of portable computer projectors with locations in Washington and Idaho.

  Effective December 8, 1998, we acquired all of the outstanding capital stock of Proline Industries, Inc. for $6.4 million in cash. Proline Industries is a multimedia and television production system design, installation and service business with locations in Washington, Oregon and Northern California.

  Potential Acquisition. We entered into an agreement on March 17, 1999 to acquire all of the outstanding capital stock of Pro Line Video, Inc. effective as of January 1, 1999 for approximately $70,000 in cash and subordinated promissory notes in the aggregate principal amount of approximately $465,000. The promissory notes will bear interest at the reference rate publicly announced by Wells Fargo Bank on January 1, 1999. Pro Line Video is a multimedia system design, installation and service business with offices in Austin, Texas and San Antonio, Texas.

Integrated Systems, Equipment and Support Services

  We provide our clients with a single source for their multimedia presentation and communication needs, from consultation through design, engineering, procurement, installation, service and operation. We have organized our design, engineering, sales, service and support professionals into project teams to provide targeted expertise, application-specific solutions and interdisciplinary experience in the key areas of integrated systems, equipment and support services.

  Integrated Systems. We create presentation, performance, production, conferencing and distributed multimedia systems that are integrated into our clients' architectural environments, as well as portable systems, for business, education and government clients. We work with developers, contractors, facilities managers, architects, engineers and interior designers as strategic partners in our clients' project teams.

  A typical integrated systems project begins with a consultation with our sales department. We assign an account manager to the client, who then meets with the client to determine the client's presentation and communications needs, analyzes the physical space in which the system is to be installed, and develops the initial system recommendations. Our account manager works with the integrated systems group's designers, engineers and project managers to produce a detailed set of plans and schematic layout of the system. The account manager reviews the layout with the client and works with our procurement specialists to identify and purchase from major manufacturers audio, video, presentation or remote control technology. Our engineering staff works directly with manufacturers when the system requires a custom product or application. Finally, our project manager oversees the installation of the integrated system at the client's site and trains the client to use the system. In most cases, we enter into a post-installation service and support contract with our clients that covers system maintenance and repair.

  In addition to custom integrated systems, we offer several predesigned, prepackaged systems that can be delivered and installed quickly, more efficiently and at favorable prices. These systems include display, audio and control technologies, as well as audio and video conferencing capabilities.

  Presentation. We design, engineer and integrate systems for small or large group presentation of graphics, video and other data that allow participants to access and exchange information in an interactive setting. These systems typically use networks to integrate computers with large screen display, speech reinforcement, soundtrack/stereo playback and remote control operations of room environment and audiovisual equipment. Our clients use these systems for meetings, training and education, and sales and marketing presentations in single or multiple locations. We design systems for board rooms, auditoriums, conference centers, customer briefing and demonstration centers, classrooms, council chambers, public assembly areas and command and control centers. For example, we may create a distance learning classroom "studio" that includes audio equipment and cameras that follow instructors and students, as well as videoconferencing equipment that enables students in remote locations to participate in classroom activities.

    Performance. We design, engineer and integrate audio and video systems for theatrical, performing arts, sports and entertainment venues. These systems typically use networks to integrate computers with performance sound systems, stadium-size video displays, special sound and video effects, wide-screen motion picture film systems, animated displays, automated theatrical operations, and broadcast and closed-circuit television systems. Our performance projects have included museums, themed urban entertainment centers, virtual reality experiences, children's interactive playspaces, 3-D theaters and high-end retail display.

    Production. We design, engineer and integrate video camera and recording equipment, graphics design equipment, and post-production and distribution equipment into systems for independent video producers, post-production companies and internal corporate, government and educational communications departments. We design and install systems with which novice or professional video producers can create their projects from start to finish in a variety of formats, including videotape, CD-ROM, digital video disk (DVD), intranet or internet technologies. We believe that the gradual replacement of conventional analog components, in which recording quality is dependent on the quality of the magnetic tape on which signals are recorded with digital components, which record a data signal, resulting in perfect recording quality. The digital signal allows images to be manipulated out of sequence and increases the flexibility for efficient media delivery.

    Conferencing Systems. We develop conferencing systems that allow multi-site, real-time interactive exchange of audio, video, document and computer information. These systems range from simple desktop systems to integrated conference room systems for meetings to complex business television and distance learning applications. Our conferencing systems include telephone and network-based sharing of audio, graphic, video and computer data. We develop conferencing technology solutions for document and data sharing, business negotiations, planning and design collaborations, strategic planning meetings, and marketing and sales presentations.

    Distributed Media Systems. We develop and install integrated media access and retrieval systems for electronic delivery of sound and video information across television and data networks. Media access and retrieval systems include a media library in which the client's equipment and educational content, whether in video or electronic format, is located at a central "hub." Instructors or presenters at various sites can review a catalog of programs in the media library and select programs to present at their locations at a particular day and time. Our account managers and engineers work with the client's information technology staff to develop appropriate cabling plans for the transmission of audio, video and digital information. We design, engineer and install integrated local area and wide area networks with accompanying computer networking hardware.

    Portable Systems. Our portable systems team provides consulting and procurement services for small-format computer and video presentation technology. This includes videocassette recorders, speakerphones, and carts and cables. Portable systems are designed to be moved from place to place by the client. The most common portable systems we sell are compact computer image projecting systems to make PowerPoint(TM) or other presentations in the office or on the road.

  Equipment Catalog. We distribute a full-line catalog from which clients may purchase individual components. Our telemarketing staff helps clients select the equipment that meets their pricing and performance requirements.

  Support Services. We provide the following support services:

  . Warranty/Maintenance Services. We provide full system diagnosis, system adjustment, component level electronic repair and interim replacement equipment. All of our systems include a one-year warranty that covers basic system design. A number of our clients also elect to enter into extended service contracts with terms from one to three years under which our Service Center provides manufacturer trained and certified maintenance and service.

  . On-Site Services. We provide full-time on-site support personnel who provide training and orientation and presentation assistance including set-up and operation for clients such as 3Com, Netscape and Cisco.

  . Rental Services. We provide planning, trained technicians and rental equipment for short-term presentation needs.

  Although our equipment maintenance, repair and rental services have not contributed substantially to our revenues to date, we plan to enhance our efforts to market those services in the future.

Relationships With Suppliers

  We believe that our strong relationships with suppliers have enabled us to attract and retain clients by allowing us to offer a large selection of communications equipment. We have distribution relationships with communications technology, digital media hardware and software manufacturers, including:

    AMX                          Electrohome                 PictureTel
    Barco                        Extron                      Proxima
    Bose                         InFocus                     Sony
    Crestron                     NEC                         3M

  We maintain regional exclusive distribution agreements with certain original equipment manufacturers. We are authorized to provide federal government discounted pricing for Sony, Canon, Kodak, NEC, Panasonic and PictureTel products, among others, for federal agency clients. Similarly, we provide California, Arizona, Colorado and Texas government discounted pricing for state agencies and educational institutions. Our strategy is to continue to develop relationships with firms developing new technologies to ensure that our clients have access to the latest in communication technology at favorable prices. Approximately 10.1% of our revenue in 1998 was derived from the sale of products supplied by InFocus, a manufacturer of portable presentation equipment. However, we currently purchase and sell products from approximately 400 suppliers, including a number of other portable presentation equipment suppliers.

Clients

  Our business clients include technology, financial services, telecommunications, consumer goods, manufacturing, energy, utilities, media and publishing companies. Our educational clients include public and private primary and secondary schools, colleges and universities. We also develop and implement communications solutions for city, state and federal government agencies, including public assembly, council chambers, museum and operations control applications.

  We target clients that are building new or renovating existing facilities that will include production, presentation or performance spaces in the business, education and government markets. We have completed integrated multimedia systems projects for approximately 1,500 clients since January 1996, including Cisco Systems, Sun Microsystems, 3Com, Netscape, Compaq, Hewlett Packard, University of California, Burlington Northern Railroad and American Airlines.

  We believe that our clients decide to purchase products and services from us based on a variety of factors, the most important of which is our ability to provide a full range of consulting, design, engineering, procurement, installation and support services. Our clients also engage us because of our ability to offer a wide array of products in all communications media.

Marketing and Sales

  Marketing. We use a combination of direct mail, catalog, web presence, in-house product seminars and demonstrations and participation in industry trade show events, such as INFOCOMM SM, to raise client awareness of our products and services. We also advertise in regional business newspapers and publish articles in industry publications, such as Systems Contractor News, Sound & Video Contractor, Sound & Communication and the Communications Industries Report. We provide presentations and training for professional associations, such as the American Institute of Architects, the International Interior Design Association, the Society for Marketing Professional Services, the International Communications Industries Association and the National Systems Contractors Association.

  Sales Force. Our sales force consists of an Executive Vice President supported by Regional Sales Vice Presidents, Regional Sales Managers, territory-based Account Managers and local Telemarketers. Our sales force cultivates relationships with client staff in operations, facilities planning, purchasing and information technology. The sales force also builds relationships with developers, contractors, facilities managers, purchasing agents, information technology managers, architects, engineers and interior designers. Our sales force works with clients which have multiple locations to develop communication standards for multimedia communication facilities and systems.

  Training. We encourage and pay for our employees to participate in self-paced, on-line industry training programs in the areas of sales, design and installation. We are committed to having our entire sales, operations and technical staff certified by the International Communications Industries Association certification program. In addition, we work with our suppliers to provide product-specific training and certification for our employees, both in our offices and at the manufacturer's locations. We have formulated a standard implementation program to guide our employees through each integrated systems project. This program includes needs assessment, conceptual design, infrastructure planning, system/network design and implementation management. We believe that this program enables our account managers and engineering staff to develop comprehensive, cost-effective integrated systems for our clients.

Competition

  No firm data exists on the size of the multimedia presentation and communication services industry and the number and size of competitors within the industry. However, we believe, based on our experience in the industry, that the multimedia presentation and communication services industry is highly competitive and highly fragmented. Although we compete primarily with small, regional firms that offer more limited services, some participants in the industry have national, full service businesses and greater capabilities and financial resources. In addition, non-traditional competitors who offer more mature and sophisticated products and services, such as telecommunications, computing and energy management companies, have begun to add multimedia presentation and communication services and products to their existing technology products and services. Our primary competitors are:

  . audiovisual equipment dealers;

  . companies that rent and sell audiovisual equipment, primarily in connection with staging services for trade shows and other corporate events;

  . independent design consulting firms;

  . electrical contractors;

  . manufacturers' sales and service divisions;

  . office superstores and consumer electronics chains; and

  . the in-house communications staffs of many clients and potential clients.

  Although we believe that most participants in the multimedia presentation and communication services industry compete generally on the basis of bid pricing, we promote our ability to provide value-added engineering and design services.

  We believe that the multimedia presentation and communication services industry will become more consolidated in the future and, as a result, may become more competitive. We could be materially adversely affected if our competitors expand their integrated systems businesses, if new competitors with greater resources enter the industry or if our clients or potential clients choose to service their multimedia presentation and communication needs internally.

Employees

  As of May 1, 1999, we had 459 full-time and 9 part-time and temporary employees, including 117 in sales and marketing, 237 in engineering and technical services, and 114 in corporate administration. We believe that our employee relations are satisfactory.

Properties

  Our sales and operations, administration and executive offices and warehouse facilities are located in 20 leased facilities with an aggregate of approximately 134,300 square feet in the following locations:

                                                                       Approximate
                                                                         Square
    Location                       Type of Facility                      Footage
   -----------  ------------------------------------------------------ -----------
   Austin,
    Texas       Sales and Operations, Administration and Warehouse        9,000
   Bellevue,
    Washington  Sales and Operations, Administration and Warehouse       22,200
   Dallas,
    Texas       Service Center                                            6,100
   El Paso,
    Texas       Sales and Operations Office                               2,000
   El Segundo,
    California  Sales and Operations Office                               4,100
   Englewood,
    Colorado    Sales and Operations Office                               6,000
   Fort Worth,
    Texas       Sales and Operations Office                               5,000
   Houston,
    Texas       Sales and Operations Office                               4,200
   Irvine,
    California  Sales and Operations Office and Service Center            6,200
   Irvine,
    California  Sales and Operations, Administration and Warehouse        7,700
   Irving,
    Texas       Sales and Operations, Administration and Warehouse       11,000
   Mountain
    View,
    California  Executive Offices, Sales and Operations, and Warehouse   15,500
   Mountain
    View,
    California  Service Center                                            2,700
   Mountain
    View,
    California  Sales and Operations Office                               2,300
   Sacramento,
    California  Sales and Operations Office and Service Center           12,600
   San
    Antonio,
    Texas       Sales and Operations Office                               9,800
   San Diego,
    California  Sales and Operations Office                                 200
   San
    Francisco,
    California  Sales and Operations Office                               2,600
   Spokane,
    Washington  Sales and Operations Office                               1,200
   Tempe,
    Arizona     Sales and Operations Office                               3,900

  We lease our office and warehouse facilities under operating leases that expire on various dates through 2004. Certain of these leases include renewal options. Our aggregate rental expense for the year ended December 31, 1998 was approximately $728,000. Upon completion of the potential Pro Line Video acquisition, we will add two facilities in Texas. We believe that we will need to expand our corporate headquarters facility to accommodate reasonably expected growth, but that our other facilities are adequate to meet our current needs. We believe that we will be able to obtain suitable additional or alternative space, as needed, on commercially reasonable terms.

Legal Proceedings

  We are not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of our business. Although our ultimate legal and financial liability with respect to these pending legal proceedings cannot be estimated with certainty, we believe that such ultimate liability will not have a material adverse effect on our business or financial condition.

                                   MANAGEMENT

Executive Officers and Directors

  Our executive officers and directors and their ages as of May 1, 1999, are as follows:

   Name                      Age Positions
   ----                      --- ---------
   Donald J. Esters.........  60 Chairman, Chief Financial Officer and Secretary
   P. Michael Gummeson......  43 President and Chief Operating Officer
   Michael Dennis...........  39 Executive Vice President, Sales & Marketing
   Mark Madison.............  41 Vice President, Technical Services
   Craig Park...............  49 Vice President, Integrated Systems Design
   Frank Perna..............  60 Director
   John Bohle...............  55 Director
   Philip Halperin..........  36 Director
   Thomas Ringer............  67 Director

  With the exception of P. Michael Gummeson, each of the officers listed below was an officer of Educational Industrial Sales, Inc., a wholly owned subsidiary of Intellisys Group, prior to the merger of Educational with and into Intellisys Group in December 1998. These officers have been executive officers of Intellisys Group since October 1998.

  Donald J. Esters has been our Chairman and Chief Financial Officer since 1994. From 1994 through January 1999, Mr. Esters also served as President.
Mr. Esters was Chief Operating Officer of Harman International from 1983 to 1993. Mr. Esters received a B.B.A. from St. Francis College and is a certified public accountant. Mr. Esters is Chairman of the Board of Directors of Durand Communications, Inc., a developer and marketer of services and products for creation of online corporate headquarters, shopping malls and other "virtual organizations." Durand Communications is a privately held company. In addition, Mr. Esters is Chairman and sole shareholder of The Dupuis Group, L.L.C., a graphic design firm.

  P. Michael Gummeson has been our President and Chief Operating Officer since January 1999. Mr. Gummeson was a Division President of Aramark, a provider of managed services, including catering, meeting planning and educational and recreational activities from February 1996 to September 1998. Mr. Gummeson also served as Vice President and was responsible for corporate sales and marketing for Aramark from January 1995 to January 1996. From February 1993 to February 1994, Mr. Gummeson was Vice President of Campbell Soup.

  Michael Dennis has been our Executive Vice President since March 1998, Vice President of Sales from 1994 to March 1998, and our Sales Manager from 1987 to 1994. Mr. Dennis received a B.S. in Visual Communication and Instructional Media from California State University, Chico.

  Mark Madison has been our Vice President, Technical Services since 1992. Mr. Madison was our Technical Services Manager and Principal Design Engineer from 1987 to 1992. Mr. Madison managed the production and presentation facilities for Chevron Corporation's world headquarters for seven years before joining the Company. Mr. Madison has served in design, technical, sales and management roles in the audiovisual communication industry since 1975.

  Craig Park has been our Vice President, Integrated Systems Design since August 1996. From 1986 to 1996, Mr. Park was a Principal and Director of Audiovisual Services at Paoletti Associates, an acoustical and audiovisual consulting firm. Mr. Park received a B.S. in Architecture from California State Polytechnic University. Mr. Park has served in design, marketing and management roles in the multimedia presentation and communication industry since 1971.

  Frank Perna has been a member of our board of directors since October 1994. Since December 1998, Mr. Perna has been the Chairman and Chief Executive Officer of MSC.Software, a provider of software products designed for the insurance and banking industry. Mr. Perna was the Chairman and Chief Executive Officer of EOS Corporation, a privately held manufacturer of uninterruptible power supplies, from 1994 to August 1998. Mr. Perna served as the Chief Executive Officer of MagneTek from 1990 to 1994 and as President and Director of MagneTek from 1985 to 1990. Mr. Perna is an executive officer of National Financial Associates, which will hold 4.6% of the Company's common stock after the closing of the offering. Mr. Perna received a B.S. in Mechanical Engineering from General Motors Institute, a masters degree in management from the Massachusetts Institute of Technology and a masters degree in electrical engineering from Wayne State University.

  John Bohle has been a member of our board of directors since 1994. Mr. Bohle has been a partner of Ray & Berndston, an executive search firm, since 1976. Mr. Bohle received a B.S. in Mechanical Engineering from the University of California, Berkeley.

  Philip W. Halperin has been a member of our board of directors since December 1998. Since 1993, Mr. Halperin has been a general partner of Weston Presidio Capital Management III, LLC, a venture capital firm, which is also the general partner of Weston Presidio Capital III, L.P. Mr. Halperin has also been a director of Leann Chiu, Inc., a privately held company, since 1996.

  Thomas Ringer has been a member of our board of directors since April 1999. Since January 1999, Mr. Ringer has been chairman of the board of directors of Wedbush Morgan Securities, Inc., a medium-sized registered broker/dealer, and its venture capital fund, Wedbush Capital Corporation. Mr. Ringer has also been chairman of the board of directors of MS Aerospace, Inc., a manufacturer of precision fasteners since June 1994. Mr. Ringer has served as a director of California Amplifier, Inc., a satellite television and wireless cable company, since August 1996, Document Sciences Corporation, a developer of document automation software products and services, since February 1998, and the Center for Innovation and Entrepreneurship, a quarterly executive roundtable program conducted nationally with McKinsey & Company, since June 1987.

Board of Directors

  Our board of directors is divided into three classes with terms expiring at our annual meetings of stockholders in 1999, 2000 and 2001. The Class I directors, Mr. Bohle and Mr. Halperin, hold office currently for a term expiring at the annual meeting of stockholders in 1999. The Class II directors, Mr. Perna and Mr. Ringer, hold office currently for a term expiring at the annual meeting of stockholders in 2000. The Class III director, Mr. Esters, holds office currently for a term expiring at the annual meeting of stockholders in 2001. The members of each class hold office until their successors are duly elected and qualified. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at the meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Pursuant to an Investor Rights Agreement dated November 20, 1998 between Intellisys and our then existing stockholders, we agreed that our board of directors would consist of five to seven members, including our Chief Executive Officer and one member elected by holders of a majority of our Series A preferred stock, currently Mr. Halperin. The Investor Rights Agreement provides that the remaining directors will be elected by the holders of our common stock and the Series A preferred stock then outstanding, voting together as a class.

Committees of the Board of Directors

  Our board of directors intends to establish an audit committee and a compensation committee before the closing of this offering.

Compensation Committee Interlocks and Insider Participation

  Historically, we have not had a compensation committee or other committee of our board of directors performing a similar function. Accordingly, decisions concerning compensation of executive officers have been made by our entire board of directors.

Director Compensation

  We have not historically compensated members of our board of directors for serving as directors. We expect that, after this offering, we will pay our non-employee directors in a manner and at a level consistent with industry practice.

  In particular, we will grant non-employee directors non-qualified stock options under our 1998 Equity Participation Plan. Pursuant to the terms of the 1998 Equity Participation Plan, we will grant to each person who is a non-employee director as of the date of this offering a non-qualified stock option to purchase 3,000 shares of common stock. After this offering is completed, we will grant to each non-employee director a non-qualified stock option to purchase 1,000 shares of common stock on the date of each annual meeting of stockholders. We will grant to each non-employee director, upon his or her initial appointment to our board of directors, a stock option to purchase 3,000 shares of common stock pursuant to the 1998 Equity Participation Plan. The price per share for shares subject to these options will be equal to the fair market value per share of common stock on the date the option is granted. Each option will have a 10-year term. Options granted to non-employee directors will become exercisable in cumulative annual installments of 20% over a five-year period, except that any option granted to a non-employee director may by its terms become immediately exercisable in full upon the retirement of the non-employee director in accordance with our policy.

Executive Compensation

  The following table sets forth information concerning compensation of the Chairman, Chief Financial Officer and Secretary and the other executive officers of the Company whose salary and incentive compensation exceeded $100,000 for the year ended December 31, 1998 (the "Named Executive Officers"). Michael Gummeson, our current President and Chief Operating Officer, joined Intellisys in January 1999. The column marked "All Other Compensation" includes 401(k) plan matching contributions, life insurance premiums and parking allowance.

                                           Annual       Long-Term
                                        Compensation   Compensation
                                      ---------------- ------------
                                                          Shares
                                                        Underlying   All Other
Name And Principal Position            Salary   Bonus    Options    Compensation
---------------------------           -------- ------- ------------ ------------
Donald J. Esters,
 Chairman, Chief Financial Officer
 and Secretary......................  $165,577 $25,000       --        $8,195
Michael Dennis,
 Executive Vice President, Sales and
 Marketing..........................   249,863  27,500    80,931        8,050
Dennis Kushner,
 Vice President, Operations.........   123,456     --     20,232        2,550
Mark Madison,
 Vice President, Technical
 Services...........................   106,404  15,000    10,116        3,050
Craig Park,
 Vice President, Integrated Systems
 Design.............................   148,438  25,000       --           805

Option Grants and Exercises

  The following table provides specific information concerning grants of options to purchase our common stock made during the year ended December 31, 1998 to the Named Executive Officers. The options granted vest one-fifth on the first anniversary of the date of grant and one-fifth per year thereafter. The options are exercisable only to the extent vested. In the column marked, "Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term," potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option-holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

                                                                     Potential Realizable
                                                                       Value At Assumed
                                                                         Annual Rates
                                  % of Total                            of Stock Price
                                   Options                             Appreciation For
                         Options  Granted To  Exercise or                Option Term
                         Granted Employees In Base Price  Expiration --------------------
Name                       (#)   Fiscal Year    ($/SH)       Date     5% ($)    10% ($)
----                     ------- ------------ ----------- ---------- --------- ----------
Michael Dennis.......... 80,931      33.5%       $1.48     1/31/08   $  75,467 $  191,249
Mark Madison............ 10,116       4.2         1.48     1/31/08       9,433     23,906
Dennis Kushner.......... 20,232       8.4         1.48     1/31/08      18,866     47,810

  The following table provides information concerning exercises of options to purchase our common stock in the year ended December 31, 1998 and unexercised options held as of December 31, 1998 by the Named Executive Officers. No Named Executive Officer exercised options during the year ended December 31, 1998. 171,975 of the options set forth below vest one-fifth on the first anniversary of the date of grant and one-fifth per year thereafter. 142,438 of Mr. Dennis' options and 71,219 of Mr. Madison's options set forth below were granted in connection with the 1994 acquisition of our predecessor and vested immediately upon grant. Options are exercisable only to the extent vested. The value of the unexercised in-the-money options is based on fair market value at December 31, 1998 as determined by our board of directors and is net of the exercise price of such options.

                                                 Value of Unexercised In-The-
                 Number of Unexercised Options               Money
                   Held at December 31, 1998     Options at December 31, 1998
                ------------------------------- -------------------------------
Name            Exercisable(#) Unexercisable(#) Exercisable($) Unexercisable($)
----            -------------- ---------------- -------------- ----------------
Michael
 Dennis........    154,577         109,256        $1,533,743       $939,565
Mark Madison...     71,219          10,116           712,176         86,161
Craig Park.....      8,093          12,139            74,930        112,390
Dennis
 Kushner.......        --           20,232               --         172,322

401(k) Profit Sharing Plan

  We maintain a savings plan qualified under Section 401(a) and 401(k) of the Internal Revenue Code (the "Code"). Generally, all of our employees who are at least 21 years of age and have completed 90 days of service are eligible to participate in our 401(k) plan. We make matching contributions equal to 30% of a participant's salary reductions, up to $500 per employee for any plan year. We do not make any discretionary profit sharing contributions under our 401(k) plan.

  In connection with the Digital Networks Corporation acquisition, we assumed a savings plan qualified under Section 401(a) and 401(k) of the Code. The Digital 401(k) plan generally provides that employees who are at least 19 years of age and who have completed 90 days of services are eligible to participate in the plan. Matching contributions are made at a percentage of a participant's salary reductions up to 100% for any plan year. The Digital 401(k) plan allows discretionary profit sharing contributions on behalf of a participant based upon a pay formula that equals the total amount of discretionary contributions multiplied by the ratio of a participant's annual pay to the total annual pay to all participants.

1998 Equity Participation Plan

  Our 1998 Equity Participation Plan, as amended, provides for the grant to our executive officers, other key employees, consultants and non-employee directors of stock options, restricted stock, stock appreciation rights, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits (collectively, the "Awards"). An aggregate of 750,000 shares of common stock (or the equivalent in other equity securities) may be issued under the plan. The maximum number of shares which may be subject to Awards granted under the plan to any individual in any year may not exceed 200,000. Before the closing of this offering, we plan to grant non-qualified stock options to purchase an aggregate of 674,255 shares of common stock to certain of our employees.

  Administration. Following the offering, the compensation committee of our board of directors will administer the plan with respect to grants to our employees or consultants, and our full board of directors will administer the plan with respect to non-qualified stock options granted to non-employee directors. Subject to the terms and conditions of the plan, our board of directors or the compensation committee has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the plan.

  Nonqualified Stock Options ("NQSOs") provide for the right to purchase common stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable in installments after the grant date. NQSOs may be granted for any term specified by the compensation committee.

  Incentive Stock Options ("ISOs"), are designed to comply with the provisions of the Code and are subject to certain requirements contained in the Code, including exercise prices equal to or exceeding the fair market value of the common stock on the grant date and expiration ten years after the grant date. ISOs may be subsequently modified to disqualify them from treatment as ISOs.

  Restricted Stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the compensation committee. Typically, we may repurchase restricted stock at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends before the time when the restrictions lapse.

  Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the compensation committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights before the time when vesting conditions are satisfied.

  Stock Appreciation Rights ("SARs") may be granted in connection with stock options or other Awards, or separately. SARs granted by the compensation committee in connection with stock options or other Awards typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the related option or other Awards, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code with respect to an SAR which is intended to qualify as performance-based compensation, the plan does not place any restrictions on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the compensation committee. The compensation committee may elect to pay SARs in cash or in common stock or in a combination of both.

  Dividend Equivalents represent the value of the dividends per share paid by Intellisys Group, calculated with reference to the number of shares covered by the stock options, SARs or other Awards held by the participant.

  Performance Awards may be granted by the compensation committee on an individual or group basis. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both. Performance Awards may include "phantom" stock awards that provide for payments based upon increases in the price of our common stock over a predetermined period. Performance Awards may also include bonuses which may be granted by the compensation committee on an individual or group basis and which may be payable in cash or in common stock or in a combination of both.

  Stock Payments may be authorized by the compensation committee in the form of shares of common stock or an option or other right to purchase common stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the key employee or consultant.

Stock Option Agreements

  Pursuant to written stock option agreements, we have issued options to purchase an aggregate of 519,678 shares of common stock to certain of our executive officers, at exercise prices equal to fair market value at the date of the grant, as determined by our board of directors. Options to purchase 356,095 shares granted to certain of our executive officers in connection with the 1994 acquisition of our predecessor vested immediately upon grant. The remaining options have 10-year terms and vest in equal annual installments over the five-year period following the date of the grant. In February 1999, a former executive officer of Intellisys Group exercised his option to purchase 4,046 shares of our common stock.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth as of May 1, 1999 certain information regarding the beneficial ownership of our common stock and Series A preferred stock before and after this offering by:

  . each stockholder known to our board of directors to own beneficially 5% or more of our common stock or Series A preferred stock;

  . each director of Intellisys Group;

  . each of the Named Executive Officers; and

  . all directors and executive officers as a group.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Post-offering numbers give effect to the issuance of 2,000,000 shares of common stock sold in the offering and include 72,619 shares of common stock to be issued immediately following the offering upon automatic conversion of subordinated convertible promissory notes issued in connection with an acquisition.

                                                         Percent of Class
                                          Shares        Beneficially Owned
                            Title of   Beneficially --------------------------
Name and Address             Class        Owned     Pre-Offering Post-Offering
----------------          ------------ ------------ ------------ -------------
Esters Family
 Partnership............. Common Stock  1,618,620       40.5%        26.6%
 177 Queens Gardens Drive
 Thousands Oaks, CA 91361

National Financial
 Associates.............. Common Stock    284,877        7.1          4.7
 28802 Malibu Cove Colony
  Dr.
 Malibu, CA 90265

Continental Far East..... Common Stock    284,877        7.1          4.7
 3-18-9 Rappongi
 Minataku, Tokyo 106-0032

Advanced Communications
 Equipment............... Common Stock    284,877        7.1          4.7
 5/F Prosperity Center
 Kwai Chung N.T., Hong
  Kong

Donald J. Esters(1)...... Common Stock  2,289,466       57.2         37.7
 177 Queens Gardens Drive
 Thousand Oaks, CA 91361

Frank Perna(2)........... Common Stock    284,877        7.1          4.7
 28802 Malibu Cove Colony
  Drive
 Malibu, CA 90265

                                                            Percent of Class
                                             Shares        Beneficially Owned
                                          Beneficially --------------------------
Name and Address          Title of Class     Owned     Pre-Offering Post-Offering
----------------          --------------- ------------ ------------ -------------
John Bohle..............     Common Stock    142,438        3.6           2.3
 3605 Longridge Avenue
 Sherman Oaks, CA 91423

Thomas Ringer(3)........     Common Stock    142,438        3.6           2.3
 P.O. Box 2800-311
 36889 North Tom
  Darlington Drive,
 Suite B6-311
 Carefree, AZ 85377

Michael Dennis(4).......   Common Stock      178,856        4.5           2.9

Mark Madison(4).........   Common Stock       73,242        1.8           1.2

Craig Park(4)...........   Common Stock        8,093          *             *

Dennis Kushner..........   Common Stock        4,046          *             *
 318 Casitas Bulevar
 Los Gatos, CA 95032

Weston Presidio Capital
 III, L.P.(5)...........     Series A
 343 Sansome Street,
  Suite 1210              Preferred Stock  1,508,000      100.0         100.0
 San Francisco, CA 94104

WPC Entrepreneur Fund,
 L.P.(6)................     Series A
 343 Sansome Street,
  Suite 1210              Preferred Stock  1,508,000      100.0         100.0
 San Francisco, CA 94104

Philip Halperin(7)......     Series A
 343 Sansome Street,
  Suite 1210              Preferred Stock  1,508,000      100.0         100.0
 San Francisco, CA 94104

All directors and
 executive officers as a
 group (8 persons)(8)...   Common Stock    3,156,910       78.9          52.0

                             Series A
                          Preferred Stock  1,508,000      100.0         100.0

--------

 * Less than 1%.

(1) Includes the 1,618,620 shares of common stock designated as beneficially owned by Esters Family Partnership. Mr. Esters is a partner of the Esters Family Partnership.

(2) Represents 284,877 shares of common stock owned by National Financial Associates. Mr. Perna is an executive officer of National Financial Associates.

(3) Represents 142,438 shares of common stock owned by the Ringer Family Trust. Mr. Ringer and his wife are co-trustees of the Ringer Family Trust.

(4) All of the listed shares of common stock are subject to options which are currently exercisable or will become exercisable within 60 days of May 1, 1999.

(5) Includes the 71,505 shares of Series A preferred stock beneficially owned by WPC Entrepreneur Fund, L.P. that may also be deemed to be beneficially owned by Weston Presidio Capital III, L.P. WPC Entrepreneur Fund, L.P. and Weston Presidio Capital III, L.P. share the same general partner, Weston Presidio Capital Management III, LLC.

(6) Includes the 1,436,495 shares of Series A preferred stock designated as beneficially owned by Weston Presidio Capital III, L.P. that may also be deemed to be beneficially owned by WPC Entrepreneur Fund, L.P. WPC Entrepreneur Fund, L.P. and Weston Presidio Capital III, L.P. share the same general partner, Weston Presidio Capital Management III, LLC.

(7) The 1,508,000 shares of Series A preferred stock owned by Weston Presidio Capital III, L.P. and WPC Entrepreneur Fund, L.P may be deemed to be beneficially owned by Mr. Halperin, who is a general partner of both entities.

(8) Includes an aggregate of 260,191 shares subject to options held by certain executive officers which are currently exercisable or will become exercisable within 60 days of May 1, 1999.

                              CERTAIN TRANSACTIONS

  In 1996, we loaned $100,000 to Dupuis Group, L.L.C. pursuant to a promissory note guaranteed by Donald J. Esters, our Chairman, Chief Financial Officer and Secretary. Dupuis Group is a graphic design firm that is wholly owned by Mr. Esters. The note is due on demand, and interest accrues quarterly at the prime rate plus 0.75%. We paid Dupuis Group $74,000 in 1997 and $55,000 for the year ended December 31, 1998 for graphic design services.

  We loaned $60,000 to Durand Communications, Inc. in 1997. Mr. Esters is a member of the Board of Directors of Durand Communications. The loan bears interest at the rate of 10% per annum and is due and payable on demand.

  In connection with our acquisition of Digital Networks Corporation in August 1998, we issued three promissory notes in the aggregate principal amount of $400,000 to certain stockholders of Digital Networks. In February 1999, Mr. Esters purchased these promissory notes from these stockholders for an aggregate of $415,500. In connection therewith, we entered into an agreement with Mr. Esters under which Mr. Esters agreed to waive any existing defaults under the notes as of February 24, 1999 and we agreed to pay all outstanding principal and interest on the notes within five business days of Mr. Esters' demand. The notes bear interest at the reference rate as announced from time to time by Wells Fargo Bank or its successor. These notes will be paid in full with a portion of the proceeds from this offering.

  On February 12, 1999, Mr. Esters loaned $500,000 to Intellisys Group. The loan is unsecured, and it is subordinated to our credit facility with Fleet Business Credit Corporation. The loan bears interest at the prime rate as announced from time to time by Wells Fargo Bank or its successor in San Francisco, California. Outstanding principal and interest on the loan is payable on demand. This note will be paid in full with a portion of the proceeds from this offering.

  On March 18, 1999, Michael Gummeson, our President and Chief Operating Officer, loaned $1 million to Intellisys Group. The loan is unsecured, and it is subordinated to our credit facility with Fleet Business Credit Corporation. Interest is payable on the loan on a monthly basis beginning April 30, 1999 at the prime rate as announced from time to time by First Union National Bank. Principal on the loan is due and payable on September 30, 1999. This note will be paid in full with a portion of the proceeds from this offering.

  On March 29, 1999, Weston Presidio and WPC, the holders of our Series A preferred stock, guaranteed our repayment of borrowings made under the overadvance portion of our credit facility. In exchange for providing the guaranty, Intellisys Group agreed to pay Weston Presidio and WPC a fee equal to one percent of the largest principal amount of borrowings made under the overadvance facility. The guaranty fee is payable upon the earliest to occur of specific conditions, one of which is the closing of this offering. Weston Presidio and WPC also have the right, after June 30, 1999, to elect to purchase in cash, at a price of $6.9629 per share, the number of shares of our Series A preferred stock determined by dividing the principal amount of the then outstanding borrowings under the overadvance facility, plus accrued and unpaid interest thereon, by $6.9629, if the overadvance facility is still outstanding. If Weston Presidio and WPC elect to purchase additional shares of Series A preferred stock, the purchase price will be applied to the repayment in full of the outstanding borrowings under the overadvance facility. If Weston Presidio and WPC purchase these shares of Series A preferred stock, Intellisys Group will issue to them warrants to purchase the number of additional shares of Series A preferred stock equal to 10% of the number of Series A preferred stock purchased by them, at a price per share of $6.9629.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have 6,073,821 shares of common stock outstanding, including 72,619 shares of common stock we will issue upon automatic conversion of subordinated convertible promissory notes issued in connection with an acquisition. The shares sold in the offering will be freely tradable without restriction under the Securities Act, except for shares held at any time by an "affiliate" of Intellisys Group, as that term is defined under Rule 144 under the Securities Act.

  We issued and sold all shares other than the shares sold in this offering in private transactions. These shares may be publicly re-sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about Intellisys Group. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. Of the 4,073,821 remaining shares outstanding, affiliates hold 2,896,719 shares. Of the shares owned by non-affiliates, 854,630 shares have been held by the non-affiliates in excess of two years. See "Risk Factors--Shares Eligible for Future Sale."

  Any employee, officer, director, advisor or consultant to Intellisys Group who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after Intellisys Group becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

  As of May 1, 1999, there were outstanding stock options to purchase an aggregate of 519,678 shares of common stock, of which 269,093 were presently exercisable or exercisable within 60 days. All of these outstanding stock options are held by executive officers or employees of Intellisys Group. Following the offering, we intend to file a registration statement on Form S-8 covering an aggregate of 750,000 shares of common stock that have been reserved for issuance under our equity participation plan and the 519,678 shares issuable upon exercise of options otherwise outstanding, permitting the resale of those shares in the public market without restriction under the Securities Act.

We intend to issue 674,255 non-qualified stock options to purchase shares of common stock under the 1998 Equity Participation Plan before the closing of this offering.

  Intellisys Group and certain of its executive officers, directors and other stockholders have agreed with the underwriters, subject to certain exceptions, not to sell or otherwise dispose of any shares of common stock of Intellisys Group for a period of 180 days from the consummation of this offering without the prior written consent of the representatives of the underwriters.

  Before this offering, there has been no public market for the common stock. We are unable to estimate the number of shares that may be sold in the future by Intellisys Group's stockholders or the effect, if any, that sales by stockholders will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock could adversely affect prevailing market prices.

                          DESCRIPTION OF CAPITAL STOCK

  The following descriptions are qualified in their entirety by reference to our certificate of incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission. Our authorized capital stock consists of 30 million shares of common stock, $.01 par value per share, and 10 million shares of preferred stock, $.01 par value per share.

Common Stock

  Each holder of common stock is entitled to one vote per share in the election of directors and for all other purposes. The holders of common stock vote together with the holders of our Series A preferred stock on all matters submitted to a vote of the stockholders, except that the holders of Series A preferred stock are entitled to elect one director voting as a separate class. In addition, the holders of the Series A preferred stock have the right, as a separate class, to approve a number of specific actions proposed to be taken by us. See "Series A Convertible Preferred Stock--Voting Rights." There are no cumulative voting or preemptive rights applicable to any shares of common stock. All shares of common stock are entitled to participate pro rata in distributions and in such dividends as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to the prior rights of creditors, all shares of common stock are entitled in the event of liquidation to participate ratably in the distribution of all the remaining assets of Intellisys Group after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock which we may designate and issue in the future. Each outstanding share of common stock is fully paid and non-assessable.

Preferred Stock

  Our preferred stock is divisible into and issuable in one or more series. The rights and preferences of the different series may be established by our board of directors without further action by the stockholders. Our board of directors is authorized with respect to each series to fix and determine, among other things:

  . its dividend rate;

  . its liquidation preference;

  . whether or not such shares will be convertible into, or exchangeable for, any other securities; and

  . whether or not such shares will have voting rights, and, if so, the conditions under which such shares will vote as a separate class.

  We believe that our board of directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, our board of directors could issue all or part of the preferred stock with (among other things) substantial voting power or advantageous conversion rights. Such stock could be issued to persons deemed by our board of directors likely to support current management in a contest for control of Intellisys Group, either as a precautionary measure or in response to a specific takeover threat.

Series A Convertible Preferred Stock

  General. In November and December 1998, we issued an aggregate of 1,508,000 shares of Series A convertible redeemable preferred stock in private placement transactions.

  Dividends. The holders of shares of Series A preferred stock are entitled to receive dividends, when and if declared by our board of directors, out of assets legally available for dividends, in an amount equal to that paid on the shares of common stock into which shares of Series A preferred stock could be then converted. Dividends, if paid or declared, must be paid on all outstanding shares of Series A preferred stock.

  Liquidation. In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series A preferred stock will be entitled to receive, before any distribution of assets is made to holders of any other series of preferred stock or common stock, a liquidation preference in an amount per share equal to the greater of:

  . the sum of (a) $6.9629 for each outstanding share of Series A preferred stock as adjusted for any share split, share dividend, combination, reclassification or similar event involving the Series A preferred stock, plus any declared but unpaid dividends on that share and (b) an amount equal to a 10% annual rate of return compounded annually, from the date of issuance of the share through the date on which the payment is made, on $6.9629; or

  . the value the holder of the share would receive if each outstanding share of Series A preferred stock had been converted into common stock immediately prior to our liquidation, dissolution or winding up.

After full payment of the liquidating distributions to which they are entitled, the holders of the Series A preferred stock will have no right or claim to any of our remaining assets. If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets and funds are insufficient to make full payments to the holders of the Series A preferred stock, then our entire assets and funds legally available for distribution will be distributed ratably among the holders of the Series A preferred stock in proportion to the amount of such stock then owned by each holder.

  Any acquisition by means of merger or other form of corporate reorganization in which our outstanding shares are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary, or a sale, conveyance or disposition of all or substantially all of our assets or our effectuation of a transaction or series of transactions in which more than 50% of our voting power is acquired by another person or entity constitutes a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

  Conversion. Each share of Series A preferred stock is convertible at the option of the holder thereof at any time after the first anniversary of the date of initial issuance of shares of Series A preferred stock and on or prior to the fifth day prior to any redemption date, into the number of fully paid and nonassessable shares of common stock determined by dividing $6.9629 by the conversion price then in effect. The initial conversion price is $6.9629.

  Each share of Series A preferred stock is automatically convertible into common stock at the conversion price then in effect immediately upon consummation of the sale of our common stock in a firm commitment underwritten public offering, as long as:

  . the aggregate price at which the shares are sold to the public (other than shares sold by Donald Esters or persons related to or affiliated with him) is not less than $20,000,000; and

  . the price per share to the public is at least $13.9258.

If the public offering which causes automatic conversion is completed before November 27, 1999, the conversion will occur automatically on November 27, 1999 at the conversion price then in effect. If our initial public offering fails to meet the requirements set forth in the previous paragraph, the shares of Series A preferred stock will not be converted automatically into shares of common stock.

  If:

  . we subsequently consummate a sale of our common stock in a firm commitment underwritten public offering in which the aggregate market value of the publicly-traded shares of our common stock following completion of the offering is greater than $35.0 million, and the per share price to the public of the common stock sold in the offering is at least $13.9258; and

  . the Series A preferred stock is then convertible into common stock as stated above,

then each share of Series A preferred stock will convert automatically upon the consummation of the offering into shares of common stock at the conversion price then in effect.

  The Series A preferred stock will also convert automatically into common stock at the conversion price at the time in effect, if:

  . the publicly-traded shares of our common stock have had a closing trading price of not less than $13.9258 for 30 of the 40 most recent trading days;

  . the average daily market value of the shares of common stock trading during the 40 day period exceeds $750,000; and

  . the Series A preferred stock is then convertible into common stock.

  The conversion price is subject to adjustment if we issue any additional stock after the issuance of the Series A preferred stock for a price per share less than the conversion price in effect immediately prior to our issuance. There will be no adjustment to the conversion price upon the issuance of shares of common stock:

  . issued upon conversion of Series A preferred stock;

  . issued upon the exercise of warrants and options outstanding on November
    27, 1998; or

  . issued upon the exercise of options granted under our stock option plans.

  Redemption. If the Series A preferred stock has not been converted to common stock by November 10, 2003, upon election by the holders of 100% of the then outstanding shares of Series A preferred stock, we must redeem each share of Series A preferred stock. On the 30th day after the date of election by these holders, we must redeem one-sixteenth of the outstanding shares of Series A preferred stock by paying to each holder a per share amount equal to $6.9629 plus an amount equal to a ten percent (10%) annual rate of return, compounded annually, from the date of issuance of the shares through the date on which the shares are redeemed. We will redeem the remaining shares of Series A preferred stock in 15 equal quarterly installments at the same price, beginning on the 90th day after the first redemption and on every 90th day thereafter.

  Voting Rights. The holder of each share of Series A preferred stock has the right to one vote for each share of common stock into which the share of Series A preferred stock could be converted voting together as a single class with the holders of the common stock. The holders of the Series A preferred stock have the right to elect one director voting as a separate class. The remaining directors are elected by the holders of the outstanding shares of common stock and the Series A preferred stock, voting together as a single class. So long as any shares of Series A preferred stock remain outstanding, we may not, without the approval of the holders of at least a majority of the then outstanding shares of Series A preferred stock voting as a separate class:

  . increase or decrease the authorized number of shares of Series A preferred stock, issue any additional shares of Series A preferred stock or alter the rights, preferences or privileges of the Series A preferred stock;

  . authorize of designate any new class or series of stock or any other securities convertible into our equity securities, ranking senior to the Series A preferred stock;

  . effect an acquisition or declare or pay any dividends on our capital stock or repurchase any of our capital stock;

  . amend our certificate of incorporation or bylaws so as to adversely affect the voting powers, preferences or other rights or privileges of the Series A preferred stock;

  . make or permit any of our subsidiaries to make loans or advances in an aggregate amount outstanding in excess of $250,000, except loans or advances to employees in the ordinary course of business;

  . own or permit any of our subsidiaries to own, any stock or other securities of any person in which Donald Esters, any of our officers or directors or any person affiliated or related to Mr. Esters or such person holds, directly or indirectly, any interest;

  . pay any cash compensation to our six most highly compensated employees in excess of an aggregate of $1,500,000 per year;

  . approve or make capital expenditures in any year in excess of $2,500,000 subject to increase each fiscal year based on a percentage increase in our revenues in the fiscal year compared to our revenues for the prior fiscal year;

  . incur indebtedness, enter into any loan agreement or otherwise pledge, hypothecate or mortgage our assets or stock or otherwise guarantee any indebtedness, subject to certain exceptions; or

  . do any act or thing which would result in taxation of the holders of shares of the Series A preferred stock under Section 305 of the Code.

Registration and Other Rights

  In connection with our private placement of Series A preferred stock, on November 20, 1998 we entered into the Investor Rights Agreement with the existing stockholders of Intellisys Group, including the holders of the Series A preferred stock (the "Investors"). Under the Investor Rights Agreement, the Investors have the right, frequently called "registration rights," to require us to register under the Securities Act our shares held by them so that they may sell the shares in the public market. Investors holding at least a majority of Registrable Securities, as defined in the Investor Rights Agreement, may require us to effect two registrations of their shares, at our expense, after the earlier of November 10, 2001 or six months after the completion of this offering. In addition, if we propose to register shares under the Securities Act for any other reason, with certain exceptions and subject to certain conditions, the Investors will be entitled to include their shares in the registration at our expense. Investors holding at least a majority of Registrable Securities may also require us, under certain circumstances, to effect a registration of their shares on a short-form registration statement on Form S-3. The Investor Rights Agreement also:

  . grants to us a right of first refusal upon any proposed transfer of our shares by the Investors;

  . grants to Investors certain co-sale rights in connection with sales of shares by other existing common stockholders;

  . grants to Investors a right of first refusal when we issue equity securities; and

  . provides for procedures for implementing the right of the holders of the Series A preferred stock to elect one member of our board of directors.

The Investor Rights Agreement will remain in effect so long as the holders of the Series A preferred stock hold either Series A preferred stock or common stock.


Certain Certificate of Incorporation, Bylaw and Statutory Provisions Affecting Stockholders

  Our board of directors is divided into three classes with terms expiring at our annual meetings of stockholders in 1999, 2000 and 2001. Under the Delaware General Corporation Law ("DGCL"), directors serving on a classified board can be removed only for cause.

  Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The certificate and bylaws also:

  . provide that special meetings of the stockholders may be called only by a resolution adopted by a majority of our board of directors or by a committee of our board of directors which has been duly designated by our board of directors and whose powers and authority include the power to call such meetings;

  . establish an advance notice procedure for stockholder proposals;

  . require that certain business combinations be approved by supermajority vote; and

  . reserve to our board of directors the exclusive right to change the number of directors or to fill vacancies on our board of directors.

  Intellisys Group is a Delaware corporation and is subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

  . before consummation of the transaction the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

  . at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's outstanding voting stock within three years.

  The provisions of our certificate, bylaws and the DGCL described above could make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our stock or the removal of our incumbent board of directors. These provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of Intellisys Group, even though such an attempt might be beneficial to Intellisys Group and its stockholders.

  Our certificate and bylaws also contain provisions that:

  . eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by the DGCL and

  . indemnify directors and officers to the fullest extent permitted by
    Section 145 of the DGCL, including in circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified directors and officers. We have entered into indemnification agreements with our executive officers and directors.

Other Attributes of Our Securities

  Intellisys Group is a corporation organized under the laws of Delaware. Generally, the laws of the state of incorporation govern the corporate operations of a corporation and the rights of its stockholders. Certain provisions of the California Corporations Code become applicable to a corporation incorporated outside of California, however, if:

  . the corporation transacts business in California and the average of its California property, payroll and sales factors (as defined in the California Revenue and Taxation Code) with respect to it is more than 50% during its latest fiscal year,

  . more than one-half of its outstanding voting securities are held of record by persons having addresses in California and

  . the corporation is not otherwise exempt. An exemption is provided if the corporation has outstanding securities qualified for trading as a national market security on the National Association of Securities Dealers Automated Quotation System if the corporation has at least 800 record and nominee holders of its equity securities as of the record date of its most recent annual meeting of stockholders.

  We have filed an application with the Nasdaq National Market for quotation of our common stock. At present, most of our activities occur in California. Our existing stockholders with addresses in California will own approximately 60.4% of the outstanding voting securities following the offering. Certain provisions of California corporate law may apply to us, as described below, unless as a result of the offering there are more than 800 holders of our equity securities as of the applicable date.

  Except as discussed herein, provisions of California law which could be applicable to us if we meet these tests and are not exempt include, without limitation:

  . those provisions relating to the stockholders' right to cumulate votes in elections of directors--cumulative voting is mandatory under California law;

  . the stockholders' right to remove directors without cause--which under California law is subject to the stockholders' right to cumulate votes);

  . the right of stockholders to call a special meeting--the right is mandatory under California law if the requesting stockholder owns at least 10% of the voting stock;

  . and the Company's ability to indemnify its officers, directors and employees--which is more limited in California than in Delaware.

  Notwithstanding the foregoing, a corporation may provide for a classified board of directors, or eliminate cumulative voting, or both if it is a "listed corporation." A "listed corporation" means a corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange, or a corporation with outstanding securities qualified for trading as a national market security on Nasdaq if the corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of stockholders.

Transfer Agent and Registrar

          is the transfer agent and registrar for the common stock.

                                  UNDERWRITING

  The underwriters named below (the "Underwriters"), acting through Wedbush Morgan Securities Inc., First Security Van Kasper and H.C. Wainwright & Company, Inc. (the "Representatives"), have severally agreed with Intellisys Group, subject to the terms and conditions of the Underwriting Agreement, to purchase from Intellisys Group the number of shares of common stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   Wedbush Morgan Securities Inc. ....................................
   First Security Van Kasper..........................................
   H.C. Wainwright & Company, Inc.....................................

                                                                       ---------
     Total............................................................ 2,000,000
                                                                       =========

  The Representatives have advised us that the Underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $ per share, of which $ may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

  We have granted the Underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to 300,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the common stock offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the common stock offered hereby are being sold.

  The Underwriting Agreement contains certain covenants of indemnity among the Underwriters and Intellisys Group against certain civil liabilities, including liabilities under the Securities Act.

  Pursuant to the terms of lock-up agreements, our executive officers and directors and certain stockholders have agreed with the Representatives that, until 180 days after the consummation of this offering, they will not, directly or indirectly, sell, contract to sell, make any short sale, pledge or otherwise dispose of any shares of common stock or securities exchangeable for or convertible into shares of common stock, exclusive of securities purchased in connection with this offering or in the public trading market, without the prior written consent of the Representatives. Subject to certain exceptions, we have also agreed until 180 days after the closing date of this offering not to issue, offer, sell, purchase or otherwise dispose of any shares of our common stock or any other securities convertible into or exchangeable for common stock or any other equity security, except with the prior written consent of the Representatives. See "Shares Eligible for Future Sale."

  The Representatives have advised us that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  At the closing of this offering, we will sell to the Representatives, at a price of $.01 each, warrants to purchase up to the number of shares of common stock equal to five percent of the number of shares of common stock sold in this offering, excluding any shares subject to the underwriters' overallotment option. Each warrant will be exercisable for a four-year period, commencing one year from the date of this prospectus, at an exercise price equal to $ per share, which is 120% of the public offering price of the shares. The warrants will contain anti-dilution provisions providing for appropriate adjustments in any recapitalization, reclassification, stock dividend, stock split or similar transaction by Intellisys Group. The warrants do not entitle the Representatives to any rights as a stockholder of Intellisys Group until the Representatives exercise the warrants.

  We have granted certain demand and piggyback registration rights for the common stock underlying the warrants. On one occasion, at the Representatives' request, at any time during the four-year period commencing one year after the date of this prospectus, we will prepare and file a new registration statement permitting the sale of the warrants and/or underlying securities and use its best efforts to keep the registration statement effective under the Securities Act for a nine month period following the effective date. We will bear the cost of such registration statement. If we file an equity offering registration statement under the Securities Act at any time during the six-year period following the date of this prospectus, we will, subject to certain exceptions, include in such registration statement all or part of the underlying securities at the request of the warrant holder. The warrants are not transferable by the Representatives other than to employees and affiliates of the Representatives.

  During and after the offering, the Underwriters may purchase and sell the common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the shares of common stock sold in the offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock which may be higher than the price that might otherwise prevail in the open market.

  There has been no public market for the common stock. The public offering price was determined by negotiations between Intellisys Group and the Representatives. Among the factors considered in determining the public offering price were prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to Intellisys Group the demand for the shares and for similar securities of publicly traded companies that the Underwriters believed to be somewhat comparable to Intellisys Group the future prospects of Intellisys Group and its industry in general, certain other financial and operating information of Intellisys Group in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the shares will sell in the public market after the offering will not be lower than the public offering price.

  E*Capital Corporation owns 59,496 shares of our common stock and warrants to acquire an additional 623 shares of common stock. Edward W. Wedbush, President of E*Capital Corporation and Wedbush Morgan Securities Inc., is a significant stockholder of E*Capital Corporation, a minority stockholder of Wedbush Morgan Securities Inc. and individually owns 37,184 shares of our common stock and warrants to acquire an additional 388 shares of common stock. Our director, Thomas Ringer, is Chairman of the Board of Wedbush Morgan Securities Inc. Mr. Ringer, in his capacity as co-trustee of a stockholder of Intellisys Group, is a beneficial owner of 142,438 shares of our common stock. Mr. Ringer also is a minority stockholder of both E*Capital Corporation and Wedbush Morgan Securities Inc.

  We paid Wedbush Morgan Securities Inc. $50,000 for placement agent services in connection with a private placement of our securities in June 1998. We also paid Wedbush Morgan Securities Inc. a fee of $550,000 for advisory services rendered in connection with our 1998 private placement of Series A preferred stock.

  We have filed an application with the Nasdaq National Market for quotation of our common stock under the symbol "ISGP."

                                 LEGAL MATTERS

  The validity of the common stock being offered hereby will be passed upon for Intellisys Group by Latham & Watkins, San Francisco, California. Certain legal matters will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of Intellisys Group as of December 31, 1997 and 1998, and for each of the years in the three year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

  The financial statements of B. Higginbotham Enterprises, Inc. as of June 30, 1997, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

  The financial statements of Proline Industries, Inc. as of December 31, 1996 and 1997, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of Peterson Sullivan P.L.L.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  We have filed with the SEC in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information with respect to Intellisys Group and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document referred to herein or therein are not necessarily complete, and in each instance you should refer to the copy of such contract or document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. You may obtain copies of the registration statement (of which this prospectus is a part), together with such exhibits and schedules, upon payment of the fee prescribed by the SEC, or you may examine without charge at the office of the SEC.

  After consummation of the offering, Intellisys Group will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by Intellisys Group with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including Intellisys Group, that file electronically with the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Intellisys Group, Inc. and Subsidiaries--Consolidated Financial
 Statements
Independent Auditors' Report.............................................   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998.............   F-3
Consolidated Statements of Income for each of the years in the three-year
 period ended December 31, 1998..........................................   F-4
Consolidated Statements of Stockholders' Equity for each of the years in
 the three-year period ended December 31, 1998...........................   F-5
Consolidated Statements of Cash Flows for each of the years in the three-
 year period ended December 31, 1998.....................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
B. Higginbotham Enterprises, Inc.--Financial Statements
Independent Auditors' Report.............................................  F-20
Balance Sheets as of June 30, 1997 and March 31, 1998 (unaudited)........  F-21
Statements of Operations for the year ended June 30, 1997 and for the nine-month periods ended March 31, 1997 and 1998 (unaudited)............  F-22
Statements of Stockholder's Equity for the year ended June 30, 1997 and for the nine-month period ended March 31, 1998 (unaudited)..............  F-23
Statements of Cash Flows for the year ended June 30, 1997 and for the nine-month periods ended March 31, 1997 and 1998 (unaudited)............  F-24
Notes to Financial Statements............................................  F-25
Proline Industries, Inc.--Financial Statements
Independent Auditors' Report.............................................  F-30
Balance Sheets as of December 31, 1996 and 1997 and September 30, 1998
 (unaudited).............................................................  F-31
Statements of Operations for the years ended December 31, 1996 and 1997 and for the nine-month periods ended September 30, 1997 and 1998
 (unaudited).............................................................  F-32
Statements of Stockholders' Equity for the years ended December 31, 1996 and 1997 and for the nine-month period ended September 30, 1998
 (unaudited).............................................................  F-33
Statements of Cash Flows for the years ended December 31, 1996 and 1997 and for the nine-month periods ended September 30, 1997 and 1998
 (unaudited).............................................................  F-34
Notes to Financial Statements............................................  F-35

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Intellisys Group, Inc.:

  We have audited the accompanying consolidated balance sheets of Intellisys Group, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intellisys Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Mountain View, California
March 31, 1999

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
                            ASSETS
Current assets:
  Cash......................................................... $   122 $ 1,998
  Accounts receivable, less allowance for doubtful accounts of
   $101, and $330, respectively................................   9,426  24,704
  Notes receivable.............................................     160     160
  Inventories..................................................   3,653   9,299
  Prepaid expenses.............................................      90   1,177
  Deferred income taxes........................................     352     752
                                                                ------- -------
    Total current assets.......................................  13,803  38,090
Property and equipment, net....................................   1,222   3,896
Deferred income taxes..........................................     --      146
Intangible and other assets....................................     232  11,269
                                                                ------- -------
    Total assets............................................... $15,257 $53,401
                                                                ======= =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line of credit.......................................... $ 4,845 $18,672
  Current portion of long-term debt............................      85   1,373
  Current portion of obligations under capital leases..........      15     113
  Accounts payable.............................................   4,694  11,916
  Accrued expenses.............................................   1,044   4,130
  Income taxes payable.........................................     584     218
  Deferred revenue.............................................     441   1,301
                                                                ------- -------
    Total current liabilities..................................  11,708  37,723
Long-term debt, excluding current portion......................     235     608
Obligations under capital leases, excluding current portion....      11     269
                                                                ------- -------
    Total liabilities..........................................  11,954  38,600
                                                                ------- -------
Series A convertible redeemable preferred stock; $.01 par
 value; 1,508,000 shares authorized, issued and outstanding
 (entitled in liquidation to $10,000 plus 10% annual rate of
 return).......................................................     --    9,431
Commitments
Stockholders' equity:
  Preferred stock; 10,000,000 shares authorized; 1,508,000
   shares issued and outstanding...............................     --      --
  Common stock; $.01 par value; 30,000,000 shares authorized;
   3,832,892, and 3,997,156 shares issued and outstanding,
   respectively................................................      38      40
  Additional paid-in capital...................................   1,217   2,410
  Retained earnings............................................   2,048   2,920
                                                                ------- -------
    Total stockholders' equity.................................   3,303   5,370
                                                                ------- -------
    Total liabilities and stockholders' equity................. $15,257 $53,401
                                                                ======= =======

          See accompanying notes to consolidated financial statements.

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)

                                                        Years ended December
                                                                 31,
                                                       -----------------------
                                                        1996    1997    1998
                                                       ------- ------- -------
Sales and contract revenue...........................  $30,557 $41,535 $70,968
Cost of sales........................................   23,036  30,196  51,599
                                                       ------- ------- -------
  Gross profit.......................................    7,521  11,339  19,369
Selling, general, and administrative expenses........    6,959   9,672  17,114
                                                       ------- ------- -------
  Operating income...................................      562   1,667   2,255
Interest expense, net................................      269     351   1,048
Other income.........................................      --      --     (438)
                                                       ------- ------- -------
  Income before income taxes.........................      293   1,316   1,645
Income taxes.........................................       98     523     680
                                                       ------- ------- -------
  Net income.........................................      195     793     965
Accretion to redemption value on Series A preferred
 stock...............................................      --      --      (93)
                                                       ------- ------- -------
  Net income available to common stockholders........  $   195 $   793 $   872
                                                       ======= ======= =======
Earnings per share available to common stockholders:
  Basic..............................................  $  0.05 $  0.21 $  0.22
                                                       ======= ======= =======
  Diluted............................................  $  0.05 $  0.20 $  0.15
                                                       ======= ======= =======
Shares used in computing earnings available to common
 stockholders:
  Basic..............................................    3,833   3,833   3,943
                                                       ======= ======= =======
  Diluted............................................    3,970   3,988   5,680
                                                       ======= ======= =======


          See accompanying notes to consolidated financial statements.

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 1996, 1997 and 1998
                       (In thousands, except share data)

                               Common stock   Additional              Total
                             ----------------  paid-in   Retained stockholders'
                              Shares   Amount  capital   earnings    equity
                             --------- ------ ---------- -------- -------------
Balances as of December 31,
 1995......................  3,832,886  $38     $1,217    $1,060     $2,315
Net income.................        --   --         --        195        195
                             ---------  ---     ------    ------     ------
Balances as of December 31,
 1996......................  3,832,886   38      1,217     1,255      2,510
Net income.................        --   --         --        793        793
                             ---------  ---     ------    ------     ------
Balances as of December 31,
 1997......................  3,832,886   38      1,217     2,048      3,303
Issuance of common stock,
 net.......................    156,177    2        998       --       1,000
Exercise of stock options..      8,093  --           6       --           6
Warrants issued in
 connection with debt
 financing.................        --   --         189       --         189
Accretion to redemption
 value on Series A
 preferred stock...........        --   --         --        (93)       (93)
Net income.................        --   --         --        965        965
                             ---------  ---     ------    ------     ------
Balances as of December 31,
 1998......................  3,997,156  $40     $2,410    $2,920     $5,370
                             =========  ===     ======    ======     ======


          See accompanying notes to consolidated financial statements.

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    Years ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
Cash flows from operating activities:
 Net income........................................ $   195  $   793  $    965
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
 Allowance for doubtful accounts...................     (15)      30       229
 Depreciation and amortization.....................     263      378     1,004
 Interest expense in connection with issuance of
  warrants.........................................     --       --        189
 Deferred income taxes.............................     (43)    (199)     (766)
 Changes in operating assets and liabilities:
  Accounts receivable..............................  (2,816)  (2,741)   (7,156)
  Inventories......................................    (301)    (326)     (582)
  Prepaid expenses.................................     (99)      56      (875)
  Other assets.....................................      (4)      (1)     (221)
  Accounts payable and accrued expenses............   1,672    1,304     4,177
  Income taxes payable.............................     (82)     584      (316)
  Deferred revenue.................................     (82)     360       574
                                                    -------  -------  --------
   Net cash provided by (used in) operating
    activities.....................................  (1,312)     238    (2,778)
                                                    -------  -------  --------
Cash flows from investing activities:
 Purchase of intangible assets in connection with
  acquisitions.....................................     --       --     (9,196)
 Purchase of property and equipment in connection
  with acquisitions................................     --       --     (1,410)
 Purchase of net current assets in connection with
  acquisitions.....................................     --       --     (2,140)
 Purchase of long term debt in connection with
  acquisitions.....................................     --       --      1,359
 Purchases of property and equipment...............    (766)    (447)   (1,527)
 Issuance of notes receivable......................    (100)     (60)      --
                                                    -------  -------  --------
   Net cash used in investing activities...........    (866)    (507)  (12,914)
                                                    -------  -------  --------
Cash flows from financing activities:
 Exercise of stock options.........................     --       --          6
 Issuance of common stock, net.....................     --       --      1,000
 Issuance of preferred stock, net..................     --       --      9,338
 Net borrowings under bank line of credit..........   2,037      446     8,798
 Proceeds from short-term debt.....................     --       --      1,020
 Payments of short-term debt.......................     --       --     (1,020)
 Proceeds from long-term debt......................     269       97       --
 Payments of long-term debt and capital leases.....    (132)    (194)   (1,574)
                                                    -------  -------  --------
   Net cash provided by financing activities.......   2,174      349    17,568
                                                    -------  -------  --------
Net increase (decrease) in cash....................      (4)      80     1,876
Cash at beginning of year..........................      46       42       122
                                                    -------  -------  --------
Cash at end of year................................ $    42  $   122  $  1,998
                                                    =======  =======  ========
Supplemental disclosures of cash flow information:
 Cash paid during the year:
 Interest.......................................... $   269  $   365  $    937
                                                    =======  =======  ========
 Income taxes...................................... $   230  $   119  $  1,741
                                                    =======  =======  ========
 Noncash investing and financing activities:
 Acquisition of equipment under capital leases..... $    24  $     9  $    445
                                                    =======  =======  ========
 Issuance of notes payable in connection with
  acquisition of intangibles....................... $   --   $   --   $  1,787
                                                    =======  =======  ========
 Warrants issued in connection with debt
  financing........................................ $   --   $   --   $    189
                                                    =======  =======  ========

          See accompanying notes to consolidated financial statements.

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1996, 1997, and 1998
                 (All amounts in thousands, except share data)

(1) Summary of Significant Accounting Policies

(a) Description of Business

  The accompanying consolidated financial statements include the accounts of Intellisys Group, Inc., formerly EISI, and its wholly owned subsidiaries, Higginbotham Enterprises, Inc. and Proline Industries, Inc. (the Subsidiaries); collectively "the Company." The Company sells, designs, installs, services and supports multimedia presentation and communication technology systems to corporations, government agencies, and educational institutions.

  On October 15, 1998, Intellysis Group, Inc. was reincorporated in the State of Delaware. In connection with the reincorporation, Intellisys Group, Inc. increased its authorized shares of Common Stock to 30,000,000 shares, authorized the issuance of 10,000,000 shares of Preferred Stock and declared a common stock split on an approximately 4.047-for-one basis. The accompanying consolidated financial statements have been restated to reflect these changes.

  All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Revenue Recognition

  The Company derives revenue from three sources: equipment sales, integrated systems contracts and maintenance contracts. Sales of equipment are recognized upon shipment.

  Integrated systems contracts generally have terms ranging from 2 months to 1 year. Revenue from the equipment component of a contract are recognized upon shipment. Revenue on the technical services portion of a contract is recognized based on the percentage that labor costs incurred to date bear to total estimated labor costs. Losses expected to be incurred are recorded when such losses are known.

  The Company sells maintenance contracts for new and existing multimedia equipment installations. These contracts cover labor, parts, and materials. Revenue is recognized using the straight-line method over the life of the contract. The cost of the maintenance contract depends on the level of service required by the customer. Revenue from these contracts has not been material.

  The Company bills customers for services at intervals that coincide with the completion of certain project phases. As of December 31, 1997 and 1998, accounts receivable included unbilled amounts of $2,911, and $4,506, respectively.

(c) Property and Equipment

  Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

(d) Inventories

  Inventories are valued at the lower of cost (first in, first out) or market. The Company provides reserves for obsolete inventory as required.

(e) Intangible Assets

  Intangible assets consist primarily of goodwill, workforce and non-compete covenants arising from the application of purchase accounting. Goodwill and workforce are amortized on a straight-line basis over their estimated useful lives of 10 and 5 years, respectively. Non-compete covenants are amortized on a straight-line basis over the terms of the agreements which range from 3 to 5 years.

(f) Impairment of Long-Lived Assets

  The Company periodically reviews its long-lived assets and certain identifiable intangible assets for impairment. If events or changes indicate that the carrying amount of an asset is not recoverable from expected undiscounted cash flows, the Company will reduce the asset to its fair value.

(g) Fair Value of Financial Instruments

  The fair values of cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values because of the short-term maturities of those instruments. Although no quoted market prices are available and a portion is due from a related party, the Company believes the fair value of the notes receivable approximates its carrying value. The fair value of the Company's long-term indebtedness is estimated based on the current rates offered to the Company for debt of the same remaining maturities and approximates its carrying value.

(h) Stock-Based Compensation

  The Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under APB Opinion No. 25, no compensation expense is recognized when the exercise price of options equals the fair value of the underlying stock on the date of grant. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

(i) Income Taxes

  The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

(j) Use of Estimates

  The Company's management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(k) Concentration of Credit Risk

  The Company grants credit to its customers located primarily in the United States. The Company's ability to collect the amounts due from its customers is affected by economic conditions in its industry and the geographical area in which it conducts business. Accounts receivable from the Company's customers are generally due within 30 days and are subject to credit risk. The Company monitors extensions of credit and records an allowance for doubtful accounts based on its historical experience and management's assessment of collectibility of specific accounts.

(l) Per Share Data

  The Company presents basic and diluted earnings per share (EPS) available to common stockholders in the consolidated statements of income. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes dilution and is computed using the weighted-average number of common and dilutive potential common shares outstanding during the period including common stock options, warrants to purchase common stock, and convertible redeemable preferred stock. The dilutive effect of stock options is calculated using the treasury stock method.

(m) Comprehensive Income

  On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. The Company has no components of comprehensive income; therefore, the adoption of this statement had no impact on the Company's financial position or operating results.

(n) Segment Reporting

  The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," effective for the year ended December 31, 1998. SFAS No. 131 establishes standards for the way that companies report selected information about operating segments in their financial statements. The Company is organized into the following geographic operating segments: California, Northwest, Rocky Mountains, and Southwest. Accordingly, management focuses its attention on revenues, pretax income, and assets of each of these geographical areas when evaluating operating performance.

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

  Each of the geographic operating segments derive their revenues from equipment sales, integrated systems contracts, and maintenance contracts. It is impractical for the Company to provide revenues from equipment sales and integrated system contracts separately.

(2) Industry Segment Data

  The Company is reporting results on four business segments effective December 31, 1998. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. In 1997, the Company operated predominantly in the California and Rocky Mountains segments. The following table represents the revenues, pretax income, and assets of the Company by operating segment:

                                                                  Pretax
1998                                                      Revenue Income Assets
----                                                      ------- ------ -------
California............................................... $50,649 $  830 $39,380
Northwest................................................   1,982    --    7,863
Rocky Mountains..........................................   8,066    278     153
Southwest................................................  10,271    537   6,005
                                                          ------- ------ -------
  Consolidated........................................... $70,968 $1,645 $53,401
                                                          ======= ====== =======

1997
----
California............................................... $33,469 $1,038 $15,104
Rocky Mountains..........................................   8,066    278     153
                                                          ------- ------ -------
  Consolidated........................................... $41,535 $1,316 $15,257
                                                          ======= ====== =======

  No single customer accounted for more than 10% of consolidated revenues during 1996, 1997 or 1998.

(3) Convertible Redeemable Preferred Stock

  During November and December of 1998, the Company sold 1,508,000 shares of Series A Convertible Redeemable Preferred Stock (Series A Preferred Stock) for $10,000. The issuance costs of $662 were netted against the carrying amount of the Series A Preferred Stock on the accompanying December 31, 1998 consolidated balance sheet.

  Conversion of the Series A Preferred Stock is at the option of the holder after the first anniversary of the date of initial issuance. Redemption is at the option of 100% of the holders after November 10, 2003. The Series A Preferred Stock is automatically convertible, under specific conditions, into shares of Common Stock upon the consummation of the Company's sale of its Common Stock in a firm commitment underwritten public offering. Initially, each share of Series A Preferred Stock is convertible into one share of Common Stock. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any other series of Preferred Stock or Common Stock, an amount per share equal to $6.9629 for each outstanding share of Series A Preferred Stock,

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES
plus any declared but unpaid dividend on such share and an amount equal to a 10% annual rate of return compounded annually on the original issuance price. The difference between the carrying value of the Series A Preferred Stock and its mandatory redemption value which includes the 10% annual rate of return is being accreted using the effective interest method.

  In February 1999, the Company received additional consideration of $500 for the 1,508,000 shares of Series A Preferred Stock. As a result, the liquidation preference increased by $500.

(4) Earnings Per Share

  For both basic and diluted earnings per share, net income available to common stockholders as reported was used in the computation. A reconciliation of shares used in the computation for basic and diluted earnings per share is as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                              1996  1997  1998
                                                              ----- ----- -----
Weighted-average common shares outstanding used for basic
 earnings per share.......................................... 3,833 3,833 3,943
Effect of dilutive securities-stock options, stock purchase
 warrants and convertible redeemable preferred stock.........   137   155 1,737
                                                              ----- ----- -----
Weighted-average common and potential common shares
 outstanding used for diluted earnings per share............. 3,970 3,988 5,680
                                                              ===== ===== =====

(5) Notes Receivable

  During 1996, the Company loaned $100 to one of its vendors, Dupuis Group, L.L.C. The Company's Chairman owns 100% of Dupuis Group, L.L.C. and has guaranteed payment of this note. The note is due on demand, and interest is accrued quarterly at the prime rate plus 0.75%. During 1996, 1997 and 1998, the Company paid Dupuis Group, L.L.C. $53, $74 and $55, respectively, for design and graphic services.

  During 1997, the Company loaned $60 to Durand Communications, Inc., Mr. Esters is a member of the Board of Directors of Durand Communications, Inc. The loan bears interest at 10% and is due on demand.

(6) Inventories

  Inventories consisted of the following:

                                                                   December 31,
                                                                   -------------
                                                                    1997   1998
                                                                   ------ ------
Portable equipment................................................ $3,328 $7,460
Parts and materials...............................................    325  1,839
                                                                   ------ ------
                                                                   $3,653 $9,299
                                                                   ====== ======

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

(7) Property and Equipment

  Property and equipment consisted of the following:

                                                                  December 31,
                                                                  -------------
                                                      Useful Life  1997   1998
                                                      ----------- ------ ------
Vehicles.............................................    5 years  $  263 $1,065
Furniture and equipment..............................    7 years   1,799  5,663
Leasehold improvements...............................  3-7 years     312    472
Software.............................................    3 years     --     602
                                                                  ------ ------
                                                                   2,374  7,802
Less accumulated depreciation and amortization.......              1,152  3,906
                                                                  ------ ------
Property and equipment, net..........................             $1,222 $3,896
                                                                  ====== ======

     === ===

  As of December 31, 1997 and 1998, the gross amount of equipment recorded under capital leases was $64, and $509, respectively, and related accumulated amortization was $17 and $30, respectively. Amortization of assets held under capital leases is included with depreciation expense.

(8) Intangible and Other Assets

  Intangible and other assets consisted of the following:

                                                                   December 31,
                                                                   ------------
                                                                   1997  1998
                                                                   ---- -------
Goodwill............................ ............................. $207 $10,388
Workforce.........................................................  --      492
Non-compete covenants.............................................  --      310
Other.............................................................   45     355
                                                                   ---- -------
                                                                    252  11,545
Less accumulated amortization.....................................   20     276
                                                                   ---- -------
Intangible and other assets....................................... $232 $11,269
                                                                   ==== =======

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

(9) Leases

  The Company leases its offices and warehouse facilities under various operating leases that expire on various dates through 2004. Rent expense for these facilities was $287, $352, and $728 for the years ended December 31, 1996, 1997 and 1998, respectively.

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998, are:

Year ending                                                                Capital Operating
December 31,                                                               leases   leases
------------                                                               ------- ---------
1999......................................................................  $160    $1,563
2000......................................................................   153     1,326
2001......................................................................    91       947
2002......................................................................     3       687
2003......................................................................   --        314
Thereafter................................................................   --         83
                                                                            ----    ------
Total future minimum lease payments.......................................   407    $4,920
                                                                                    ======
Less amount representing interest.........................................    25
                                                                            ----
Present value of minimum lease payments...................................   382
Less current portion of obligations under capital leases..................   113
                                                                            ----
Obligations under capital leases, excluding current portion...............  $269
                                                                            ====

(10) Bank Line of Credit

  The Company has pledged substantially all accounts receivable and inventory as security for a bank line of credit with available borrowings as of December 31, 1998 of up to $20,000, subject to an eligible accounts receivable and inventory borrowing base requirement. The Company's Chairman has personally guaranteed $2,000 of this line of credit. The Company may borrow at the bank's prime rate plus 0.5% or at the Euro-rate rate plus 3.25%. The weighted average interest rate under the bank line of credit was 8.94% and 8.85% for the years ended December 31, 1997 and 1998, respectively. The line of credit has certain restrictive financial covenants and expires on September 3, 2000. The Company was in compliance with all such covenants as of December 31, 1998.

(11) Accrued expenses

  Accrued expenses consisted of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
Commissions...................................................... $  482 $  962
Wages and bonuses................................................    296  1,378
Additional consideration payable for acquisition.................    --     500
Other............................................................    266  1,290
                                                                  ------ ------
                                                                  $1,044 $4,130
                                                                  ====== ======

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

(12) Long-Term Debt

  Long-term debt consisted of the following:

                                                                      December
                                                                         31,
                                                                     -----------
                                                                     1997  1998
                                                                     ---- ------
Note payable to bank; unsecured; interest at the bank's prime rate;
 monthly payments of $5 plus interest through October 2001.........  $210 $  --
Note payable to bank; secured; interest at the bank's prime rate plus 1.0%; monthly payments of $5,233 including interest through
 August 2000.......................................................   --     105
Subordinated convertible notes payable for acquisition; 7%
 interest; due June 2000...........................................   --     537
Notes payable for acquisitions; paid in 1999.......................   --   1,250
Vehicle loans......................................................   110     89
                                                                     ---- ------
Total long-term debt...............................................   320  1,981
Less current portion...............................................    85  1,373
                                                                     ---- ------
Long-term debt, excluding current portion..........................  $235 $  608
                                                                     ==== ======

  The Company issued three subordinated convertible promissory notes totaling $537 in connection with the acquisition of the net assets of Digital Networks Corporation in August 1998. If, prior to January 1, 2000, the Company consummates a sale of its Common Stock in a firm commitment underwritten public offering, the notes automatically convert into 72,619 shares of Common Stock. The notes are convertible at the option of the noteholder anytime up to December 31, 1999. If the notes are not converted by December 31, 1999, the outstanding principal and interest will be paid in 6 equal monthly installments beginning January 1, 2000.

  The aggregate maturities of long-term debt subsequent to December 31, 1998, are as follows: 1999, $1,373; 2000, $585; 2001, $20; and 2002, $3.

(13) Income Taxes

  Income tax expense (benefit) for the years ended December 31, 1996, 1997 and 1998, consisted of the following:

                                                            1996  1997    1998
                                                            ----  -----  ------
Current:
  Federal.................................................. $110  $ 572  $1,174
  State and local..........................................   31    150     272
                                                            ----  -----  ------
                                                             141    722   1,446
                                                            ----  -----  ------
Deferred:
  Federal..................................................  (35)  (156)   (621)
  State and local..........................................   (8)   (43)   (145)
                                                            ----  -----  ------
                                                             (43)  (199)   (766)
                                                            ----  -----  ------
    Total.................................................. $ 98  $ 523  $  680
                                                            ====  =====  ======

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

  Income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34% to pretax income as a result of the following:

                                                               1996  1997  1998
                                                               ----  ----  ----
Computed expected tax expense................................. $100  $447  $559
State and local taxes, net of federal tax benefit.............   15    80    82
Other.........................................................  (17)   (4)   39
                                                               ----  ----  ----
  Total....................................................... $ 98  $523  $680
                                                               ====  ====  ====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1997 and 1998, are presented below.

                                                                    1997  1998
                                                                    ---- ------
Deferred tax assets:
  State income taxes............................................... $ 14 $    8
  Accounts receivable, principally due to allowance for doubtful
   accounts........................................................   44    134
  Inventory reserve and additional costs inventoried for tax
   purposes........................................................  108    263
  Accrued expenses.................................................  181    514
  Depreciation.....................................................    5    146
                                                                    ---- ------
    Total deferred tax assets...................................... $352 $1,065
                                                                    ==== ======
Deferred tax liabilities:
  Cash to accrual adjustment....................................... $--  $  167
                                                                    ---- ------
    Total deferred tax liabilities................................. $--  $  167
                                                                    ==== ======

  Based on the Company's historical operating earnings, management believes it is more likely than not that the Company will realize the benefit of the deferred income tax assets recorded and, accordingly, has established no valuation allowance. Certain factors beyond management's control can affect future levels of taxable income and, therefore, no assurances can be given that sufficient taxable income will be generated to fully realize recorded tax benefits.

(14) Pension Benefits

  The Company sponsors a 401(k) savings plan. All full-time employees over the age of 21 are eligible after 90 days of employment. The Company matches 30% of an employee's annual contribution up to a maximum of five hundred dollars. During 1996, 1997 and 1998, the Company contributed $24, $26 and $41, respectively, to the 401(k) plan.

(15) Stock Options and Warrants

  During 1996, 1997 and 1998, the Board of Directors agreed to issue nonqualified stock options to certain employees. The exercise price of options granted must be at least equal to the market value of such shares on the date of grant, as determined by the Board of Directors. The options vest over 5 years and expire 10 years from the grant date.

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

  A summary of stock option activity during 1996, 1997, and 1998, follows:

                                                           Weighted-   Options
                                                            average  exercisable
                                                           exercise   at period
                                                  Options    price       end
                                                  -------  --------- -----------
Balance as of December 31, 1995.................. 213,658  $0.00025    213,658
                                                                       =======
Granted..........................................  60,698   0.74
                                                  -------
Balance as of December 31, 1996.................. 274,356   0.16       213,658
                                                                       =======
Granted..........................................  44,712   1.48
                                                  -------
Balance as of December 31, 1997.................. 318,868   0.35       225,798
                                                                       =======
Granted.......................................... 121,779   2.19
Exercised........................................  (8,093)  0.74
Forfeited........................................ (12,139)  0.74
                                                  -------
Balance as of December 31, 1998.................. 419,715   0.64       233,891
                                                  =======              =======

  The weighted-average per share fair value of options granted during 1997 and 1998 was $1.06 and $0.91, respectively.

  The following table summarizes information about the Company's stock options at December 31, 1998:

                            Options outstanding                     Options exercisable
             -------------------------------------------------- ----------------------------
                           Weighted-Average
 Exercise      Number    Remaining Contractual Weighted-Average   Number    Weighted-Average
 Price       Outstanding      Life (years)      Exercise Price  Exercisable  Exercise Price
 --------    ----------- --------------------- ---------------- ----------- ----------------
 $ 0.00025     213,658           5.17             $ 0.00025       213,658       $0.00025
   0.74         40,466           7.36               0.74           12,140        0.74
   1.48        155,791           8.89               1.48            8,093        1.48
  10.00         10,000           9.84              10.00              --          --
               -------                                            -------
               419,715           6.80               0.64          233,791        0.09
               =======                                            =======

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES

  The Company applies APB Opinion No. 25 in accounting for its stock options. The exercise price for stock options granted to employees in 1996, 1997 and 1998 equaled the fair value of the Company's common stock at the date of grant. Accordingly, no compensation cost has been recognized for these stock options. Had compensation cost been determined pursuant to SFAS No. 123, the Company's 1996, 1997 and 1998, net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                  1996 1997 1998
                                                                  ---- ---- ----
   Net income:
     As reported................................................. $195 $793 $965
     Pro forma...................................................  194  790  934
   Basic earnings per share:
     As reported.................................................  .05  .21  .22
     Pro forma...................................................  .05  .21  .22
   Diluted earnings per share:
     As reported.................................................  .05  .20  .15
     Pro forma...................................................  .05  .20  .15

  The fair value of the stock options was calculated using the minimum value method with the following assumptions:

                                                               1996  1997  1998
                                                               ----  ----  ----
   Weighted-average risk free rate............................ 5.60% 6.30% 5.55%
   Average expected life (years).............................. 3.64  3.17  3.03
   Dividend yield............................................. 0.00% 0.00% 0.00%

  In connection with a bridge loan financing transaction during 1998, the Company issued 47,140 warrants to purchase shares of the company's common stock at $6.72 per share. The fair value of these warrants of $189 was determined using the Black-Scholes model and was charged to interest expense during the year.

(16) Business Acquisitions

  Effective June 1, 1998, the Company acquired all of the outstanding stock of
B. Higginbotham Enterprises, Inc. ("Higginbotham") located in Texas, for $1,600 in cash and a $500 note to the seller. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of Higginbotham are included in the Company's consolidated financial statements from June 1, 1998. The excess of the cost over the fair value of the acquired identifiable assets of $1,428 was recorded as goodwill and is being amortized over 10 years. The purchase agreement also provides for additional payments up to $900, payable in Common Stock, if Higginbotham achieves certain income levels for the 12 months ended June 30, 1999. The additional payments, if any, will be accounted for as additional goodwill.

  Effective June 1, 1998, the Company acquired the net assets of Alford Media Sales, Inc. ("Alford") located in Texas for $565 in cash. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of Alford have been included in the Company's consolidated financial statements from June 1, 1998. The excess of the cost over the fair

                    INTELLISYS GROUP, INC. AND SUBSIDIARIES
value of the acquired identifiable assets of $32 was recorded as goodwill and is being amortized over 10 years. Alford was subsequently merged into the Company.

  Effective August 24, 1998, the Company acquired the net liabilities of Digital Networks Corporation ("Digital") located in California for $1,000 in cash, $400 in a promissory note and an aggregate of $537 in convertible promissory notes. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of Digital have been included in the Company's consolidated financial statements from August 24, 1998. The excess of the cost over the fair value of the acquired identifiable assets of $2,226 was recorded as goodwill and is being amortized over 10 years. The purchase agreement also provides for additional payments up to $500, if Digital achieves certain income levels for the year. As of December 31, 1998, Digital achieved these earnings level and the Company recorded the $500 as a liability and recorded additional goodwill.

  Effective December 8, 1998, the Company acquired all of the outstanding stock of Proline Industries, Inc. ("Proline) located in Washington, for $6,400 in cash. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of Proline have been included in the Company's consolidated financial statements from December 9, 1998. The excess of the cost over the fair value of the acquired identifiable assets of $5,066 was recorded as goodwill and is being amortized over 10 years.

  Effective December 8, 1998, the Company acquired the net assets of Aurora Visual Systems ("Aurora") located in Washington for $1,400 in cash. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of Aurora have been included in the Company's consolidated financial statements from December 10, 1998. The excess of the cost over the fair value of the acquired identifiable assets of $1,429 was recorded as goodwill and is being amortized over 10 years.

  In November 1998, the Company entered into a binding letter of intent agreement to acquire all of the outstanding stock of Pro Line Video, Inc. for $535.

  The following unaudited proforma financial information presents the combined results of operations of the Company, Higginbotham, Alford, Digital, Aurora and Proline as if the acquisitions had occurred as of January 1, 1997, after giving effect to certain adjustments, including amortization of goodwill and other intangibles, additional depreciation expense, accretion to redemption value on preferred stock increased interest expense on debt related to the acquisition and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the companies constituted a single entity during such periods.

                                                               Year ended
                                                              December 31,
                                                            -----------------
                                                             1997      1998
                                                            -------  --------
                                                              (unaudited)
     Revenue............................................... $97,590  $120,340
     Net income (loss).....................................     195      (212)
     Basic loss per share available to common
      stockholders.........................................    (.24)     (.34)
     Diluted loss per share available to common
      stockholders.........................................    (.24)     (.34)

                  INTELLISYS GROUP, INC. AND SUBSIDIARIES

(17) Subsequent Events

  In March, 1999, the Company's President loaned the Company $1,000. The related promissory note is secured, bears interest at the prime rate of interest and is due on demand.

  In February, 1999, the Company's Chief Executive Officer loaned the Company $500 and purchased outstanding acquisition notes payable of $400. The related promissory notes are secured, bear interest at the prime rate of interest, and are due on September 30, 1999.

  On March 31, 1999, the Company signed an amendment to its Bank Line of Credit which increased the maximum borrowings under the line to $22,000 and amended certain non-financial covenants. Of this amount, $5,000 is guaranteed by the Series A preferred stockholders.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
B. Higginbotham Enterprises, Inc.

  We have audited the accompanying balance sheet of B. Higginbotham Enterprises, Inc. as of June 30, 1997, and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of B. Higginbotham Enterprises, Inc. as of June 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        KPMG LLP

Dallas, Texas
September 22, 1998

                       B. HIGGINBOTHAM ENTERPRISES, INC.

                                 BALANCE SHEETS

                                                          June 30,   March 31,
                                                            1997       1998
                                                         ---------- -----------
                                                                    (unaudited)
                         ASSETS
Current assets:
  Receivables:
    Trade, less allowance for doubtful accounts of
     $2,455 at June 30, 1997, and $9,302 at March 31,
     1998 (unaudited)................................... $2,268,787 $1,883,615
    Due from stockholder, net...........................     10,280        --
    Due from employees..................................     18,631     30,227
    Other...............................................     74,230     94,003
  Inventories...........................................    277,662    301,774
  Prepaid expenses......................................      6,674     53,977
                                                         ---------- ----------
    Total current assets................................  2,656,264  2,363,596
                                                         ---------- ----------
Property and equipment, less accumulated depreciation
 and amortization.......................................    534,615    562,006
Other assets............................................     19,601     18,632
                                                         ---------- ----------
                                                         $3,210,480 $2,944,234
                                                         ========== ==========
          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Cash overdraft........................................ $  166,218 $   50,972
  Notes payable under line of credit....................    500,000    500,000
  Current portion of long-term debt.....................     14,480     35,357
  Accounts payable......................................    915,806  1,027,030
  Sales and payroll taxes payable.......................    155,509    164,899
  Accrued expenses......................................    663,000    374,918
  Deferred income taxes.................................     37,399     37,399
  Due to stockholder, net...............................        --      48,787
                                                         ---------- ----------
    Total current liabilities...........................  2,452,412  2,239,362
Long-term debt, excluding current portion...............     60,212     86,427
Deferred income taxes...................................    111,957    111,957
                                                         ---------- ----------
    Total liabilities...................................  2,624,581  2,437,746
                                                         ---------- ----------
Commitments
Stockholder's equity:
  Common stock, $1 par value; authorized 100,000 shares;
   issued and outstanding 1,000 shares..................      1,000      1,000
  Additional paid-in capital............................     44,463     44,463
  Retained earnings.....................................    540,436    461,025
                                                         ---------- ----------
    Total stockholder's equity..........................    585,899    506,488
                                                         ---------- ----------
                                                         $3,210,480 $2,944,234
                                                         ========== ==========

                See accompanying notes to financial statements.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

                            STATEMENTS OF OPERATIONS

                                     Year ended   Nine months    Nine months
                                      June 30,       ended          ended
                                        1997     March 31, 1997 March 31, 1998
                                     ----------  -------------- --------------
                                                  (unaudited)    (unaudited)
Sales and contract revenue.......... $6,037,802    $3,583,353     $5,175,541
Service and maintenance contract
 services...........................  1,065,625       782,899        888,438
                                     ----------    ----------     ----------
                                      7,103,427     4,366,252      6,063,979
Cost of sales.......................  6,017,593     3,709,455      5,113,720
                                     ----------    ----------     ----------
    Gross profit....................  1,085,834       656,797        950,259
Selling, general and administrative
 expenses...........................  1,050,098       538,706      1,021,983
                                     ----------    ----------     ----------
    Operating income (loss).........     35,736       118,091        (71,724)
                                     ----------    ----------     ----------
Other income (expense):
  Gain on investment activity.......     10,791         7,527            --
  Gain (loss) on sale of equipment..    (38,172)        1,719            --
  Interest expense..................    (33,602)      (20,905)       (44,661)
  Other expense.....................    (30,805)       (5,801)        (3,934)
                                     ----------    ----------     ----------
                                        (91,788)      (17,460)       (48,595)
                                     ----------    ----------     ----------
    Income (loss) before income
     taxes..........................    (56,052)      100,631       (120,319)
Income tax expense (benefit)........    (26,844)       34,214        (40,908)
                                     ----------    ----------     ----------
    Net income (loss)............... $  (29,208)   $   66,417     $  (79,411)
                                     ==========    ==========     ==========


                See accompanying notes to financial statements.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                          Year ended June 30, 1997 and
                  nine months ended March 31, 1998 (unaudited)

                                            Additional               Total
                                     Common  paid-in   Retained  stockholder's
                                     stock   capital   earnings     equity
                                     ------ ---------- --------  -------------
Balances as of June 30, 1996........ $1,000  $44,463   $569,644    $615,107
  Net loss..........................    --       --     (29,208)    (29,208)
                                     ------  -------   --------    --------
Balances as of June 30, 1997........  1,000   44,463    540,436     585,899
  Net loss (unaudited)..............    --       --     (79,411)    (79,411)
                                     ------  -------   --------    --------
Balances as of March 31, 1998
 (unaudited)........................ $1,000  $44,463   $461,025    $506,488
                                     ======  =======   ========    ========



                See accompanying notes to financial statements.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

                                                           Nine months ended
                                           Year ended          March 31,
                                            June 30,    -----------------------
                                              1997         1997        1998
                                           -----------  ----------- -----------
                                                        (unaudited) (unaudited)
Cash flows from operating activities:
 Net (loss) income........................ $   (29,208)  $  66,417   $ (79,411)
 Adjustments to reconcile net (loss)
  income to net cash (used in) provided by
  operating activities:
 Depreciation and amortization............     149,680      70,000     127,628
 Loss on sale of property and equipment...      38,172         --        2,209
 Gain on sales of investments.............      (5,855)       (466)        --
 Changes in assets and liabilities:
  Receivables.............................  (1,284,980)   (604,049)    369,959
  Inventories.............................    (237,061)   (189,144)    (24,112)
  Prepaid expenses........................      (6,068)        606     (47,303)
  Other assets............................     (13,495)        (37)        269
  Accounts payable........................     518,871     766,596     111,224
  Sales and payroll taxes payable.........      98,895      29,345       9,390
  Accrued expenses........................     658,993      95,946    (288,082)
  Deferred income taxes...................     (26,844)        --          --
                                           -----------   ---------   ---------
   Net cash (used in) provided by
    operating activities..................    (138,900)    235,214     181,771
                                           -----------   ---------   ---------
Cash flows from investing activities:
 Proceeds from sale of investments........      72,759      25,513         --
 Purchases of property and equipment......    (375,270)   (234,800)   (156,528)
 Proceeds from sale of property and
  equipment...............................      36,332         --          --
                                           -----------   ---------   ---------
   Net cash used in investing activities..    (266,179)   (209,287)   (156,528)
                                           -----------   ---------   ---------
Cash flows from financing activities:
 Change in bank overdraft.................     166,218         --     (115,246)
 Payment on debt to stockholder...........      (8,600)     (8,600)     (8,600)
 Proceeds from advance from stockholder...       8,600       8,600      51,511
 Net proceeds (payments) on promissory
  notes payable under line of credit......     149,258    (100,742)        --
 Proceeds from issuance of long-term
  debt....................................      80,465      61,492      47,092
 Payments on long-term debt...............      (9,609)        --          --
                                           -----------   ---------   ---------
   Net cash provided by (used in)
    financing activities..................     386,332     (39,250)    (25,243)
                                           -----------   ---------   ---------
Net decrease in cash......................     (18,747)    (13,323)        --
Cash at beginning of period...............      18,747      18,747         --
                                           -----------   ---------   ---------
Cash at end of period..................... $       --    $   5,424   $     --
                                           ===========   =========   =========
Supplemental cash flow information:
 Interest paid............................ $    33,600   $  20,905   $  44,661
                                           ===========   =========   =========

                See accompanying notes to financial statements.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (Information as of March 31, 1998, and for the nine-month periods ended March
                        31, 1997 and 1998, is unaudited)

(1) General Information and Summary of Significant Accounting Policies

(a) Description of Business

  B. Higginbotham Enterprises, Inc. (the Company) operates in all phases of the audio/visual business, including audio/visual sales, rental, service and installation. The Company's clients are dispersed among various Fortune 500 corporations, schools, churches and government agencies throughout Texas.

(b) Inventories

  Inventories generally consist of audio/visual equipment, which are stated at the lower of average cost or market. As the majority of equipment is ordered for a specific job, the Company carries very little inventory stock held for sale.

(c) Revenue Recognition

  Revenue from product sales is recognized upon delivery of product. Revenue from the product component of an integrated systems contract is recognized upon delivery. Revenue on the technical services portion of a contract is recognized based on the percentage that labor costs incurred to date bear to total estimated labor costs. Rental income is recognized when earned. Revenue from the sale and installation of products accounted for approximately 85% of total revenue during the year ended June 30, 1997 and the period ended March 31, 1998 (unaudited), with audio/visual service and rental revenues accounting for the remainder.

(d) Property and Equipment

  Property and equipment are stated at cost and are depreciated and amortized using an accelerated method, which corresponds to the higher use of the assets in the earlier part of their useful lives, over the following estimated useful lives of the respective assets:

      Furniture and fixtures......................................     7 years
      Automobile and trucks.......................................     5 years
      Leasehold improvements...................................... 31-39 years
      Equipment...................................................   5-7 years
      Rental equipment............................................     7 years

(e) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

  Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

(f) Other Assets

  Other assets consist primarily of goodwill and deposits. Amortization of goodwill is calculated using the straight-line method over an estimated useful life of 15 years. Amortization expense for the year ended June 30, 1997 and the nine months ended March 31, 1998 was $744 and $700 (unaudited), respectively.

(g) Income Taxes

  The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(h) Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i) Marketing and Advertising Costs

  Costs related to marketing and advertising have been expensed as incurred.

(j) Unaudited Balances

  The accompanying unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) that management considers necessary for a fair presentation of the financial position and results of operations as of the date and for the periods indicated.

(2) Property and Equipment

  Property and equipment consists of the following:

                                                            June 30,  March 31,
                                                              1997      1998
                                                            -------- -----------
                                                                     (unaudited)
   Furniture and fixtures.................................. $  8,557  $ 17,386
   Automobile and trucks...................................  145,179   215,678
   Leasehold improvements..................................   70,910    90,740
   Equipment...............................................  101,851    87,547
   Rental equipment........................................  457,441   522,999
                                                            --------  --------
                                                             783,938   934,350
   Less accumulated depreciation and amortization..........  249,323   372,344
                                                            --------  --------
                                                            $534,615  $562,006
                                                            ========  ========

                       B. HIGGINBOTHAM ENTERPRISES, INC.

  Depreciation charged to income was $148,936 and $126,928 (unaudited) for the year ended June 30, 1997 and the nine months ended March 31, 1998, respectively.

(3) Notes Payable and Long-term Debt

  Long-term debt consists of the following:

                                                                June 30,  March 31,
                                                                  1997      1998
                                                                -------- -----------
                                                                         (unaudited)
   Note payable to a bank, due in monthly installments of
    $1,417, interest rate of 9%; final payment due December
    2001....................................................... $62,557   $    --
   Note payable to a bank, due in monthly installments of
    $3,228, interest rate of 9.25%; final payment due December
    2001.......................................................     --      93,267
   Note payable to a bank, due in monthly installments of $356, interest rate of 9.25%; final payment due July
    2001.......................................................     --      12,184
   Note payable to a bank, due in monthly installments of $406, interest rate of 9.00%; final payment due December
    2001.......................................................     --      16,333
   Note payable to a bank, due in monthly installments of $264, interest rate of 10.25%; final payment due May
    2002.......................................................  12,135        --
                                                                -------   --------
     Total.....................................................  74,692    121,784
   Less current installments...................................  14,480     35,357
                                                                -------   --------
                                                                $60,212   $ 86,427
                                                                =======   ========

  The aggregate maturities of long-term debt subsequent to June 30, 1997, are as follows: 1998, $14,480; 1999, $15,500; 2000, $16,500; 2001, $17,500; and
2002, $10,712.

  The Company has a line of credit agreement with a bank (maximum borrowing base of $500,000) that expires on June 30, 1998. Borrowings under the agreement bear interest at the bank's prime rate plus 1.5% and are secured by substantially all of the Company's assets.

  The Company is subject to a number of restrictive financial and other covenants under the line of credit agreement. As of June 30, 1997 and March 31, 1998 (unaudited), the Company was in compliance with these covenants.

(4) Leases

  The Company leases certain of its facilities under an operating lease on a month-to-month basis.

(5) Income Taxes

  The following are the components of the provision for income taxes for the year ended June 30, 1997:

                                                                          1997
                                                                         -------
      Deferred:
        Federal......................................................... $22,414
        Current.........................................................   4,430
                                                                         -------
                                                                         $26,844
                                                                         =======

                       B. HIGGINBOTHAM ENTERPRISES, INC.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1997 are presented below:

                                                                      June 30,
                                                                        1997
                                                                      ---------
Deferred tax assets:
  Net operating loss carry forwards.................................. $  28,621
  Expenses not currently deductible due to cash-basis tax accounting
   ..................................................................   392,139
  Other..............................................................    14,096
                                                                      ---------
    Total gross deferred tax assets..................................   434,756
                                                                      ---------
Deferred tax liabilities:
  Income not currently taxable due to cash-basis tax accounting......   584,212
                                                                      ---------
    Net deferred tax liability....................................... $ 147,356
                                                                      =========

  The following is a reconciliation between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to loss before taxes:

                                                                        1997
                                                                      --------
     Statutory rate of 34% applied to pre-tax net loss............... $(19,058)
     Other...........................................................   (7,786)
                                                                      --------
     Income tax expense (benefit).................................... $(26,744)
                                                                      ========

(6) Related Party Transactions

  The Company rents office space from the stockholder of the Company. There is no formal lease agreement related to these arrangements. Rental expense was $103,200 for the year ended June 30, 1997 and $94,846 (unaudited) for the nine months ended March 31, 1998, respectively.

  The Company has made non-interest bearing advances to its sole stockholder. It is expected that the remaining balance of these advances, $2,724 (unaudited) at March 31, 1998, will be received in fiscal 1998.

  Due from (to) the sole stockholder represents non-interest bearing balances resulting from advances made or received monthly.

(7) Fair Market Value of Financial Instruments

  For certain of the Company's financial instruments, including receivables, bank overdraft, accounts payable, and sales and payroll taxes payable, the carrying values approximates fair values because of their short maturity. The carrying value of borrowing under the revolving line of credit approximates fair value because of the variable interest rate. The fair values of borrowings under notes payable and long-term debt approximate carrying values due to current interest rates.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

(8) Employee Stock Ownership Plan

  On July 1, 1996, the Company established an Employee Stock Ownership Plan
(ESOP) to enable eligible employees to acquire a proprietary interest in the stock of the Company. Any employee who has completed six months of service and is at least 20 and one-half years old is eligible to participate in the ESOP. The Company accrued a contribution of $152,499 at June 30, 1997 based on a percentage of eligible wages. The common stock was issued in April 1998.

(9) Commitments

  The Company was guarantor of a loan to the sole stockholder of approximately $100,000 which was used to fund construction of a building which houses the Company's office facilities. The sole stockholder refinanced the loan in July 1997, and the Company was released from its guarantee.

(10) Subsequent Events

  In April 1998, Higginbotham filed a form 3115 with the IRS for an "Application for Change in Accounting Method" to convert from the cash basis to the accrual method for income tax purposes.

  In June 1998, Higginbotham was acquired by Intellisys Group, Inc. and the Company filed a resolution to terminate the ESOP plan.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Proline Industries, Inc.
Seattle, Washington

  We have audited the accompanying balance sheets of Proline Industries, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Proline Industries, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          PETERSON SULLIVAN P.L.L.C.

Seattle, Washington
September 22, 1998

                            PROLINE INDUSTRIES, INC.

                                 BALANCE SHEETS

                                                December 31,
                                            --------------------- September 30,
                                               1996       1997        1998
                                            ---------- ---------- -------------
                  ASSETS                                           (Unaudited)
Current Assets
  Accounts receivable, net of allowance for
   doubtful accounts; 1996--$35,000, 1997--
   $30,000, 1998--$31,500 ................. $4,245,043 $3,852,592  $ 4,608,267
  Inventory................................  1,484,290  1,670,531    1,734,682
  Prepaid expenses and other current
   assets..................................     99,176    253,818      156,903
                                            ---------- ----------  -----------
    Total current assets...................  5,828,509  5,776,941    6,499,852
Fixed Assets, at cost, net.................  1,455,427    549,938      566,883
Other Assets...............................     74,648     12,502       12,502
                                            ---------- ----------  -----------
                                            $7,358,584 $6,339,381  $ 7,079,237
                                            ========== ==========  ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable and other accrued
   expenses................................ $2,118,660 $1,654,520  $ 2,225,849
  Line of credit...........................  2,877,740  3,234,342    3,271,738
  Loans from stockholders..................    649,170    312,593      287,593
  Current portion of long-term debt........    100,580      8,665       13,592
                                            ---------- ----------  -----------
    Total current liabilities..............  5,746,150  5,210,120    5,798,772
Long-term debt, less current portion.......    321,763      4,927          --
Stockholders' Equity
  Common stock, $1 par value, 50,000 shares
   authorized; 45,000 shares issued and
   outstanding.............................     45,000     45,000       45,000
  Retained earnings........................  1,245,671  1,079,334    1,235,465
                                            ---------- ----------  -----------
                                             1,290,671  1,124,334    1,280,465
                                            ---------- ----------  -----------
                                            $7,358,584 $6,339,381  $ 7,079,237
                                            ========== ==========  ===========


                       See Notes to Financial Statements

                            PROLINE INDUSTRIES, INC.

                            STATEMENTS OF OPERATIONS

                                                            Nine Months Ended
                             Years Ended December 31,         September 30,
                             --------------------------  -----------------------
                                 1996          1997         1997        1998
                             ------------  ------------  ----------- -----------
                                                               (Unaudited)
Sales......................  $ 37,042,747  $ 32,224,366  $25,002,254 $23,602,172
Cost of sales..............    28,973,877    25,574,446   19,939,856  18,534,250
                             ------------  ------------  ----------- -----------
Gross profit...............     8,068,870     6,649,920    5,062,398   5,067,922
Selling and administrative
 expenses, including
 interest; December 31,
 1996--$335,129,
 December 31, 1997--
 $335,129,
 September 30, 1997--
 $248,688,
 September 30, 1998--
 $267,930..................     7,791,483     6,397,617    4,730,144   4,807,701
                             ------------  ------------  ----------- -----------
Income before provision for
 income taxes..............       277,387       252,303      332,254     260,221
Income taxes
  Current tax..............       122,719        87,596      126,713     104,090
  Deferred tax.............       (11,255)       (9,840)         --          --
                             ------------  ------------  ----------- -----------
                                  111,464        77,756      126,713     104,090
                             ------------  ------------  ----------- -----------
    Net income.............  $    165,923  $    174,547  $   205,541 $   156,131
                             ============  ============  =========== ===========


                       See Notes to Financial Statements

                            PROLINE INDUSTRIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 1997 and 1996

                                       Common Stock
                                     -----------------  Retained
                                     Shares  Par Value  Earnings     Total
                                     ------  --------- ----------  ----------
Balances, December 31, 1995......... 46,500   $46,500  $1,114,353  $1,160,853
Net Income..........................    --        --      165,923     165,923
Repurchase of Stock................. (1,500)   (1,500)    (34,605)    (36,105)
                                     ------   -------  ----------  ----------
Balances, December 31, 1996......... 45,000    45,000   1,245,671   1,290,671
Transfer to shareholders in
 corporate reorganization...........    --        --     (340,884)   (340,884)
Net Income..........................    --        --      174,547     174,547
                                     ------   -------  ----------  ----------
Balances, December 31, 1997......... 45,000    45,000   1,079,334   1,124,334
Net Income (unaudited)..............    --        --      156,131     156,131
                                     ------   -------  ----------  ----------
Balances, September 30, 1998
 (unaudited)........................ 45,000   $45,000  $1,235,465  $1,280,465
                                     ======   =======  ==========  ==========



                       See Notes to Financial Statements

                            PROLINE INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS

                                    December 31,            September 30,
                                ----------------------  ----------------------
                                   1996        1997        1997        1998
                                -----------  ---------  -----------  ---------
                                                             (Unaudited)
Cash Flows from Operating
 Activities
 Net income.................... $   165,923  $ 174,547  $   205,541  $ 156,131
 Adjustments to reconcile net
  income to net cash flows from
  operating activities
 Depreciation..................     358,361    111,032       90,000    117,000
 Deferred income taxes.........     (11,255)    (9,840)         --         --
 Changes in operating assets
  and liabilities
  Accounts receivable..........     160,463    392,451     (768,666)  (755,675)
  Inventory....................   1,042,057   (186,241)    (312,813)   (64,151)
  Other assets.................     (89,007)   (82,656)    (230,437)    96,915
  Accounts payable and other
   accrued expenses............     235,667   (475,379)       6,356    571,329
                                -----------  ---------  -----------  ---------
   Net cash flows from
    operating activities.......   1,862,209    (76,086)  (1,010,019)   121,549
Cash Flows from Investing
 Activities
 Purchase of fixed assets......    (997,452)  (412,257)    (315,600)  (133,945)
 Loan repayments from
  affiliate....................         --     475,750      375,750        --
                                -----------  ---------  -----------  ---------
   Net cash flows from
    investing activities.......    (997,452)    63,493       60,150   (133,945)
Cash Flows from Financing
 Activities
 Repurchase of stock...........     (36,105)       --           --         --
 Stockholder loans, net........     128,748   (336,577)    (318,002)   (25,000)
 Principal repayments on long-
  term debt....................     (98,222)    (7,432)         --         --
 Proceeds from long-term debt..     500,000        --           581        --
 Increase (decrease) in line of
  credit borrowing, net........  (1,359,178)   356,602    1,267,290     37,396
                                -----------  ---------  -----------  ---------
   Net cash flows from
    financing activities.......    (864,757)    12,593      949,869     12,396
                                -----------  ---------  -----------  ---------
   Change in cash and cash
    balance, end of year....... $       --   $     --   $       --   $     --
                                ===========  =========  ===========  =========


                       See Notes to Financial Statements

                            PROLINE INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

  (Information as of September 30, 1998, and for the nine-month periods ended
                September 30, 1997 and 1998, is unaudited)

Note 1. Organization and Significant Accounting Policies

Organization

  Proline Industries, Inc. ("Proline") sells audio-visual, video and computer projection equipment. The majority of the Company's accounts are businesses located in the State of Washington. The Company also has offices in Oregon and California.

Revenue Recognition

  Product sales are recognized as revenue upon shipment.

Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

  For purposes of the statements of cash flows, Proline considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Proline had issued checks in excess of bank deposits of $286,521, $465,527, and $558,493 at December 31, 1996 and 1997, and September 30, 1998, respectively. These amounts are included with accounts payable.

  Cash paid for interest was approximately $455,000 and $335,000 for the years ended December 31, 1996 and 1997, respectively, and $239,000 and $268,000 for the nine months ended September 30, 1997 and 1998, respectively. Cash paid for income taxes was approximately $94,000 and $92,000 for the years ended December 31, 1996 and 1997, respectively, and $72,000 and $82,000 for the nine months ended September 30, 1997 and 1998, respectively.

  The Company occasionally has cash balances on deposit in excess of FDIC insurance limits throughout the year.

Inventory

  Inventories are carried at the lower of cost (first-in, first-out) or market. Certain vendor accounts payable are secured by inventory.

                            PROLINE INDUSTRIES, INC.

Fixed Assets

  Fixed assets are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets.

  Fixed assets consisted of the following:

                                               December 31,
                                          -----------------------  September 30,
                                             1996         1997         1998
                                          -----------  ----------  -------------
                                                                    (Unaudited)
Rental equipment......................... $ 1,408,483  $      --    $      --
Furniture and equipment..................     878,325   1,055,318    1,142,802
Vehicles and aircraft....................     449,856     354,703      401,165
                                          -----------  ----------   ----------
                                            2,736,664   1,410,021    1,543,967
Less accumulated depreciation............  (1,281,237)   (860,083)    (977,084)
                                          -----------  ----------   ----------
                                          $ 1,455,427  $  549,938   $  566,883
                                          ===========  ==========   ==========

Income Taxes

  Proline accounts for income taxes under the asset and liability approach that requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, Proline generally considers all expected future events other than enactments of changes in tax laws or rates.

Advertising

  Advertising costs are charged to operations when the advertising first takes place. Advertising expense amounted to $117,816 and $77,437 in the years ended December 31, 1996 and 1997, and $39,317 and $71,576 in the nine months ended September 30, 1997 and 1998, respectively.

Unaudited Balances

  The accompanying unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) that management considers necessary for a fair presentation of the financial position and results of operations as of the date and for the periods indicated.

Note 2. Corporate Reorganization

  On January 1, 1997, the Company reorganized into two corporations: Proline Industries, Inc. and Proline Audio Visual Rentals, Inc. ("Proline Audio"). The Board of Directors effected this split by forming Proline Audio and simultaneously declaring a dividend to Proline shareholders in the form of 500 shares of common stock in the newly formed corporation. This represented all of the Proline Audio issued stock. Stockholders of record of Proline received one share of Proline Audio common stock for every 90 shares of Proline stock held. No gain or loss was recognized on this disposal of a portion of the Company's business. This transaction has been accounted for as a spin-

                           PROLINE INDUSTRIES, INC.

off and, accordingly, retained earnings has been decreased $340,884 as of January 1, 1997, representing the carrying value of the assets and liabilities transferred at the spin-off date. Proline Audio consists principally of the assets and related liabilities that had been used by Proline in its rental operations. The cost of the rental fixed assets transferred at the time of the transfer was $1,773,512 with a net book value of $1,227,254. The liabilities transferred to Proline Audio consisted of a note payable to a bank in the amount of $410,620 and a loan payable to Proline for $475,750.

Note 3. Lease Commitments

  Proline leases office and warehouse space in various locations under noncancelable leases. Proline's office lease for its headquarters is cancelable each January 31, but the Company expects to maintain the lease through its entire five-year term, so it is included in the lease commitment table below.

  Proline Audio reimburses the Company for its allocable share of rental costs.

  Future minimum noncancelable rental payments at December 31, 1997 (and rental payments associated with Proline's headquarters) are:

                                          Rent Expense Reimbursements    Net
                                          ------------ -------------- ----------
1998.....................................  $  401,832     $ 86,053    $  315,779
1999.....................................     417,187       88,692       328,495
2000.....................................     409,079       76,665       332,414
2001.....................................     272,125       64,194       207,931
2002.....................................     283,010       66,762       216,248
Thereafter...............................      23,660        5,581        18,079
                                           ----------     --------    ----------
  Total..................................  $1,806,893     $387,947    $1,418,946
                                           ==========     ========    ==========

  Total rent expense was $454,164 and $378,617 in the years ended December 31, 1996 and 1997, respectively, and $276,239 and $318,257 in the nine months ended September 30, 1997 and 1998, respectively.

  The Company's leased office in Portland, Oregon, is owned by the majority stockholders of Proline. Rent paid on this facility in the year ended December 31, 1996, was $120,700. Rent paid for the year ended December 31, 1997, was $117,180, net of $17,034 of reimbursements from Proline Audio. Rent paid in the nine months ended September 30, 1997, was $87,559, net of $17,034 of reimbursements from Proline Audio. Rent on this facility for the nine months ended September 30, 1998, was $107,661.

                            PROLINE INDUSTRIES, INC.

Note 4. Long-Term Debt

                                                   December 31,
                                                 ---------------- September 30,
                                                   1996    1997       1998
                                                 -------- ------- -------------
                                                                   (Unaudited)
Note payable to a bank, due in monthly
 installments of $10,490, including interest at
 8.3%, secured by rental equipment.............. $410,619 $   --     $   --
Other notes payable.............................   11,724  13,592     13,592
                                                 -------- -------    -------
                                                  422,343  13,592     13,592
Less current portion............................  100,580   8,665     13,592
                                                 -------- -------    -------
                                                 $321,763 $ 4,927    $   --
                                                 ======== =======    =======

Note 5. Loans from Stockholders

  The loans from stockholders are unsecured and are due on demand. Interest on the loans is payable quarterly at 12.0%. Total interest expense on these loans was $66,446 and $46,862 in the years ended December 31, 1996 and 1997, respectively. Interest expense on these loans was $37,792 and $32,209 in the nine months ended September 30, 1997 and 1998, respectively.

Note 6. Line of Credit

  The Company has established a line of credit with a bank for $4,500,000. The loan bears interest at the bank's prime rate plus .25% (resulting in a rate of 8.75% at December 31, 1997). The line is secured by accounts receivable and inventory. The line is subject to renewal annually on July 31.

Note 7. Transactions With Affiliate

  Proline Audio had the following transactions with Proline:

                                                December 31,   September 30,
                                               -------------- ----------------
                                               1996    1997    1997     1998
                                               ----- -------- ------- --------
                                                                (Unaudited)
Reimbursement to Proline for Proline Audio's
 proportionate rent for shared space at vari-
 ous locations................................ $ --  $192,689 $79,709 $ 77,687
Reimbursement to Proline for office
 expenditures................................. $ --  $ 95,702 $76,641 $ 88,673
Purchase of equipment from Proline............ $ --  $135,431 $84,093 $252,625

At September 30, 1998, Proline had a receivable from Proline Audio of $241,978 for equipment purchased by Proline Audio.

Note 8. Employee Profit Sharing

  Proline sponsors an employee savings and profit sharing plan. The Plan covers all eligible employees. Proline matches a portion of employees' elective contributions. In addition, Proline may make annual profit sharing contributions at the discretion of the Board of Directors. In the year ended December 31, 1996, there were $22,719 in matching contributions and $50,000 in discretionary

                            PROLINE INDUSTRIES, INC.

contributions. In the year ended December 31, 1997, there were $23,518 in matching contributions and no discretionary contributions. For the nine months ended September 30, 1997 and 1998, there were $17,234 and $19,251, respectively, in matching contributions.

Note 9. Subsequent Event

  Subsequent to June 30, 1998, Proline's stockholders signed a non-binding letter of intent to sell all of Proline's common stock. The value of Proline's assets and liabilities has not been adjusted for this transaction.

                              [INSIDE BACK COVER]

Artwork:

[Photograph showing advanced technology laboratory.]

Captions:

Advanced Technology Laboratory

  Intellisys Group designs and installs multimedia presentation systems for advanced technology demonstration spaces that include text, graphics presentation and sound systems. These systems allow researchers and marketing personnel to demonstrate their latest developments in computing hardware and software to groups of potential customers.

Artwork:

[Photograph showing lecture hall.]

Captions:

Distance Learning Classrooms

  Intellisys Group creates television and presentation systems for classrooms and lecture halls used for distance learning. These systems allow teachers to present and exchange information with students at numerous off-site locations and answer their questions in real-time.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The
information in this prospectus is current as of       , 1999.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Pro Forma Consolidated Financial Data....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  35
Management...............................................................  44
Principal Stockholders...................................................  51
Certain Transactions.....................................................  53
Shares Eligible for Future Sale..........................................  54
Description of Capital Stock.............................................  55
Underwriting.............................................................  62
Legal Matters............................................................  64
Experts..................................................................  64
Available Information....................................................  65
Index to Financial Statements............................................ F-1

Until      , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. These dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,000,000 Shares

                               [INTELLISYS LOGO]

                                  Common Stock

                               ----------------
                                   PROSPECTUS
                               ----------------

                         WEDBUSH MORGAN SECURITIES INC.

                         FIRST SECURITY VAN KASPER

                      H.C. WAINWRIGHT & COMPANY, INC.

                                     , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee................................ $  6,785
NASD Filing Fee.......................................................    2,500
Nasdaq National Market Listing Fee....................................   63,725
*Legal Fees and Expenses..............................................  250,000
*Accounting Fees and Expenses.........................................  300,000
*Printing Expenses....................................................  120,000
*Blue Sky Fees and Expenses...........................................    5,000
*Registrar and Transfer Agent Fees and Expenses.......................   10,000
*Miscellaneous........................................................   41,990
                                                                       --------
  *Total.............................................................. $800,000
                                                                       ========

--------
* Estimated.

Item 14. Indemnification of Directors and Officers

As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Company's Certificate includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) pursuant to Section 174 of the DGCL; or
(iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Bylaws of the Company provide that (i) the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving in certain capacities of other enterprises (including, for example, subsidiaries of the Company) at the Company's request, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) expenses incurred by a director or officer arising from a threatened or pending action, suit or proceeding shall be paid by the Company in advance of final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if ultimately he is not entitled to indemnification; and (iv) the rights conferred in the Bylaws are not exclusive and the Company is authorized to enter into indemnification agreements with its directors, officers and employees. The Bylaws permit the Company to maintain director and officer liability insurance for its directors and officers whether or not the Company would have the power or the obligation to indemnify them against such liability under the indemnification provisions of the Bylaws.

The Company has obtained a policy of directors' and officers' liability insurance for its directors and officers to insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances. The Company has entered into indemnification agreements with its executive officers and directors pursuant to which the Company has agreed to indemnify these officers and directors to the fullest extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities

Since May 1996, the Registrant has issued and sold unregistered securities (after giving effect to our reincorporation in October 1998) as follows:

  (1) In March 1999, the Company issued a subordinated promissory note to P. Michael Gummeson in the aggregate principal amount of $1,000,000.00.

  (2) In February 1999, a former executive officer of the Company exercised a stock option to purchase 4,046 shares of the Company's common stock at an exercise price of $1.4827 per share.

  (3) In February 1999, the Company issued a subordinated promissory note to Donald J. Esters in the aggregate principal amount of $500,000.00.

  (4) An aggregate of 1,508,000 shares of the Company's Series A Convertible Redeemable Preferred Stock were issued in a private placement that closed in two rounds in November and December 1998. The consideration received for such shares was $10,000,000.41.

  (5) In connection with the Company's acquisition of Digital, in August 1998 the Company issued (i) three subordinated convertible promissory notes to Digital that are convertible into an aggregate of 72,619 shares of the Company's common stock immediately following this offering and (ii) three subordinated promissory notes to Digital in the aggregate principal amount of $400,000.00.

  (6) Warrants for the purchase of an aggregate of 1,635 shares of common stock with an exercise price of $6.72 per share were issued in August 1998.

  (7) An aggregate of 156,177 shares of the Company's common stock were issued in a private placement in June 1998. The consideration received for such shares was $1,050,000.

  (8) Warrants for the purchase of an aggregate of 47,142 shares of common stock with an exercise price of $6.72 per share were issued in June 1998 in connection with a bridge loan facility.

  (9) In connection with the acquisition of Higginbotham, in June 1998 the Company issued a subordinated promissary note to Robert V. Higginbotham in the aggregate principal amount of $500,000.00.

  (10) In May 1998, Frank DiGirolamo, then an executive officer of the Company, exercised a stock option to purchase 8,093 shares of the Company's common stock at an exercise price of $.74 per share.

  (11) In October 1995, Douglas Adams, a former executive officer of the Company, exercised options to purchase 142,439 shares of the Company's common stock at an exercise price of $.0002 per share.

No underwriters were used in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to (i) Rule 701 promulgated thereunder, on the basis that the stock options were offered and sold pursuant to written contracts relating to consideration, as provided by Rule 701, or (ii) Section 4(2) thereof, on the basis that the transactions did not involve a public offering.

Item 16. Exhibits

    1.1  Form of Underwriting Agreement.*
    1.2  Form of Warrant Agreement.*
    3.1  Amended and Restated Certificate of Incorporation.**
    3.2  Amended and Restated Bylaws.**
    4.1  Form of Specimen Common Stock Certificate.*
    4.2  Certificate of Designation of Series A Convertible Redeemable
         Preferred Stock.
    4.3  Amended Certificate of Designation of Series A Convertible Redeemable
         Preferred Stock.
    4.4  Certificate of Amendment of Amended Certificate of Designation of
         Intellisys Group, Inc.
    5.1  Opinion of Latham & Watkins.*
   10.1  1998 Equity Participation Plan, as amended.*
   10.2  Investor Agreement among the Company, E*Capital Corporation, Feighner
         Family Trust, Den-Mat Corp., Edward Wedbush and Donald Esters, dated
         June 24, 1998.**
   10.3  Registration Rights Agreement among the Company, E*Capital
         Corporation, Feighner Family Trust, Den-Mat Corp. and Edward Wedbush, dated June 24, 1998.**
   10.4  Original Stockholders Agreement among the Company, National Financial
         Associates, Continental Far East, Thomas L. Ringer and Juanita B.
         Ringer, as co-trustees, Advanced Communications Equipment Co. Ltd.,
         John Bohle, Donald Esters, and Walter Goodman, dated March 4, 1994.**
   10.5  Stockholders Agreement between the Company and Douglas Adams, dated
         October 17, 1995.**
   10.6  Stockholders Agreement between the Company and the Esters Family
         Partnership, dated February 5, 1998.**
   10.7 Stockholders Agreement between the Company and Frank S. DiGirolamo, dated May 1, 1998.**
   10.8  Option Agreement between the Company and Michael Dennis, dated March
         4, 1994.**
   10.9  Option Agreement between the Company and Mark Madison, dated March 4,
         1994.**
   10.10 Option Agreement between the Company and Douglas Adams, dated March 4,
         1994.**
   10.11 Non-Qualified Stock Option Agreement between the Company and Michael
         Dennis, dated January 1, 1996.**
   10.12 Non-Qualified Stock Option Agreement between the Company and Frank
         DiGirolamo, dated January 1, 1996.**
   10.13 Non-Qualified Stock Option Agreement between the Company and Craig
         Park, dated September 20, 1996.**
   10.14 Non-Qualified Stock Option Agreement between the Company and Michael
         Dennis, dated May 19, 1997.**
   10.15 Non-Qualified Stock Option Agreement between the Company and Michael
         Dennis, dated February 1, 1998.**
   10.16 Non-Qualified Stock Option Agreement between the Company and Dennis
         Kushner, dated February 1, 1998.**

   10.17 Non-Qualified Stock Option Agreement between the Company and Mark
         Madison, dated February 1, 1998.**
   10.18 Asset Purchase Agreement between the Company and Digital Networks
         Corporation, dated June 12, 1998.**
   10.19 Stock Purchase Agreement among the Company, Alford Media Sales, Inc.
         and the shareholders thereof, dated June 24, 1998.**
   10.20 Stock Purchase Agreement among the Company, B. Higginbotham
         Enterprises, Inc. and the shareholders thereof, dated June 10, 1998.**
   10.21 Letter of Intent between the Company and Aurora Visual Systems, dated
         August 17, 1998.**
   10.22 Letter of Intent between the Company and Proline Industries, Inc., dated October 5, 1998.**
   10.23 Stock Purchase Agreement by and among the Company, E*Capital
         Corporation, Feighner Family Trust, Den-Mat Corp. and Edward Wedbush, dated June 24, 1998.**
   10.24 Warrant to Purchase Stock issued by the Company for the benefit of Sand Hill Capital LLC.**
   10.25 Agreement with Seller Stockholders among the Company, Michael
         Stammire, Richard Bart Moran and Chris H. Ursetta, dated June 12,
         1998.**
   10.26 Lease Agreement between the Company and Jack Dymond Lathing Company, dated February 7, 1992.**
   10.27 Amendment to Lease Agreement between the Company and Jack Dymond
         Lathing Company, dated October 5, 1995.**
   10.28 Lease Agreement between the Company and Robert Geisler, dated April
         13, 1998.**
   10.29 Lease Agreement between the Company and Pyramid Investment
         Corporation, dated September 22, 1995.**
   10.30 Lease Agreement between the Company and Olen Properties Corp., dated
         August 14, 1996.**
   10.31 Lease Agreement between the Company and Fortune Fifty Associates, dated February 23, 1998.**
   10.32 First Amendment to Lease Agreement between the Company and Fortune
         Fifty Associates, dated April 3, 1998.**
   10.33 Lease Agreement among the Company, Wells Fargo Bank, N.A., as corporate co-trustee for the Automotive Industries Pension Trust Fund, and other corporate co-trustees, dated May 14, 1998.**
   10.34 Lease Agreement between the Company and John and Vesna Meehan, dated
         August 10, 1995.**
   10.35 Lease Agreement between the Company and Norris Investments Limited, dated August 12, 1996.**
   10.36 Lease Agreement between the Company and Inverness Associates--373, dated
         July 29, 1997.**
   10.37 Lease Agreement between the Company and Robert Higginbotham, dated
         June 15, 1998.**
   10.38 Lease Agreement between the Company and Richard Ranger, dated June 1,
         1998.**
   10.39 Lease Agreement between the Company and Robert Higginbotham, dated
         June 15, 1998.**
   10.40 Lease Agreement between the Company and IVEST, Inc., dated February 9,
         1998.**
   10.41 First Amendment to Lease Agreement between the Company and IVEST,
         Inc., dated July 13, 1998.**
   10.42 Lease Agreement between the Company and The Raymond Malooly Trust, dated December 31, 1997.**
   10.43 Lease Agreement between the Company and Your Office USA, Inc., dated
         June 1, 1998.**

   10.44 Loan and Security Agreement among the Company, Educational Industrial
         Sales, Incorporated, Alford Media Sales, Inc., B. Higginbotham
         Enterprises, Inc. and Sanwa Business Credit Corporation, dated
         September 3, 1998.**
   10.45 Loan Agreement by and among Sand Hill Capital LLC and the Company, dated June 29, 1998.**
   10.46 Subordinated Convertible Promissory Notes made by the Company in favor of Digital Networks Corporation, dated August 24, 1998.**
   10.47 Subordinated Promissory Buyer Notes made by the Company in favor of Digital Networks Corporation, dated August 24, 1998.**
   10.48 Demand Note made by The Dupuis Group, L.L.C. for the benefit of the Company, dated April 2, 1996.**
   10.49 Subordinated Promissory Note made by the Company for the benefit of Robert V. Higginbotham, dated June 29, 1998.**
   10.50 Promissory Note made by Durand Communications, Inc. for the benefit of the Company dated November 19, 1997.**
   10.51 Software Consulting Agreement between Frank Rimmerman Consulting LLC and the Company, dated June 1, 1998.**
   10.52 Form of Indemnification Agreement.*
   10.53 Stock Purchase Agreement among the Company, Pro Line Video, Inc.,
         James E. McConnell III, Hugh W. Holcombe and Marvin L. Hecker, dated
         March 17, 1999.
   10.54 Stock Purchase Agreement among the Company, Proline Industries, Inc.,
         Paul Peck and Cecil Gray, dated as of December 8, 1998.
   10.55 Side Agreement among the Company, Proline Industries, Inc., Proline
         Audio Visual Rentals, Inc., Paul Peck, Cecil Gray and Proline Audio
         Visual Rentals, Inc., dated as of December 8, 1998.
   10.56 Asset Purchase Agreement among the Company, Aurora Visual Systems,
         Jeff J. Elston and Rolf A. Hogger, dated as of November 4, 1998.
   10.57 Stockholders Agreement among the Company, Jeff Elston and Rolf Hogger, dated as of November 4, 1998.
   10.58 Amendment to Agreements among the Company, Donald Esters, Aurora
         Visual Systems, Jeff J. Elson and Rolf A. Hogger, dated as of November
         23, 1998.
   10.59 Warrant to Purchase Stock issued by the Company for the benefit of Den-Mat Corporation.
   10.60 Warrant to Purchase Stock issued by the Company for the benefit of E*
         Capital Corporation.
   10.61 Warrant to Purchase Stock issued by the Company for the benefit of the Edward W. Wedbush Trust.
   10.62 Warrant to Purchase Stock issued by the Company for the benefit of the Feighner Family Trust.
   10.63 First Amendment to Loan and Security Agreement among the Company,
         Educational Industrial Sales Incorporated, Alford Media Sales, Inc.,
         B. Higginbotham Enterprises, Inc. and Sanwa Business Credit
         Corporation, dated as of October 14, 1998.
   10.64 Second Amendment to Loan and Security Agreement among the Company,
         Educational Industrial Sales Incorporated, Alford Media Sales, Inc.,
         B. Higginbotham Enterprises, Inc., and Sanwa Business Credit
         Corporation, dated as of December 7, 1998.
   10.65 Third Amendment to Loan and Security Agreement among the Company,
         Educational Industrial Sales Incorporated, Alford Media Sales, Inc.,
         B. Higginbotham Enterprises, Inc., Proline Industries, Inc. and Sanwa
         Business Credit Corporation, dated as of December 10, 1998.

   10.66 Fourth Amendment to Loan and Security Agreement among the Company, B.
         Higginbotham Enterprises, Inc., Proline Industries, Inc. and Fleet
         Business Credit Corporation, dated as of March 29, 1999.
   10.67 Fifth Amendment to Loan and Security Agreement among the Company, B.
         Higginbotham Enterprises, Inc., Proline Industries, Inc. amd Fleet
         Business Credit Corporation, dated as of March 31, 1999.
   10.68 Amended and Restated Series A Convertible Redeemable Preferred Stock
         Purchase Agreement among the Company, Weston Presidio Capital III,
         L.P. and WPC Entrepreneur Fund, L.P., dated as of November 20, 1998.
   10.69 Investor Rights Agreement among the Company, Donald J. Esters, the
         Esters Family Partnership, John Bohle, Frank Perna, E*Capital
         Corporation, John P. Feighner and Anne C. Feighner as trustees of the
         Feighner Family Trust, Den-Mat Corporation, Edward W. Wedbush,
         National Financial Associates, Michael Dennis, Continental Far East,
         Advanced Communications Equipment, Weston Presidio Capital III, L.P.
         and WPC Entrepreneur Fund, L.P., dated as of November 20, 1998.
   10.70 Letter Agreement between the Company and Weston Presidio Capital III,
         L.P., dated as of November 20, 1998.
   10.71 Amendment No. 1 to Amended and Restated Series A Convertible
         Redeemable Preferred Stock Purchase Agreement among the Company,
         Weston Presidio Capital III, L.P. and WPC Entrepreneur Fund, L.P., dated as of February 23, 1999.
   10.72 Amendment No. 1 to Investor Rights Agreement among the Company, Donald
         J. Esters, the Esters Family Partnership, John Bohle, Frank Perna,
         E*Capital Corporation, John P. Feighner and Anne C. Feighner as trustees of the Feighner Family Trust, Den-Mat Corporation, Edward W.
         Wedbush, National Financial Associates, Michael Dennis, Continental
         Far East, Advanced Communications Equipment, Weston Presidio Capital
         III, L.P. and WPC Entrepreneur Fund, L.P., dated as of December 8,
         1998.
   10.73 Amendment No. 2 to Investor Rights Agreement among the Company, Donald
         J. Esters, the Esters Family Partnership, John Bohle, Frank Perna,
         E*Capital Corporation, John P. Feighner and Anne C. Feighner as trustees of the Feighner Family Trust, Den-Mat Corporation, Edward W.
         Wedbush, National Financial Associates, Michael Dennis, Continental
         Far East, Advanced Communications Equipment, Weston Presidio Capital
         III, L.P. and WPC Entrepreneur Fund, L.P., dated as of March 31, 1999.
   10.74 Lease Agreement between the Company and Pyramid Investment
         Corporation, dated as of October 15, 1998.
   10.75 Continuing Guaranty dated March 31, 1999 made by Weston Presidio
         Capital III L.P. and WPC Entrepreneur Fund, L.P. and granted to the
         Company.
   10.76 Agreement dated March 31, 1999 by and among the Company, Weston
         Presidio Capital III, LP and WPC Entrepreneur Fund, L.P.
   10.77 Subordinated Promissory Note made by the Company in favor of P.
         Michael Gummeson and Lee Anne Gummeson, dated March 19, 1999.
   10.78 Acknowledgment of Obligation and Waiver Agreement between the Company and Donald J. Esters, dated February 24, 1999.
   10.79 Subordinated Demand Promissory Note made by the Company in favor of Donald J. Esters, dated February 10, 1999.
   10.80 Executive Employment Agreement between the Company and Michael
         Gummeson, dated January 4, 1999.

   21    List of Subsidiaries.**
   23.1  Consent of KPMG LLP.
   23.2  Consent of Peterson Sullivan P.L.L.C.
   23.3  Consent of Latham & Watkins (included in Exhibit 5.1).*
   24.1  Powers of Attorney (contained on the signature page of this Registration Statement).*
   27.1  Financial Data Schedule.**

--------
 * To be filed by amendment.

** Previously filed.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) It will provide to the Representatives, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Representatives to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on May 14, 1999.

                                          Intellisys Group, inc.

                                              /s/ Donald J. Esters
                                          By: _________________________________
                                            Donald J. Esters

                                            Chairman

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Donald J. Esters and Michael Gummeson, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated:

              Signature                           Title                    Date
              ---------                           -----                    ----

         /s/ Donald J. Esters          Chairman and Chief              May 14, 1999
______________________________________  Financial Officer
           Donald J. Esters             (Principal Accounting
                                        Officer)

         /s/ Michael Gummeson          President and Chief             May 14, 1999
______________________________________  Operating Officer
           Michael Gummeson             (Principal Executive
                                        Officer)

              Signature                           Title                    Date
              ---------                           -----                    ----

                  *                    Director                        May 14, 1999
______________________________________
             Frank Perna

                  *                    Director                        May 14, 1999
______________________________________
              John Bohle

         /s/ Philip Halperin           Director                        May 14, 1999
______________________________________
           Philip Halperin

          /s/ Thomas Ringer            Director                        May 14, 1999
______________________________________
            Thomas Ringer

   /s/ Donald J. Esters

*By: _______________________

      Donald J. Esters

      Attorney-in-fact